Exhibit 10.1

CREDIT AND GUARANTY AGREEMENT

Dated as of June 11, 2018

among

NRC US HOLDING COMPANY, LLC and SPRINT ENERGY SERVICES, LLC

each as a Borrower

NRC GROUP HOLDINGS, LLC,

as Parent

JFL-NRC HOLDINGS, LLC and SES HOLDCO, LLC,

as Guarantors

CERTAIN OTHER SUBSIDIARIES OF PARENT PARTY HERETO,
as Guarantors,

THE LENDERS PARTY HERETO

and

BNP PARIBAS,
as Administrative Agent and Collateral Agent

BNP PARIBAS SECURITIES CORP.,
as Sole Lead Arranger and Sole Bookrunner

Winston & Strawn LLP
200 Park Avenue
New York, New York 10166

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Table of Contents (continued)

Table of Contents (continued)

Table of Contents (continued)

APPENDICES:	A-1	Initial Term Loan Commitments
	A-2	Revolving Credit Commitments
	B	Notice Addresses
	C	Dutch Auction Procedures

SCHEDULES:	1.1(a)	Existing Indebtedness
	1.1(b)	Existing Letters of Credit
	4.1	Jurisdictions of Organization and Qualification
	4.2	Equity Interests and Ownership
	4.13	Real Estate Assets
	4.27	Vessels
	4.28	Vessel Insurance
	5.12	Closing Date Mortgaged Properties
	5.19	Post-Closing Obligations
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.6	Certain Investments

EXHIBITS:	A-1	Form of Funding Notice
	A-2	Form of Conversion/Continuation Notice
	A-3	Form of Issuance Notice
	B-1	Form of Term Loan Note
	B-2	Form of Revolving Loan Note
	B-3	Form of Swing Line Note
	B-4	Form of Incremental Term Loan Note
	C-1	Form of Compliance Certificate
	C-2	Form of Pro Forma Compliance Certificate
	D-1	Form of US Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For US Federal Income Tax Purposes)
	D-2	Form of US Tax Compliance Certificate (For Non-US Participants That Are Not Partnerships For US Federal Income Tax Purposes)
	D-3	Form of US Tax Compliance Certificate (For Non-US Participants That Are Partnerships For US Federal Income Tax Purposes)
	D-4	Form of US Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For US Federal Income Tax Purposes)
	E	Form of Assignment and Assumption
	F	Form of Closing Date Certificate
	G	Form of Counterpart Agreement
	H	Form of Pledge and Security Agreement
	I	Form of Mortgage
	J	Form of Landlord Waiver and Consent Agreement
	K	Form of Joinder Agreement
	L	Form of Solvency Certificate

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CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of June 11, 2018 (this “Agreement”), is entered into by and among NRC US HOLDING COMPANY, LLC, a Delaware limited liability company (the “NRC Borrower”), SPRINT ENERGY SERVICES, LLC, a Delaware limited liability company (the “Sprint Borrower”, and collectively with the NRC Borrower, the “Borrowers” and each a “Borrower”), JFL-NRC HOLDINGS, LLC, a Delaware limited liability company (“NRC Holdings”), SES HOLDCO, LLC, a Delaware limited liability company (“Sprint Holdings”, and collectively with NRC Holdings, the “Holding Companies” and each a “Holding Company”), NRC GROUP HOLDINGS, LLC, a Delaware limited liability company (“Parent”), CERTAIN OTHER SUBSIDIARIES OF PARENT PARTY HERETO, as Guarantors, THE LENDERS PARTY HERETO, and BNP PARIBAS (“BNP Paribas”), as administrative agent (together with its permitted successors in such capacity, the “Administrative Agent”), and as collateral agent (together with its permitted successors in such capacity, the “Collateral Agent”).

RECITALS:

WHEREAS, capitalized terms used in these recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, the Lenders have agreed to extend certain credit facilities to the Borrowers in an aggregate amount of $348,000,000, consisting of $308,000,000 aggregate principal amount of Initial Term Loans and $40,000,000 aggregate principal amount of Revolving Credit Commitments, the proceeds of which will be used to repay the Existing Indebtedness, fund the 2018 Dividend and other Related Transactions, and for general corporate purposes, including Permitted Acquisitions;

WHEREAS, the Guarantors party hereto have agreed to guarantee the obligations of the Borrowers hereunder; and

WHEREAS, the Borrowers and the Guarantors party hereto have agreed to secure their respective Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a First Priority Lien on substantially all of their respective assets, subject to the terms and conditions set forth herein and in the Collateral Documents.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1 DEFINITIONS AND INTERPRETATION

1.1 Definitions. The following terms used herein, including in the preamble, recitals, appendices, schedules and exhibits hereto, shall have the following meanings:

“2018 Dividend” means a one-time dividend distribution to Parent and then from Parent to the Sponsor in an aggregate (without duplication) maximum amount of $85,000,000, a portion of which amount includes a return of equity contributed to the Credit Parties in connection with the Progressive Acquisition.

“Adjusted Eurodollar Rate” means with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum equal to the greater of (x) 1.00% per annum, and (y) the Eurodollar Rate.

“Administrative Agent” as defined in the preamble hereto.

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“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by or otherwise reasonably acceptable to the Administrative Agent.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Parent or any of its Restricted Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of Parent or any of its Restricted Subsidiaries, threatened in writing against Parent or any of its Restricted Subsidiaries or any property of Parent or any of its Restricted Subsidiaries.

“Affected Lender” as defined in Section 2.18(b).

“Affected Loans” as defined in Section 2.18(b).

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, no Agent, Lead Arranger nor any Lender shall be deemed an “Affiliate” of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Credit Documents.

“Affiliated Lender” means an Affiliate of Parent or the Sponsor that becomes a “Lender” hereunder in accordance with the terms hereof; provided, neither Parent nor any of its Subsidiaries, including the Borrowers, shall be an Affiliated Lender.

“Agent” means each of the Administrative Agent and the Collateral Agent.

“Agent Parties” as defined in Section 10.1(d)(ii).

“Aggregate Payments” as defined in Section 7.2.

“Agreement” as defined in the preamble hereto.

“All-In-Yield” means, with respect to any Loan on any date of determination, the yield to maturity, in each case, based on the interest rate applicable to such Loan on such date (including any floor but only to the extent any increase in the interest rate floor applicable to such Loan on such date would cause an increase in the interest rate then in effect thereunder, and in such case, the interest rate floor (but not the interest rate margin) applicable to such Loan on such date shall be increased to the extent of such differential between interest rate floors) and giving effect to all upfront or similar fees (including original issue discount where the amount of such discount is equated to interest based on an assumed four-year life to maturity or, if the actual maturity date falls earlier than four years, the lesser number of years) payable generally with respect to such Loan (but excluding such upfront or similar fees to the extent they constitute commitment, arrangement, structuring, underwriting, amendment or similar fees that are not distributed to Lenders generally), and without taking into account any fluctuations in the Eurodollar Rate.

“Alternate Currency” means Euros, Pounds, Canadian Dollars, Japanese Yen or any other currency other than Dollars as may be acceptable to the Administrative Agent and an Issuing Bank with respect thereto in the respective sole discretion of each such Person.

“Alternate Currency Letter of Credit” means any Letter of Credit denominated in an Alternate Currency.

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“AML Laws” means all Laws of any jurisdiction applicable to any Lender, Parent or any of its Subsidiaries from time to time primarily regarding anti-money laundering.

“Anti-Corruption Laws” means all Laws of any jurisdiction applicable to Parent or any of its Subsidiaries from time to time primarily regarding bribery or corruption.

“Anti-Terrorism Laws” means the Laws applicable to any Lender or Parent or any of its Subsidiaries primarily regarding terrorism or money laundering, including Executive Order No. 13224, the PATRIOT Act, the Bank Secrecy Act, the Money Laundering Control Act of 1986 (i.e., 18 USC. §§ 1956 and 1957), the Laws administered by OFAC, and all Laws comprising or implementing these Laws.

“Applicable Commitment Fee Percentage” means 0.50%, per annum.

“Applicable Margin” means (i) for Revolving Loans that are Base Rate Loans, 4.25%, per annum, (ii) for Revolving Loans that are Eurodollar Loans, 5.25%, per annum, (iii) for Swing Line Loans, 4.25%, per annum, (iv) for Initial Term Loans that are Base Rate Loans, 4.25%, per annum, (v) for Initial Term Loans that are Eurodollar Loans, 5.25%, per annum, and (vi) for Extended Revolving Loans, Permitted Refinancing Revolving Loans, Incremental Revolving Loans, Incremental Term Loans, Extended Term Loans or Permitted Refinancing Term Loans, in each case, as set forth in the applicable Extension Amendment, Joinder Agreement or Permitted Refinancing Amendment.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Swap” means any transaction or series of related transactions pursuant to which Parent or any one or more Restricted Subsidiaries thereof exchanges, with a Person other than Parent or another such Restricted Subsidiary, one or more Related Business Assets owned by them for one or more Related Business Assets owned by third parties; provided that in any Asset Swap no more than 25% of the assets so disposed of by Parent or any such Restricted Subsidiary and no more than 25% of the assets received by Parent or any such Restricted Subsidiary shall consist of current assets.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6(b)(iii)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Assignment of Insurances” means an assignment of insurances with respect to the Mortgaged Vessels, which shall be in a form reasonably satisfactory to the Collateral Agent, granted by one or more of the Credit Parties in favor of the Collateral Agent.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), chief financial officer or treasurer, secretary or assistant secretary; provided, at the Administrative Agent’s election, no individual shall be deemed to be an “Authorized Officer” of any Person unless and until the Administrative Agent shall have received an incumbency certificate as to the office of such individual with respect to such Person.

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“Available Amount” means as of any date of determination, an amount (which shall not be less than zero), determined on a cumulative basis, equal to $25,000,000, plus, without duplication:

(A) the cumulative amount of Consolidated Excess Cash Flow for all Fiscal Years (commencing with the Fiscal Year ending on December 31, 2019) ending prior to such date that is not required to be applied to the prepayment of the Loans pursuant to Section 2.14(c) (minus any amount excluded from Consolidated Excess Cash Flow for any Fiscal Year pursuant to Section 2.14(h)) (or $0 if such amount would be a negative amount); plus

(B) the sum of:

(i) the cumulative amount of (a) all net proceeds of the issuance of Equity Interests (other than Disqualified Equity Interests) of Parent received in cash or Cash Equivalents and (b) all cash and Cash Equivalents that have been received by a Borrower as a capital contribution, in each case, after the Closing Date and on or prior to the date of such determination and Not Otherwise Applied and excluding any amount designated as a Cure Amount, plus

(ii) the cumulative amount of (a) all Returns actually received in cash or Cash Equivalents by Parent or any of its Restricted Subsidiaries and (b) all Net Cash Proceeds received by Parent or any of its Restricted Subsidiaries from the Disposition of any Investment to the extent not required to be used to prepay the Obligations after the Closing Date and on or prior to the date of such determination in respect of all Investments permitted hereunder, in each case, to the extent such Investment was originally funded with and in reliance on the Available Amount, up to the amount of such original Investment, plus

(iii) (x) the cumulative amount of all Investments in Unrestricted Subsidiaries that have been re-designated as Restricted Subsidiaries or that have been merged or consolidated with or into Parent or any of its Restricted Subsidiaries, in each case, to the extent such Investment was originally funded with and in reliance on the Available Amount, up to the lesser of (a) the Fair Market Value of such Investments at the time of such re-designation or merger or consolidation and (b) the Fair Market Value as of the original date of such Investments and (y) the Fair Market Value of the assets of any Unrestricted Subsidiaries that have been transferred to Parent or any of its Restricted Subsidiaries on or prior to the date of such determination, plus

(iv) the cumulative amount of all Declined Proceeds retained by the Borrowers on or prior to the date of such determination; minus

(C) the sum of:

(i) the cumulative amount of all repayments, redemptions, purchases, defeasances and other payments in respect of any Junior Financing made after the Closing Date and on or prior to the date of such determination to the extent funded in reliance on Section 6.3(b)(i), plus

(ii) the cumulative amount of all Restricted Payments made after the Closing Date and on or prior to the date of such determination to the extent funded in reliance on Section 6.4(d)(ii); plus

(iii) the cumulative amount of all Investments made after the Closing Date and on or prior to the date of such determination to the extent funded in reliance on Section 6.6(t).

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“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the sum of (a) the Federal Funds Effective Rate in effect on such day, plus (b) ½ of 1.00%, and (iii) the sum of (a) the Adjusted Eurodollar Rate for an Interest Period of one month at approximately 11:00 a.m. London time on such day (or if such day is not a Business Day, the immediately preceding Business Day), plus (b) 1.00%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate, as the case may be, shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate, as applicable.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Beneficiary” means each Agent, each Issuing Bank, each Lender, each Eligible Counterparty and each Cash Management Bank.

“BNP Paribas” as defined in the preamble hereto.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers or managing members of such Person, (iii) in the case of any partnership, the general partners of such partnership (or the board of directors of the general partner of such Person, if any) and (iv) in any other case, the functional equivalent of the foregoing.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System.

“Borrower” and “Borrowers” as defined in the preamble hereto.

“Bona Fide Debt Fund” means any Person that is generally engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person Controlling. Controlled by or under common Control with (a) any competitor of Parent and/or any of its Subsidiaries or (b) any Affiliate of such competitor, but with respect to which no personnel involved with any investment in such competitor or Affiliate (i) makes, has the right to make or participates with others in making any investment decisions with respect to such Person or (ii) has access to any information (other than information that is publicly available) relating to Parent or its Subsidiaries or any entity that forms a part of the business of Parent or any of its Subsidiaries.

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“Borrower Representative” as defined in Section 2.28.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by Law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Business Disposition” means the disposition of the outstanding Equity Interests of a Restricted Subsidiary or of the assets comprising a division or business unit or a substantial part of all of the business of Parent and its Restricted Subsidiaries, taken as a whole.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or is required to be accounted for as a capital lease on the balance sheet of that Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, an Issuing Bank or the Swing Line Lender (as applicable) and the Lenders, as collateral for the Letter of Credit Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if an Issuing Bank or Swing Line Lender benefitting from such collateral shall agree in its reasonable discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (i) the Administrative Agent and (ii) an Issuing Bank or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support. “Cash Collateralization” shall have a meaning correlative to the foregoing.

“Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within twenty-four months after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A 1 from S&P or at least P 1 from Moody’s and Indebtedness or preferred stock issued by Persons with a rating of A 1 from S&P or at least P 1 from Moody’s; (iii) commercial paper maturing no more than twenty-four months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A 1 from S&P or at least P 1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the Laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; and (v) shares of any money market mutual fund or other investment fund that (a) has at least 90% of its assets invested in the types of investments referred to in clauses (i) through (iv) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s. In the case of Investments by any Foreign Subsidiary or Investments made in a country outside the United States, Cash Equivalents shall also include (i) Investments of the type and maturity described in clauses (i) through (v) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments.

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“Cash Management Agreement” means any agreement entered into between a Credit Party and a Cash Management Bank, provided, such agreement has been expressly designated by the Borrower Representative and such Cash Management Bank as a “Cash Management Agreement” hereunder in writing to the Administrative Agent.

“Cash Management Bank” means the Administrative Agent, any Affiliate of the Administrative Agent, any Lender and any Affiliate of any Lender, in each case, at the time it provides any Cash Management Product.

“Cash Management Obligations” means the obligations of a Credit Party pursuant to any Cash Management Agreement, provided such obligations have been expressly designated by the Borrower Representative in writing to the Administrative Agent as “Cash Management Obligations” hereunder.

“Cash Management Product” means any of the following services provided to a Credit Party by a Cash Management Bank: (i) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (ii) stored value cards and (iii) treasury management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Casualty/Condemnation Event” means any event that that constitutes (i) a covered loss under an insurance policy that covers or purports to cover the asset subject thereto or (ii) a taking of any assets of Parent or any of its Restricted Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or the like, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means any of the following:

(i) at any time prior to consummation of a Qualified IPO, the Sponsor and its Controlled Investment Affiliates (collectively) shall cease to beneficially own and control, directly or indirectly, on a fully diluted basis (a) more than 50% on a fully diluted basis of the economic and voting interests in the Equity Interests of Parent; or (b) a sufficient number of the issued and outstanding voting interests in the Equity Interests of Parent to have and exercise voting power for the election of members holding a majority of the voting power of the Board of Directors of Parent; or

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(ii) at any time upon or after consummation of a Qualified IPO, any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, or any successor provision) other than the Sponsor and its Controlled Investment Affiliates (a) shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting and/or economic interest in the Equity Interests of the Relevant Public Company or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors of the Relevant Public Company; or

(iii) Parent shall cease to own and control 100% on a fully diluted basis of the economic and voting interest in the Equity Interests of any of the Holding Companies, other than pursuant to, or as results from, a transaction not prohibited by Section 6.8; or

(iv) any Holding Company shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Equity Interests of any of the Borrowers, other than pursuant to, or as results from, a transaction not prohibited by Section 6.8; or

(v) a “change of control” or similar event shall occur under any Junior Financing that constitutes Material Indebtedness.

For purposes of this definition, a Person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the acquisition contemplated by such agreement.

“Class” means (i) with respect to the Lenders, each of the following classes of Lenders: (a) with respect to each Term Loan Facility, the Lenders having Term Loan Exposure under such Term Loan Facility, and (b) the Revolving Lenders (including the Swing Line Lender), and (ii) with respect to Loans, each of the following classes of Loans: (a) with respect to each Term Loan Facility, the Term Loans outstanding under such Term Loan Facility, and (b) Revolving Loans (including Swing Line Loans).

“Closing Date” means, subject to Section 3.1, the date hereof.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F or otherwise in form reasonably acceptable to the Administrative Agent.

“Closing Date Consolidated First Lien Net Leverage Ratio” means 3.90 to 1.00.

“Closing Date Consolidated Total Net Leverage Ratio” means 3.90 to 1.00.

“Closing Date Contribution” means the combination under Parent of NRC Holdings and its Subsidiaries and Sprint Holdings and its Subsidiaries.

“Closing Date Contribution Agreement” means the Joint Contribution and Subscription Agreement, dated as of June 10, 2018, by and among JFL-NRC Partners, LLC, JFL-SES Partners, LLC and JFL-NRC-SES Partners, LLC.

“Closing Date Contribution Documents” means, collectively, (a) the Closing Date Contribution Agreement and (b) the limited liability company agreement of Parent.

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“Closing Date Mortgaged Property” as defined in Section 5.12(a).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests and the Mortgaged Vessels) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations, but excluding any Excluded Assets.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages, if any, the Vessel Mortgages, the Landlord Waiver and Consent Agreements, if any, the Intellectual Property Security Agreements, if any, the Assignments of Insurances and all other instruments, documents and agreements delivered by or on behalf or at the request of any Credit Party pursuant to this Agreement or any of the other Credit Documents to grant to, or perfect in favor of, the Collateral Agent, for the benefit of the Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Commitment” means a Revolving Credit Commitment, Initial Term Loan Commitment, Incremental Revolving Credit Commitment, Incremental Term Loan Commitment, Extended Term Loan Commitment, Extended Revolving Credit Commitment, or a Permitted Refinancing Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et. seq.) and any rule, regulation or order promulgated thereunder, as amended from time to time and any successor statute.

“Communications” as defined in Section 10.1(d)(ii).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C-1 or otherwise in form reasonably acceptable to the Administrative Agent.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for Parent and its Restricted Subsidiaries (or, when reference is made to another Person, for such other Person and its Subsidiaries) on a consolidated basis equal to:

(A) Consolidated Net Income for such period; plus

(B) to the extent deducted in determining Consolidated Net Income for such period (or, with respect to clauses (B)(x) and (B)(xi), to the extent reducing costs and expenses that are deducted), the sum (without duplication) of:

(i) total interest expense (including amortization, write-down or write off of deferred financing cost and original issue discount), all commissions, discounts and other fees and charges owed with respect to letters of credit, and net costs under Swap Contracts; plus

(ii) total tax expense for taxes based on income, profits or capital gains; plus

(iii) total depreciation expense; plus

(iv) total amortization expense; plus

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(v) other non-cash charges, write-downs, expenses, losses or other items reducing Consolidated Net Income for such period (including (x) non-cash charges related to any underfunded Pension Plans and (y) any impairment charges and the impact of purchase accounting, but excluding (other than as result from the application or impact of purchase accounting) any such non-cash charge, write down or item to the extent that it represents an accrual or reserve for potential cash charges in any future period or amortization of a prepaid cash charge or a write-down of accounts or inventory that was, in either case, paid in a prior period); plus

(vi) Transaction Costs; plus

(vii) amounts (x) paid or accrued to the Sponsor and its Affiliates under the Management Agreement to the extent permitted pursuant to Section 6.11(e) or (y) paid in respect of matters discussed in, or permitted by, Section 6.11(b) (other than to employees); plus

(viii) any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Parent or a Borrower or net cash proceeds of an issuance of Equity Interests of Parent or a Borrower (other than Disqualified Equity Interests); plus

(ix) accruals, fees, payments and expenses (including legal, tax, structuring and other costs and expenses) incurred by Parent or any of its Restricted Subsidiaries in connection with the Progressive Acquisition and any actual or contemplated but not consummated SPAC Transaction, Permitted Acquisition or other Investment, Disposition, Swap Contract or debt or equity issuance or any refinancing transactions or amendment or other modification of any debt agreement that are payable to unaffiliated third parties, in each case, incurred for such period to the extent attributable to any such transaction (regardless of whether consummated); plus

(x) charges, losses, costs, expenses and reserves (including fees, charges and disbursements of counsel, accountants and other professionals) in respect of severance, restructuring, integration or similar charges incurred during such period in respect of restructurings, plant closings, product portfolio rationalization, headcount reductions or other similar actions, including relocation costs, business process optimizations, integration costs, signing costs, retention or completion bonuses, employee replacement costs, portfolio rationalization and/or normalization related inventory writeoffs and/or writedowns, transition costs (including costs regarding information technology, financial systems and controls, permitting and compliance and replacement of transition services in respect of the Progressive Acquisition or any Permitted Acquisition), costs related to opening, closure and/or consolidation of facilities, severance charges in respect of employee terminations, start-up losses related to new business ventures, costs incurred to achieve savings added back to Consolidated Adjusted EBITDA under clause (xi) below; plus

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(xi) (A) unusual, one-time or non-recurring charges, losses, costs, expenses and reserves and (B) the amount of “run rate” cost savings, operating expense reductions, operational improvements and synergies projected by Parent in good faith to result from actions either taken or initiated prior to or during such period (including prior to the Closing Date) in connection with the Closing Date Contribution, the Progressive Acquisition, any Permitted Acquisition, investment, Disposition, other divestiture, operating improvement, restructuring, cost savings initiative or similar initiative, if Parent in good faith expects to realize such “run rate” cost savings, operating expense reductions, operational improvements or synergies within 24 months of the date of such event or action (collectively, “Pro Forma Cost Savings”), it being understood that such “run rate” cost savings, operating expense reductions, operational improvements and synergies shall be added to Consolidated Adjusted EBITDA until Parent no longer expects in good faith to realize such cost savings, operating expense reductions, operational improvements and synergies and that, if “run rate” cost savings, operating expense reductions, operational improvements and synergies are included in any pro forma calculations based on such actions, then on and after the date that is 24 months after the date of such Permitted Acquisition, investment, Disposition, other divestiture, operating improvement, restructuring, cost savings initiative or similar initiative, such pro forma calculations shall no longer give effect to such cost savings to the extent that realization did not actually occur during such 24 month period; provided, (a) such cost savings and synergies shall be calculated net of the amount of actual benefits realized during such period from such actions, (b) such cost savings and synergies are reasonably identifiable and are disclosed to the Administrative Agent pursuant to a certificate of an Authorized Officer of Parent prior to or at the time of addition thereof to Consolidated Adjusted EBITDA, (c) no cost savings or synergies shall be added to Consolidated Adjusted EBITDA pursuant to this clause (xi) to the extent duplicative of any expenses or charges relating to such cost savings or synergies that are otherwise included in this clause (B) or in the definition of the term “Pro Forma Basis”, and (d) in no event shall the aggregate amount added to Consolidated Adjusted EBITDA under this clause (xi) for any Test Period exceed 20% of Consolidated Adjusted EBITDA of Parent and its Restricted Subsidiaries in such Test Period (calculated prior to giving effect to any adjustment pursuant to this clause (xi)); plus

(xii) to the extent not already included in Consolidated Net Income, proceeds of business interruption insurance received in cash during such period or that Parent in good faith expects to be received within 365 days after the end of such period to the extent not accrued; provided, (a) if such proceeds are not so received within such one year period, they shall be subtracted in the subsequent calculation period and (b) if received in a subsequent period, such proceeds shall not be added back in calculating Consolidated Adjusted EBITDA in such subsequent period; plus

(xiii) charges, losses, expenses or reserves to the extent (in the case of reserves, the matter reserved against) indemnified or insured or reimbursed by an unaffiliated third party to the extent such indemnification, insurance or reimbursement is actually received in cash for such period, or Parent reasonably expects to be so paid or reimbursed within 365 days after the end of such period to the extent not accrued (plus, in the case of any such insured amounts, an amount equal to the amount of any deductible); provided, (a) if such amount is not so reimbursed or received within such one year period, such expenses or losses shall be subtracted in the subsequent calculation period and (b) if reimbursed or received in a subsequent period, such amount shall not be added back in calculating Consolidated Adjusted EBITDA in such subsequent period; minus

(C) to the extent included in determining Consolidated Net Income for such period (without duplication), any non-cash charges previously added-back to determine Consolidated Adjusted EBITDA pursuant to clause (B)(v) above to the extent that, during such period such non-cash charges have become cash charges.

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The parties hereto agree that (a) Consolidated Adjusted EBITDA for the Fiscal Quarter ending on (i) September 30, 2017 shall be deemed to be $21,147,224, (ii) December 31, 2017 shall be deemed to be $23,442,687 and (iii) March 31, 2018, shall be deemed to be $17,539,067, and (b) Consolidated Adjusted EBITDA for the portion of the Fiscal Quarter ending June 30, 2018 prior to and including the Closing Date shall be calculated in good faith by Parent in a manner consistent with the methodology used to calculate the deemed Consolidated Adjusted EBITDA amounts provided in clause (a) of this paragraph.

For purposes of calculating Consolidated Adjusted EBITDA for any period, (A) if at any time during such period Parent or any of its Restricted Subsidiaries shall have made any Business Disposition, Consolidated Adjusted EBITDA for such period shall be reduced by an amount equal to the Consolidated Adjusted EBITDA (if positive) attributable to the Equity Interests or the assets, as applicable, that is the subject of such Business Disposition for such period or increased by an amount equal to the Consolidated Adjusted EBITDA (if negative) attributable thereto for such period as if such Business Disposition occurred on the first day of such period, giving effect only to such pro forma adjustments determined by Parent in good faith as are consistent with SEC Regulation S-X, and (B) if during such period Parent or any of its Restricted Subsidiaries shall have made a Permitted Acquisition or any other permitted Investment or designated an Unrestricted Subsidiary as a Restricted Subsidiary, the Consolidated Adjusted EBITDA for such period shall be increased by an amount equal to the Consolidated Adjusted EBITDA of the Person(s) or business(es) so acquired or such newly designated Restricted Subsidiary for such period (as reasonably determined in good faith by Parent) or otherwise calculated after giving pro forma effect thereto as if such Permitted Acquisition or other permitted Investment or designation of an Unrestricted Subsidiary as a Restricted Subsidiary occurred on the first day of such period, giving effect only to such pro forma adjustments determined by Parent in good faith as are consistent with SEC Regulation S-X and all Pro Forma Cost Savings attributable to such Permitted Acquisition or other permitted Investment or designation of an Unrestricted Subsidiary as a Restricted Subsidiary that have been added back to Consolidated Net Income in accordance with the terms hereof.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as a liability and including any expenditures of Capital Leases) of Parent and its Restricted Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or are required to be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of Parent and its Restricted Subsidiaries; provided, (a) the purchase price of assets that are purchased substantially simultaneously with the trade-in of existing assets or with insurance proceeds shall be included in Consolidated Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such assets for the assets being traded in at such time or the amount of such insurance proceeds, as the case may be and (b) Consolidated Capital Expenditures shall not include any such expenditure (i) to the extent made with Net Cash Proceeds invested pursuant to Section 2.14(a), (ii) for any asset acquired in exchange for an existing asset (but only to the extent of the value of such existing asset), (iii) that constitutes or otherwise is in respect of assets acquired in a Permitted Acquisition, or (iv) financed with cash proceeds from Equity Interests permitted hereunder (other than Permitted Cure Securities).

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to:

(A) the sum (without duplication) of:

(i) Consolidated Net Income for such period, plus

(ii) total non-cash interest expense (including amortization, write-down or write off of deferred financing cost and original issue discount) for such period; plus

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(iii) total expense for taxes of Parent and its Restricted Subsidiaries based on income, profits or capital gains for such period; plus

(iv) the aggregate amount of non-cash charges reducing Consolidated Net Income for such period, including for depreciation and amortization (but excluding any such non-cash charge to the extent that it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period), plus

(v) the decrease, if any, in Consolidated Working Capital for such period; plus

(vi) any net extraordinary, unusual or non-recurring cash gain that has been excluded from the calculation of Consolidated Net Income for such period pursuant to the definition thereof; minus

(B) the sum (without duplication) of:

(i)	total expense for taxes of Parent and its Restricted Subsidiaries based on income, profits or capital gains paid or payable in cash for such period, including franchise and similar taxes, and foreign withholding taxes of such Person; plus

(ii)	without duplication of amounts deducted from Consolidated Excess Cash Flow in prior periods or in such period, to the extent set forth in a certificate of an Authorized Officer of Parent delivered to the Administrative Agent at or before the time the Compliance Certificate for the period ending simultaneously with such period is required to be delivered pursuant to Section 5.1(c), the aggregate amount Parent anticipates will likely be required to be paid in cash in respect of taxes of Parent and its Restricted Subsidiaries, plus the aggregate amount of tax distributions Parent anticipates it will likely make in cash, during the six months immediately following such period (such sum, the “Anticipated Tax Liability”); provided that to the extent the aggregate amount of taxes actually so made and tax distributions actually so paid during such six-month period is less than the Anticipated Tax Liability, the amount of such shortfall shall be added to Consolidated Excess Cash Flow for the period following such period;

(iii)	the aggregate amount of all principal payments, prepayments or repurchases of Indebtedness (but in respect of any revolving credit facility, only to the extent there is an equivalent permanent reduction in commitments thereunder), including principal payments, prepayments or repurchases of obligations under Capital Leases (excluding any interest expense portion thereof), in each case, paid from Internally Generated Cash during such period, other than voluntary payments, prepayments or repurchases of the Loans or any Incremental Equivalent Debt secured on a pari passu basis with the Obligations; plus

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(iv)	the aggregate amount of any premium, make whole or penalty payments actually paid from Internally Generated Cash during such period that are required to be made in connection with any prepayment or satisfaction and discharge of Indebtedness, other than in connection with any voluntary payments, prepayments or repurchases of the Loans or any Incremental Equivalent Debt secured on a pari passu basis with the Obligations, to the extent that the amount so paid has not already been deducted (whether in determining Consolidated Net Income or otherwise) in determining Excess Cash Flow for that, or any prior, period; plus

(v)	the aggregate amount of Consolidated Capital Expenditures (and capital expenditures excluded from the definition thereof) paid from Internally Generated Cash during such period; plus

(vi)	the aggregate amount of Restricted Payments paid in accordance with Section 6.4(c) or 6.4(d)(i) from Internally Generated Cash during such period and not otherwise deducted in the determination of Consolidated Net Income for such period; plus

(vii)	the aggregate amount of Permitted Acquisition Consideration, including any payments with respect to Seller Notes and any Earn-out Indebtedness, and consideration in respect of other Investments permitted pursuant to Sections 6.6(q)(iv), 6.6(r)(v), 6.6(s) or 6.6(u) paid from Internally Generated Cash during such period; plus

(viii)	the increase, if any, in Consolidated Working Capital for such period; plus

(ix)	any net extraordinary, unusual one-time or non-recurring cash loss that has been excluded from the calculation of Consolidated Net Income for such period pursuant to the definition thereof; plus

(x)	the aggregate amount of non-cash gains or credits increasing Consolidated Net Income for such period (but excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash gain in any prior period); plus

(xi)	without duplication of amounts deducted from Consolidated Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by Parent and its Restricted Subsidiaries pursuant to binding contracts with third parties that are not Affiliates (the “Contract Consideration”) entered into prior to or during such period relating to acquisitions and Investments permitted under this Agreement or Capital Expenditures, in each case, to the extent expected to be consummated or made during the period of four consecutive fiscal quarters of Parent following the end of such period; provided, to the extent the aggregate amount of Internally Generated Cash actually utilized to finance such acquisitions, Investments or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow for the next succeeding period.

As used herein, “Internally Generated Cash” means, with respect to any period, any cash or Cash Equivalents of Parent or any of its Restricted Subsidiaries generated during such period, including any Net Cash Proceeds (but solely to the extent such Net Cash Proceeds are included in the calculation of Consolidated Net Income for such period), other than any cash or Cash Equivalents that are the proceeds of (a) any incurrence of Indebtedness (other than Revolving Loans or Swing Line Loans), (b) any issuance of Equity Interests or (c) any contribution of capital.

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“Consolidated First Lien Net Debt” means, as at any date of determination, an amount equal to (i) Consolidated Total Net Debt as of such date, minus (ii) Consolidated Total Debt that is secured on a junior basis to the Obligations as of such date, minus (iii) Consolidated Total Debt that is unsecured as of such date.

“Consolidated First Lien Net Leverage Ratio” means the ratio as of the last day of the date of determination of (x) Consolidated First Lien Net Debt as of such date, to (y) Consolidated Adjusted EBITDA for the then most recently ended Test Period.

“Consolidated Net Income” means, for any period, an amount equal to the net income (or loss) of Parent and its Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided, the following shall (to the extent otherwise included therein and without duplication) be excluded in determining Consolidated Net Income for such period:

(i) the income or loss of any Person in which any other Person (other than Parent or any of its wholly owned Restricted Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Parent or any of its wholly owned Restricted Subsidiaries by such Person during such period;

(ii) the income or loss of any Person accrued prior to the date it becomes a Restricted Subsidiary of Parent or is merged into or consolidated with Parent or any of its Restricted Subsidiaries or that Person’s assets are acquired by Parent or any of its Restricted Subsidiaries;

(iii) the income of any Restricted Subsidiary of Parent (other than a Guarantor Restricted Subsidiary) to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its Organizational Documents or any Contractual Obligations or pursuant to any Law applicable to that Restricted Subsidiary;

(iv) any after tax gain or loss attributable to Dispositions in excess of $50,000 outside of the ordinary course of business for such period;

(v) any after tax gain or loss attributable to returned surplus assets of any Pension Plan for such period;

(vi) the income or loss of any Person for such period attributable to the early extinguishment of any Indebtedness or obligations under any Swap Contracts or other derivative instruments;

(vii) all foreign currency translation gains or losses to the extent such gains or losses are non-cash items;

(viii) the cumulative effect of any change in accounting principles; and

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(ix) without duplication of any amount included in the foregoing clauses, any net extraordinary, unusual or non-recurring gain for such period (provided, however, that for the avoidance of doubt any indemnification payments received by Parent or any of its Restricted Subsidiaries pursuant to any acquisition documentation with respect to the Progressive Acquisition or any Permitted Acquisition shall not be deemed extraordinary, unusual or non-recurring gains to the extent related to actual costs, losses or expenses not excluded from Consolidated Net Income).

“Consolidated Secured Net Debt” means, as at any date of determination, an amount equal to (i) Consolidated Total Net Debt as of such date, minus (ii) the aggregate outstanding principal amount of unsecured Consolidated Total Debt as of such date.

“Consolidated Secured Net Leverage Ratio” means the ratio as at any date of determination (x) Consolidated Secured Net Debt as of such date, to (y) Consolidated Adjusted EBITDA for the then most recently ended Test Period.

“Consolidated Total Assets” means, as of any date of determination, the consolidated total assets of Parent and its Restricted Subsidiaries on the last day of the most recently ended Test Period.

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Parent and its Restricted Subsidiaries of the types described in clauses (i), (ii), (iii) (but only with respect to any notes payable), (iv), (v) and (vi) (but only to the extent that any letter of credit, banker’s acceptance, bank guarantee, surety bond, performance bond or similar instrument has been drawn and not reimbursed) of the definition of the term “Indebtedness”, and with respect to any of the foregoing (without duplication) any guarantee thereof, in each case, determined on a consolidated basis as of such date in accordance with GAAP; provided, in each case, (x) the effects of any discounting of Indebtedness resulting from the application of acquisition accounting in connection with the Related Transactions or any acquisition permitted hereunder shall be excluded and (y) any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the entire principal amount thereof.

“Consolidated Total Net Debt” means, as at any date of determination, (x) Consolidated Total Debt, minus (y) the aggregate amount of Consolidated Unrestricted Cash as of such date (excluding, however, prior to the making of the 2018 Dividend, the Dividend Term Loan Proceeds).

“Consolidated Total Net Leverage Ratio” means the ratio as at any date of determination of (x) Consolidated Total Net Debt as of such day, to (y) Consolidated Adjusted EBITDA for the then most recently ended Test Period.

“Consolidated Unrestricted Cash” means all cash and Cash Equivalents of Parent and its Restricted Subsidiaries that (i) does not appear as “restricted” on the consolidated balance sheet of Parent (unless such appearance is related to the Liens created under the Credit Documents, any documents evidencing or relating to any Incremental Facility or Incremental Equivalent Debt, any documents evidencing or relating to any Extended Revolving Loans or any Extended Term Loans or any documents evidencing or relating to any Permitted Refinancing Loans) and (ii) is not subject to any Lien in favor of any Person other than (a) the Collateral Agent for the benefit of the Secured Parties, (b) Liens in favor of any collateral agent or other secured parties created under any documents evidencing or relating to any Incremental Facility, Incremental Equivalent Debt, Extended Revolving Loans, Extended Term Loans or any Permitted Refinancing Loans or (c) Permitted Encumbrances; it being agreed that cash or Cash Equivalents (a) placed on deposit with a trustee to discharge or defease Indebtedness or (b) to the extent proceeds of Indebtedness incurred to finance an acquisition and held in escrow pending the consummation of such acquisition to consummate such acquisition or prepay such Indebtedness shall be considered unrestricted to the extent the related Indebtedness is included in Consolidated Total Debt.

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“Consolidated Working Capital” means, as at any date of determination, the excess of (i) the total assets of Parent and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents, over (ii) the total liabilities of Parent and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP (which may be a negative number), excluding without duplication, (a) the current portion of any Indebtedness of Parent and its Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans, (b) all Indebtedness consisting of Revolving Loans, Swing Line Loans and Letter of Credit Obligations to the extent otherwise included therein, (c) the current portion of interests, (d) the current portion of current and deferred income taxes, (e) the current portion of any liability in respect of any Capital Lease or any other long term debt, (f) the current portion of deferred revenue, (g) the current portion of deferred acquisition costs and (h) current accrued costs associated with any restructuring or business optimization (including accrued severance and accrued facility closure costs). In calculating Consolidated Working Capital there shall be excluded the effect of reclassification during the applicable period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition during such period; provided, there shall be included with respect to any Permitted Acquisition during such period an amount (which may be a negative number) by which the Consolidated Working Capital acquired in such Permitted Acquisition as at the time of such acquisition exceeds (or is less than) Consolidated Working Capital at the end of such period.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument (other than a Credit Document or any documents evidencing or relating to any Incremental Facility, Incremental Equivalent Debt, Extended Revolving Loans, Extended Term Loans or any Permitted Refinancing Loans) to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Foreign Corporation” means a “controlled foreign corporation” (within the meaning of Section 957 of the Code) of which Parent or any of its Restricted Subsidiaries is a “United States shareholder” (within the meaning of Section 951 of the Code).

“Controlled Investment Affiliate” means, as applied to any Person, any other Person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such Person and is organized by such Person (or any Person Controlling, Controlled by or under common Control with such Person) primarily for making equity or debt investments in Parent or other portfolio companies of such Person or has the same principal fund advisor as such Person.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

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“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2 or otherwise in form reasonably acceptable to the Administrative Agent.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G or otherwise in form reasonably acceptable to the Administrative Agent.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, each Notice, each Counterpart Agreement, if any, the Collateral Documents, each Intercreditor Agreement, each Joinder Agreement, each Extension Amendment and each Permitted Refinancing Amendment.

“Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.

“Credit Party” means each Borrower, each Holding Company, Parent and each other Guarantor.

“Cure Amount” as defined in Section 8.4(a).

“Cure Right” as defined in Section 8.4(a).

“Cure Right Fiscal Quarter” as defined in Section 8.4(b).

“Debt Fund Affiliate” means an Affiliated Lender that (x) is a Person that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person Controlling, Controlled by or under common Control with Parent and/or any of its Restricted Subsidiaries and (y) is not an affiliated fund of Sponsor that is primarily engaged in making control equity investments in portfolio companies.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Proceeds” as defined in Section 2.15(d).

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to (i) in the case of overdue principal of or interest on any Base Rate Loan, the Base Rate plus the then Applicable Margin applicable to such Class of Loans plus 2.00% per annum, (ii) in the case of overdue principal of or interest on any Eurodollar Loan, the Adjusted Eurodollar Rate plus the then Applicable Margin applicable to such Class of Loans plus 2.00% per annum and (iii) in the case of fees or any other amount, the Base Rate plus the then Applicable Margin applicable to Revolving Loans plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

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“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (i) has failed to (a) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder or (b) pay to the Administrative Agent, an Issuing Bank, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days of the date when due, (ii) has notified the Borrower Representative, the Administrative Agent or an Issuing Bank or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (iii) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower Representative, to confirm in writing to the Administrative Agent and the Borrower Representative that it will comply with its prospective funding obligations hereunder (provided, such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon receipt of such written confirmation by the Administrative Agent and the Borrower Representative), or (iv) at any time after the Closing Date has, or has a direct or indirect parent company that has, (a) become the subject of a proceeding under any Debtor Relief Law, (b) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (c) become the subject of a Bail-in Action; provided, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (i) through (iv) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Borrower Representative, each Issuing Bank, the Swing Line Lender and each Lender.

“Designated Non-Cash Consideration” means the Fair Market Value of any non-cash consideration received by Parent or any of its Restricted Subsidiaries in connection with a Disposition that is designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Borrower Representative, setting forth the basis of such valuation, less the amount of cash received in connection with any subsequent sale of such Designated Non-Cash Consideration.

“Disposition” as defined in Section 6.9.

“Disqualified Equity Interest” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests that are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests that are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments or dividends in cash, or (iv) is or becomes convertible into or exchangeable for (unless at the sole option of the issuer) Indebtedness or any other Equity Interest that would constitute Disqualified Equity Interests, in each case, prior to the date that is one hundred eighty one days after the latest applicable Maturity Date as in effect on the date of the issuance of such Equity Interest, except, in the case of clauses (i) and (ii), if (x) as a result of an initial public offering, a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such initial public offering, a change of control or asset sale event are subject to the prior payment in full of all Obligations (other than Remaining Obligations), the cancellation, expiration or Cash Collateralization in an amount not less than the Minimum Collateral Amount of all Letters of Credit and the termination of the Commitments or (y) in connection with an optional redemption by the issuer thereof.

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“Disqualified Institution” means, on any date, (i) any Person designated by the Borrower Representative as a “Disqualified Institution” by written notice delivered to the Administrative Agent on or prior to the Closing Date, (ii) any Person that is a competitor of Parent or any of its Subsidiaries, which Person has been designated by the Borrower Representative as a “Disqualified Institution” by written notice to the Administrative Agent and the Lenders (including by posting such notice to the Platform) not less than five (5) Business Days prior to such date, and (iii) any reasonably identifiable Affiliate of any Person referred to in the foregoing clauses (i) and (ii) on the basis of its name or otherwise readily identifiable as such; provided, (a) a competitor or an Affiliate of a competitor shall not include any Bona Fide Debt Fund and (b) “Disqualified Institution” shall exclude any Person that the Borrower Representative has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time.

“Dividend Term Loan Proceeds” means the portion of the Term Loan proceeds received by the Borrowers on the Closing Date that are borrowed specifically for the 2018 Dividend.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Dollar Equivalent” means (i) with respect to any amount denominated in Dollars, such amount and (ii) with respect to any amount denominated in any other currency (the “Non-Dollar Amount”), the amount of Dollars that could be converted into the Non-Dollar Amount on the basis of the Spot Rate as reasonably determined in good faith by the Administrative Agent as of the most recent Revaluation Date or other applicable date of determination.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“DQ List” has the meaning set forth in Section 10.6(h)(iv).

“Dutch Auction” has the meaning set forth in Section 10.6(f).

“Earn-out Indebtedness” means, with respect to any acquisition, any consideration to be deferred for payment at any future time (other than any Seller Note), whether or not any such future payment is subject to the occurrence of any contingency, including any payment representing the deferred purchase price, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment to the seller in an acquisition of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business, in each case, (a) to the extent stated as a liability on the balance sheet of the acquiring Person in accordance with GAAP and (b) other than post-closing working capital or other balance sheet based purchase price adjustments.

“EEA Financial Institution” means (i) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (ii) any entity established in an EEA Member Country which is a parent of an institution described in clause (i) of this definition, or (iii) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (i) or (ii) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

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“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.6(b)(iii), 10.6(b)(v) and 10.6(b)(vi) (subject to such consents, if any, as may be required under Section 10.6(b)(iii)). For the avoidance of doubt, any Disqualified Institution is subject to Section 10.6(h).

“Eligible Counterparty” means the Administrative Agent, any Affiliate of the Administrative Agent, any Lender and any Affiliate of any Lender, in each case, that from time to time enters into a Secured Swap Contract with Parent or any of its Restricted Subsidiaries; provided, the term “Eligible Counterparty” shall include any Person that is the Administrative Agent, an Affiliate of the Administrative Agent, a Lender or an Affiliate of a Lender as of the Closing Date or as of the date that such Person enters into a Secured Swap Contract, but subsequently ceases to be the Administrative Agent, an Affiliate of the Administrative Agent, a Lender or an Affiliate of a Lender, as the case may be.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (regardless of whether such plan is subject to ERISA, but other than any Multiemployer Plan or Foreign Pension Plan) which is sponsored, maintained or contributed to by, or required to be contributed to, Parent or any of its Restricted Subsidiaries or, solely with respect to such a plan subject to Title IV of ERISA, any of their respective ERISA Affiliates, or with respect to which Parent or any of its Restricted Subsidiaries has any material liability.

“Environmental Claim” means any notice of violation, claim, action, suit, proceeding, demand, abatement order or other written notice or order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health or safety (with respect to exposure to Hazardous Materials), natural resources or the environment.

“Environmental Services Division” means the business division of Parent and its Restricted Subsidiaries engaged in the environmental services business.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them) Laws, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) pollution or the protection of the environment, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health (with respect to exposure to Hazardous Materials), industrial hygiene, land use or the protection of human, plant or animal health or welfare (in each case with respect to exposure to Hazardous Materials), in any manner applicable to Parent or any of its Restricted Subsidiaries or any Real Property Facility or Vessel.

“Equity Interests” means all shares of capital stock, partnership interests (whether general or limited), limited liability company membership interests, beneficial interests in a trust and any other interest or participation that confers on a Person the right to receive a share of profits or losses, or distributions of assets, of an issuing Person, including any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding any debt Securities convertible into such Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any successor thereto.

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“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (iii) solely for purposes of Section 412 of the Code, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person is a member.

“ERISA Event” means, except as could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect: (i) a “reportable event” within the meaning of Section 4043(c) of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30 day notice to the PBGC has been waived by regulation); (ii) with respect to any Pension Plan, the failure to meet the minimum funding standard of Section 412 of the Code (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code or, with respect to any Multiemployer Plan, the failure to make any required contribution in accordance with Section 515 of ERISA or the application for a waiver of the minimum funding standard or an extension of any amortization period, within the meaning of Sections 412(c) or 431(d) of the Code with respect to any Pension Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Parent or any of its Restricted Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Parent or any of its Restricted Subsidiaries pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan or Multiemployer Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on any ERISA Party pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) with respect to a Multiemployer Plan, the withdrawal of any ERISA Party in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) if there is any potential liability to the ERISA Parties therefor, or the receipt by any ERISA Party of notice that such plan is insolvent pursuant to Section 4245 of ERISA, or that such plan is to terminate or has terminated under Section 4041A of ERISA (to the extent such termination will or is likely to result in a liability to the ERISA Parties) or under 4042 of ERISA; (viii) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on the ERISA Parties of fines, penalties, taxes or related charges under Chapter 43 of Title 26 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits), suit, action, proceeding, hearing, audit or, to the knowledge of Parent or any Borrower, investigation against any Foreign Pension Plan or the assets thereof, Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against an ERISA Party in connection with any Employee Benefit Plan or Foreign Pension Plan; (x) receipt from the IRS of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code, or the receipt of the notice of the failure of a Foreign Pension Plan to qualify for any applicable tax-favored status or to be registered and maintained in good standing with the applicable Governmental Authority; or (xi) the imposition of a lien on the assets of Parent or any of its Restricted Subsidiaries pursuant to Section 430(k) of the Code or Section 303(k) or Section 4068 of ERISA.

“ERISA Party” means Parent, any Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate of any of the foregoing.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

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“Eurocurrency Reserve Requirements” means for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board of Governors or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate” means (i) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) (such page currently being page number LIBOR01) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on the applicable Interest Rate Determination Date, (ii) if the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date or (iii) if the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum equal to the quotation rate offered to first class banks in the London interbank market by the Administrative Agent for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of the Administrative Agent, in its capacity as a Lender, for which the Eurodollar Base Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date; provided, if the Eurodollar Base Rate determined as provided above with respect to any Eurodollar Loan for any Interest Period would be less than 0.0% per annum, then the Eurodollar Base Rate with respect to such Eurodollar Loan for such Interest Period shall be deemed to be 0.0% per annum.

“Eurodollar Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Eurodollar Rate” means with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum equal to (x) the Eurodollar Base Rate as of such date divided by (y) (1.00 minus Eurocurrency Reserve Requirements as of such date).

“Event of Default” as defined in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” means:

(i) any (i) Real Estate Asset that (a) is a leasehold interest or (b) is not a Material Real Estate Asset and (ii) Vessel that is not a Material Vessel;

(ii) (a) assets located outside the United States or assets that require action under the law of any non-U.S. jurisdiction to create or perfect a security interest in such assets under such non-U.S. jurisdiction, including any intellectual property registered in any non-U.S. jurisdiction and (b) any assets to the extent the creation or perfection of pledges thereof, or security interests therein, would reasonably be expected to result in adverse tax consequences to Parent or any of its Restricted Subsidiaries, as reasonably determined by the Borrower Representative;

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(iii) Equity Interests of any Subsidiary that is a Controlled Foreign Corporation or Foreign Subsidiary Holding Company in excess of 65% of the total outstanding Equity Interests of such Subsidiary entitled to vote (within the meaning of Treas. Reg. Sec. 1.956-2(c)(2));

(iv) motor vehicles, airplanes and other assets subject to certificates of title, to the extent a Lien therein cannot be perfected by the filing of a UCC financing statement (other than Material Vessels);

(v) property and assets to the extent that the Administrative Agent may not validly possess a security interest therein under, or such security interest is restricted by, applicable Laws or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization, other than to the extent such prohibition or limitation is rendered ineffective under the UCC or other applicable Law notwithstanding such prohibition;

(vi) assets of and Equity Interests in any Person (other than a wholly owned Subsidiary) to the extent that (A) a security interest is not permitted to be granted by the terms of such Person’s Organizational Documents or joint venture documents, or (B) consent of any Person (other than Parent or any of its Subsidiaries) would be required to the extent such consent has not been obtained (after giving effect to applicable anti-assignment provisions of the UCC or other applicable Laws);

(vii) leases, licenses, permits and agreements (including with respect to any lease, Purchase Money Indebtedness or similar arrangements and assets subject thereto) to the extent that, and so long as, a grant of a security interest therein, or in the property or assets that secure the underlying obligations with respect thereto (a) is prohibited by applicable Law other than to the extent such prohibition is rendered ineffective under the UCC or other applicable Law notwithstanding such prohibition, (b) would violate or invalidate such lease, license, permit or agreement, or create a right of termination in favor of, or require the consent of, any other party thereto (other than Parent and its Restricted Subsidiaries) (in each case, after giving effect to the relevant provisions of the UCC or other applicable Laws) or (c) would cause such lease, license, permit or agreement to be terminated pursuant to any “change of control” or similar provisions contained therein, in each case, other than the proceeds thereof to the extent the assignment of such proceeds is not rendered ineffective under the UCC or other applicable law, and only to the extent that and for so long as such limitation on such pledge or security interest is otherwise permitted under Section 6.5;

(viii) governmental licenses, state or local franchises, charters and authorizations and any other property and assets to the extent that the Administrative Agent may not validly possess a security interest therein under, or such security interest is restricted by, (a) the terms of such license, franchise, charter or authorization or (b) applicable Laws (including, without limitation, rules and regulations of any Governmental Authority or agency) or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization, other than to the extent such prohibition or limitation is rendered ineffective under the UCC or other applicable Law notwithstanding such prohibition (but excluding proceeds of any such governmental license to the extent the assignment of such proceeds is not rendered ineffective under the UCC or other applicable law), or otherwise require consent thereunder (after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law);

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(ix) Margin Stock;

(x) any intellectual property registered in any non-U.S. jurisdiction other than to the extent a security interest therein can be perfected by the filing of a financing statement under the UCC;

(xi) Equity Interests in Unrestricted Subsidiaries;

(xii) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law;

(xiii) Equity Interests of any Subsidiary that is a captive insurance company, not-for-profit entity or special purpose entity;

(xiv) Equity Interests of any Subsidiary acquired pursuant to a Permitted Acquisition or other permitted Investment that is subject to secured Indebtedness permitted pursuant to Section 6.1(s) at the time of the acquisition thereof or investment therein if such Equity Interests are pledged as security for such Indebtedness if and for so long as the terms of such Indebtedness prohibit the creation of any other Lien on such Equity Interests; and

(xv) particular assets if, and for so long as, in each case, reasonably agreed by the Administrative Agent and the Borrower Representative, the cost of creating or perfecting such pledges or security interests in such assets exceeds the practical benefits to be obtained by the Lenders therefrom.

Notwithstanding the foregoing, “Excluded Assets” shall not include proceeds, substitutions or replacements of any Excluded Asset unless such proceeds, substitutions or replacements would independently constitute Excluded Assets.

“Excluded Information” means any non-public information with respect to Parent, any Borrower or its Restricted Subsidiaries or any of their respective securities to the extent such information could reasonably be expected to have a material effect upon, or otherwise be material to, an assigning Term Loan Lender’s decision to assign Term Loans or a purchasing Term Loan Lender’s decision to purchase Term Loans.

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“Excluded Subsidiary” means (i) any Unrestricted Subsidiary and (ii) any Restricted Subsidiary that is (a) not a wholly owned Domestic Subsidiary of Parent, any Borrower or a Guarantor, (b) an Immaterial Subsidiary, (c) prohibited or restricted by applicable Law or by Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition thereof but not entered into in contemplation thereof) from guaranteeing the Obligations or if guaranteeing the Obligations would require governmental (including regulatory) consent, approval, license or authorization, or if such guarantee could reasonably be expected to result in adverse tax consequences as reasonably determined by the Borrower Representative, (d) a Controlled Foreign Corporation, (e) any Subsidiary to the extent the provision of a Guaranty could reasonably be expected to expose the officers, directors, managers or shareholders of such Subsidiary to individual liability or would result in corporate benefit, financial assistance or similar issues, in each case as reasonably determined by the Borrower Representative, in consultation with the Administrative Agent, (f) a Foreign Subsidiary Holding Company, (g) a Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary or a Foreign Subsidiary Holding Company, (h) a special purpose securitization vehicle (or similar entity), (i) a not-for-profit Subsidiary, (j) a captive insurance Subsidiary, or (k) a Subsidiary with respect to which, in the reasonable judgment of Parent and the Administrative Agent, the burden or cost or other negative consequences of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Swap Obligation” means, with respect to any Guarantor at any time, any Swap Contract (and Swap Obligation thereunder), if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Contract and/or Swap Obligation thereunder (or any guarantee thereof) is illegal at such time under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower Representative under Section 2.23) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(g) and (d) any Taxes imposed under FATCA.

“Executive Order No. 13224” means that certain Executive Order No. 13224, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing Indebtedness” means the Indebtedness listed in Schedule 1.1(a).

“Existing Letters of Credit” means the letters of credit listed in Schedule 1.1(b).

“Extended Revolving Credit Commitment” means a Revolving Credit Commitment or Permitted Refinancing Revolving Credit Commitment that has been extended pursuant to an Extension.

“Extending Revolving Lender” means a Lender holding an Extended Revolving Credit Commitment.

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 “Extended Revolving Loan” means a Revolving Loan that has been extended pursuant to an Extension.

“Extended Term Loan Commitment” means a commitment of any Lender, established pursuant to Section 2.24, to make Extended Term Loans to the Borrowers.

“Extended Term Loan” means a Term Loan that has been extended pursuant to an Extension.

“Extension” as defined in Section 2.24(a).

“Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent and the Borrower Representative, be in the form of an amendment and restatement of this Agreement) among the Credit Parties, the applicable extending Lenders, the Administrative Agent and, to the extent required by Section 2.24, an Issuing Bank and/or the Swing Line Lender implementing an Extension in accordance with Section 2.24.

“Extension Offer” as defined in Section 2.24(a).

“Facilities” means (i) the Initial Term Loan Facility, (ii) the Revolving Credit Facility, (iii) any credit facility consisting of Other Term Loans, and (iv) any credit facility established pursuant to a Permitted Refinancing Amendment.

“Fair Market Value” means fair market value as reasonably determined in good faith by the Borrower Representative.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such sections of the Code, and any official interpretations of, and any legislative or regulatory rules adopted pursuant to such intergovernmental agreement.

“Federal Flood Insurance” means federally backed Flood Insurance available under the NFIP to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the NFIP.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent, in its capacity as a Lender, on such day on such transactions as reasonably determined by the Administrative Agent in good faith.

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“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the NFIP.

“Financial Condition Covenant” means the covenant set forth in Section 6.7.

“Financial Condition Covenant Event of Default” as defined in Section 8.1(c).

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer or treasurer (or other officer reasonably acceptable to the Administrative Agent) of Parent that such financial statements fairly present, in all material respects, the financial condition of Parent and its Subsidiaries or its Restricted Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financial Plan” as defined in Section 5.1(f).

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

“First Priority” means, (i) with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document that does not constitute Equity Interests, that such Lien is prior in right to any other lien thereon, other than Permitted Liens and (ii) with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document that constitutes Equity Interests, that such Lien is prior in right to any other lien thereon, other than Permitted Liens which (x) as a matter of law have priority over the Liens on such Collateral created pursuant to the relevant Collateral Document or (y) solely with respect to Equity Interests of any Subsidiary acquired pursuant to a Permitted Acquisition or other permitted Investment that is subject to secured Indebtedness permitted pursuant to Section 6.1(s) at the time of the acquisition thereof or investment therein, secure such Indebtedness.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Parent and its Restricted Subsidiaries ending on December 31 of each calendar year.

“Flood Insurance” means, for any improved Material Real Estate Asset located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance reasonably satisfactory to the Administrative Agent, in either case, that (i) meets the applicable requirements of the NFIP and (ii) shall have a coverage amount equal to the lesser of (x) the “replacement cost value” of the buildings and any personal property Collateral located on the Material Real Estate Asset as determined under the NFIP or (y) the maximum policy limits set under the NFIP.

“Flood Notice” has the meaning assigned thereto in Section 5.12(a)(v)(B).

“Foreign Lender” means (i) if a Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (ii) if a Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside of the United States by Parent or any of its Restricted Subsidiaries primarily for the benefit of employees of Parent or any of its Restricted Subsidiaries residing outside of the United States that provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

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“Foreign Subsidiary” means a Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company” means any Domestic Subsidiary of Parent substantially all of the assets of which consist of the Equity Interests (or Equity Interests and other Securities) of one or more Controlled Foreign Corporations or other such Domestic Subsidiaries.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (i) with respect to each Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by each Issuing Bank other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (ii) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of outstanding Swing Line Loans made by the Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Guarantor” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1 or otherwise reasonably acceptable to the Administrative Agent.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Act” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Granting Lender” as defined in Section 10.6(e)(ii).

“Grantor” as defined in the Pledge and Security Agreement.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means Parent and each Guarantor Subsidiary.

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“Guarantor Subsidiary” means a wholly owned Domestic Subsidiary of Parent that is not an Excluded Subsidiary or a Borrower.

“Guaranty” means the guaranty of each Guarantor party hereto set forth in Section 7.

“Hazardous Materials” means any chemical, material or substance that is listed, classified, regulated, characterized or otherwise defined as “hazardous,” “toxic,” “radioactive” (or words of similar intent or meaning) under applicable Environmental Law.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the Laws applicable to any Lender which are presently in effect or, to the extent allowed by Law, under such applicable Laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable Laws now allow.

“Historical Financial Statements” means, (i) the audited financial statements of JFL-NRC Holdings, LLC and its Subsidiaries for the fiscal years thereof ending December 31, 2015, December 31, 2016 and December 31, 2017, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal years, (ii) the audited financial statements of SES Holdco, LLC and its Subsidiaries for fiscal years thereof ending December 31, 2015, December 31, 2016 and December 31, 2017, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal years, (iii) the unaudited financial statements of JFL-NRC Holdings, LLC and its Subsidiaries as of March 31, 2018, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three-month period ending on such date and (iv) the unaudited financial statements of SES Holdco, LLC and its Subsidiaries as of March 31, 2018, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three-month period ending on such date.

“Holding Companies” and “Holding Company” as defined in the preamble hereto.

“Immaterial Subsidiary” means, at any time, any Restricted Subsidiary that (i) contributed 2.5% or less of the Consolidated Adjusted EBITDA of Parent and its Restricted Subsidiaries for the most recently ended Test Period, or (ii) had consolidated assets representing 2.5% or less of the Consolidated Total Assets of Parent and its Restricted Subsidiaries on the last day of the most recently ended Test Period; provided, if at any time and from time to time after the Closing Date, Immaterial Subsidiaries comprise in the aggregate more than 5.0% of the Consolidated Adjusted EBITDA of Parent and its Restricted Subsidiaries for the most recently ended Test Period, or more than 5.0% of the Consolidated Total Assets of Parent and its Restricted Subsidiaries as of the end of the most recently ended Test Period, then the Borrower Representative shall, not later than forty-five (45) days after the date by which financial statements for such period are required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), (i) designate in writing to the Administrative Agent that one or more of such Restricted Subsidiaries is no longer an Immaterial Subsidiary for purposes of this Agreement to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of Section 5.11 applicable to such Restricted Subsidiaries and provided further that so long as no Event of Default is then continuing, the Borrower Representative may designate and redesignate a Subsidiary as an Immaterial Subsidiary at any time, subject to the terms set forth in this definition.

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“Incremental Equivalent Debt” as defined in Section 2.25(l).

“Incremental Facility” means a credit facility established as Incremental Revolving Credit Commitments and Incremental Revolving Loans or Incremental Term Loan Commitments and Incremental Term Loans.

“Incremental Facility Amount” as defined in Section 2.25(b).

“Incremental Facility Effective Date” as defined in Section 2.25(c).

“Incremental Revolving Credit Commitments” as defined in Section 2.25(a).

“Incremental Revolving Lender” as defined in Section 2.25(c).

“Incremental Revolving Loan” as defined in Section 2.25(e).

“Incremental Term Loan” as defined in Section 2.25(f).

“Incremental Term Loan Commitments” as defined in Section 2.25(a).

“Incremental Term Loan Lender” as defined in Section 2.25(c).

“Incremental Term Loan Note” means a promissory note substantially in the form of Exhibit B-4 or otherwise in form reasonably acceptable to the Administrative Agent.

“Indebtedness”, as applied to any Person, means, without duplication, (i) indebtedness for borrowed money and all obligations of such Person in respect of principal or interest evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit, regardless of whether representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services, but excluding (x) any such obligations incurred under ERISA, (y) accounts payable and accrued obligations incurred in the ordinary course of business that are not overdue by more than ninety days, unless such payables are being actively contested pursuant to appropriate proceedings and (z) Earn-Out Indebtedness, other than Earn-Out Indebtedness that is (a) due (or remains unpaid) more than ninety days from the date such Earn-Out Indebtedness is stated as a liability on the balance sheet of the acquiring Person in accordance with GAAP or (b) evidenced by a note or similar written instrument, (v) indebtedness secured by a Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; provided that, if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (v) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the Fair Market Value of the assets of such Person that secure such obligations; (vi) the face amount of any letter of credit, bankers’ acceptances, bank guarantees, surety bonds, performance bonds, and similar instruments issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) Disqualified Equity Interests; (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business) or co-making, of obligations of another of the nature described in any of the foregoing clauses (i) through (vi) above for another Person; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; and (xi) solely for purposes of Sections 6.1 and 8.1(b), net obligations of such Person under any Swap Contract; provided, (a) the amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date and (b) the amount of any obligation described in clause (viii), (ix) or (x) hereof shall be deemed to be the lower of (y) the amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty, liability or obligation is made or assumed and (z) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such guaranty or assumption of liability or obligation, unless such primary obligation and the maximum amount for which such Person may be liable are not stated or determinable, in which case the amount of such guaranty, liability or obligation shall be such Person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower Representative in good faith.

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“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (ii) to the extent not otherwise described in (i), Other Taxes.

“Indemnitee” as defined in Section 10.3(a).

“Initial Term Loan” means a term loan made by the Lenders on the Closing Date to the Borrowers pursuant to Section 2.1(a).

“Initial Term Loan Commitment” means the commitment of a Lender to make or otherwise fund an Initial Term Loan and “Initial Term Loan Commitments” means such commitments of all of the Lenders in the aggregate. The amount of each Lender’s Initial Term Loan Commitment, if any, is set forth on Appendix A-1 or in the applicable Assignment and Assumption, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Initial Term Loan Commitments as of the Closing Date is $308,000,000.

“Initial Term Loan Facility” means the Initial Term Loan Commitments and the provisions herein related to the Initial Term Loans; provided, any reference to the Initial Term Loan Facility shall be deemed to include any Incremental Facility consisting of Incremental Term Loan Commitments and Incremental Term Loans unless such Incremental Term Loans are Other Term Loans.

“Initial Term Loan Lender” means each Lender that has an Initial Term Loan Commitment or that holds an Initial Term Loan.

“Initial Term Loan Maturity Date” means June 11, 2024 or such later date as may be extended pursuant to Section 2.24.

“Intellectual Property Security Agreement” has the meaning assigned to that term in the Pledge and Security Agreement.

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“Intercreditor Agreement” means each intercreditor agreement referred to herein or contemplated hereby entered into in connection with the incurrence, assumption or acquisition of any Indebtedness permitted hereunder.

“Interest Payment Date” means with respect to (i) any Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on September 30, 2018 and the final maturity date of such Loan; and (ii) any Eurodollar Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months, the term “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Loan, an interest period of one-, two-, three- or six-months (or, with the consent of all affected Lenders, twelve months or, subject to Section 2.8(b), one week), as selected by the Borrower Representative in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of any Class of Term Loans shall extend beyond such Class’s Maturity Date; and (d) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Credit Commitment Termination Date.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two (2) Business Days prior to the first day of such Interest Period.

“Investment” means (i) any direct or indirect purchase or other acquisition by Parent or any of its Restricted Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by Parent or any of its Restricted Subsidiaries from any Person, of any Equity Interests of such Person; and (iii) any direct or indirect loan, advance or capital contribution by Parent or any of its Restricted Subsidiaries to any other Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment, less any Returns to Parent or any of its Restricted Subsidiaries in respect of such Investment; provided, the aggregate amount of such Returns shall not exceed the original amount of such Investment.

“IRS” means the United States Internal Revenue Service.

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit A-3 or otherwise reasonably acceptable to the Administrative Agent.

“Issuing Bank” means (a) BNP Paribas, as an Issuing Bank hereunder, together with its permitted successors and assigns in such capacity; (b) any other Lender that may become an Issuing Bank pursuant to Section 2.4(l) in its capacity as issuer of Letters of Credit issued by such Lender; or (c) collectively, all of the foregoing.

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 “Joinder Agreement” means an agreement substantially in the form of Exhibit K or otherwise reasonably acceptable to the Administrative Agent.

“Junior Financing” means any Indebtedness (other than intercompany Indebtedness among Parent and its Restricted Subsidiaries) for borrowed money of Parent and its Restricted Subsidiaries that is (i) contractually subordinated in right of payment to the Obligations expressly by its terms and/or (ii) secured on a contractually junior lien basis to the Liens securing the Obligations.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Landlord Waiver and Consent Agreement” means a Landlord Waiver and Consent Agreement substantially in the form of Exhibit J, with such amendments or modifications as may be approved by the Collateral Agent, or such other form as is reasonably acceptable to the Collateral Agent.

“Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, guidances, guidelines, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions, whether now or hereafter in effect.

“LCA Test Date” as defined in Section 1.7(c).

“Lead Arranger” means BNP Paribas Securities Corp.

“Lender” means each Person listed on the signature pages hereto as a Lender, and any other Person (other than a natural Person) that becomes a party hereto pursuant to an Assignment and Assumption, a Joinder Agreement or a Permitted Refinancing Amendment.

“Lender Affiliated Parties” as defined in Section 10.22.

“Lender Party” as defined in Section 10.17.

“Letter of Credit” means a commercial or standby letter of credit issued or to be issued by an Issuing Bank pursuant to this Agreement, including the NRC Letters of Credit which, as of the Closing Date, shall be deemed to have been issued pursuant to this Agreement.

“Letter of Credit Obligations” means, as at any date of determination, the sum of (i) the maximum aggregate amount that is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof), plus (ii) the aggregate amount of all drawings under Letters of Credit honored by an Issuing Bank and not theretofore reimbursed by or on behalf of the Borrowers (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof).

“Letter of Credit Sublimit” means, as of any date of determination, the lower of (i) $20,000,000, and (ii) the aggregate amount of the Revolving Credit Commitments as of such date minus the Total Utilization of Revolving Credit Commitments as of such date.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

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“Limited Condition Acquisition” means any acquisition, including by way of merger, or Investment, in each case, by Parent or one or more of its Restricted Subsidiaries permitted pursuant to this Agreement the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing.

“Loan” means a Term Loan, a Revolving Loan or a Swing Line Loan.

“Management Agreement” means, collectively (i) the Management Agreement and the Consultancy Agreement, each dated as of March 16, 2012, between the Management Company and NRC Holdings and (ii) the Management Agreement and the Consultancy Agreement, each dated as of May 5, 2015, between the Management Company, the Sprint Borrower and Sprint Holdings, each as assigned to and assumed by the Sponsor.

“Management Company” means J.F. Lehman & Company, Inc., predecessor in interest to the Sponsor.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Adverse Effect” means any event, change or condition that, individually or in the aggregate, has had (i) a material adverse effect on the business, assets, results of operations or financial condition of the Credit Parties and their Subsidiaries, taken as a whole, (ii) a material adverse effect on the ability of the Credit Parties (taken as a whole) to fully and timely perform their payment obligations under any Credit Document to which any of the Credit Parties is a party or (iii) a material adverse effect on the material rights and remedies (taken as a whole) of the Agents, the Issuing Banks and any other Secured Party under the Credit Documents (taken as a whole), including the legality, validity, binding effect or enforceability of the Credit Documents (for the avoidance of doubt, in each case after giving effect to all protections afforded by the acquisition documentation with respect to any Permitted Acquisition and applicable insurance policies).

“Material Indebtedness” means Indebtedness (other than the Obligations) of any one or more of Parent and its Restricted Subsidiaries in an aggregate outstanding principal amount of $15,000,000 or more.

“Material Intellectual Property” has the meaning given thereto in the Pledge and Security Agreement.

“Material Real Estate Asset” means any fee-owned Real Estate Asset (a) having a Fair Market Value in excess of $3,000,000 or (b) on which Parent or any of its Restricted Subsidiaries operates a material (as reasonably determined by the Collateral Agent in consultation with Parent) waste disposal facility.

“Material Vessel” means (i) any Vessel that is documented with the NVDC, under the law and flag of the United States, with a coastwise endorsement and is entitled to engage in U.S. Coastwise Trade, and (ii) in the case of a Vessel that is not so documented with the NVDC, any Vessel that has a Fair Market Value in excess of $1,000,000 and is registered under the laws of a state in the United States whose vessel mortgage laws satisfy the requirements of 46 U.S.C. § 31322(d). For purposes of the Credit Documents, the value of a Vessel shall be deemed to equal the Fair Market Value of such Vessel as reasonably determined by the Borrower Representative in good faith (it being agreed, however, that such value shall not be less than the book value of such Vessel as reflected in the most recently delivered financial statements of Parent and its Restricted Subsidiaries).

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“Maturity Date” means, (i) with respect to (a) the Initial Term Loans, the Initial Term Loan Maturity Date and (b) any other Class of Term Loans, the maturity date specified therefor in the applicable Joinder Agreement, Extension Amendment or Permitted Refinancing Amendment, and (ii) with respect to the Revolving Credit Commitments, the Scheduled Revolving Credit Commitment Termination Date applicable thereto.

“MFN Protection” as defined in Section 2.25(h)(iv).

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure and the Letter of Credit Obligations of an Issuing Bank with respect to Letters of Credit issued and outstanding at such time (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof), and (ii) otherwise, an amount determined by the Administrative Agent and the applicable Issuing Bank in their reasonable discretion.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a Mortgage substantially in the form of Exhibit I or otherwise reasonably acceptable to the Collateral Agent.

“Mortgaged Property” means each Material Real Estate Asset for which a Mortgage is required pursuant to Section 5.12.

“Mortgaged Vessels” means all Material Vessels from time to time mortgaged or required to be mortgaged as security for the Obligations pursuant to this Agreement.

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is sponsored, maintained or contributed to by, or required to be contributed to by, Parent or any of its Restricted Subsidiaries or any of their respective ERISA Affiliates, or with respect to which Parent or any of its Restricted Subsidiaries has any material liability.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Parent and its Restricted Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“Net Cash Proceeds” means the net proceeds received in cash or Cash Equivalents by Parent or any of its Restricted Subsidiaries with respect to any Disposition or Casualty/Condemnation Event, in each case, in an amount equal to:

(a) the aggregate amount of all payments in cash or Cash Equivalents (including any cash or Cash Equivalents received by way of release from escrow or deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Parent or any of its Restricted Subsidiaries from such Disposition or Casualty/Condemnation Event, as applicable, minus

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(b) (i) any costs, fees and expenses actually incurred (or estimated in good faith by the Borrower Representative to be incurred within 180 days of such Disposition and/or Casualty/Condemnation Event; provided, if not actually incurred within such 180 day period, the amount thereof shall be added back to Net Cash Proceeds) in connection with such Disposition or Casualty/Condemnation Event, as applicable, (ii) sales, transfer, income, gains or other taxes payable (or estimated in good faith by the Borrower Representative to become payable) in connection with such Disposition or Casualty/Condemnation Event, as applicable, or in connection with the repatriation of such cash payments, (iii) any actual and reasonable costs incurred (or estimated in good faith by the Borrower Representative to be incurred) by Parent or any of its Restricted Subsidiaries in connection with the adjustment or settlement of any claims of Parent, the Borrowers or such Restricted Subsidiary in respect of such Casualty/Condemnation Event, (iv) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the Equity Interests or assets in question and that is required to be repaid (or to establish an escrow for the future repayment thereof) under the terms thereof as a result of such Disposition or Casualty/Condemnation Event, as applicable, (v) a reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (ii) above) related to any of the applicable assets and retained by Parent or the applicable Restricted Subsidiary, including pension and other post-employment benefit liabilities or other liabilities related to environmental matters or for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Disposition undertaken by Parent or any of its Restricted Subsidiaries in connection with such Disposition; provided, upon release of any such reserve, the amount released shall be considered Net Cash Proceeds, (vi) amounts required to be turned over to landlords (or their mortgagees) pursuant to the terms of any lease to which Parent or any of its Restricted Subsidiaries is party in connection with such Disposition or Casualty/Condemnation Event, (vii) the out of pocket or other customary expenses, costs and fees incurred (or estimated in good faith by the Borrower Representative to be incurred within 180 days of such Disposition and/or Casualty/Condemnation Event; provided, if not actually incurred within such 180 day period, the amount thereof shall be added back to Net Cash Proceeds) with respect to legal, investment banking, brokerage, advisor and accounting and other professional fees, sales commissions and disbursements, in each case in connection with such Disposition or Casualty/Condemnation Event, as applicable, and payable to a Person that is not an Affiliate of Parent (other than any expenses required to reimburse Sponsor or its Controlled Investment Affiliates in connection with such transaction (to the extent such reimbursement is permitted hereby)), (viii) in the case of any such Disposition or Casualty/Condemnation Event, as applicable, by or with respect to a non-wholly-owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (viii)) attributable to minority interests and not available for distribution to or for the account of the Borrowers or a wholly-owned Restricted Subsidiary as a result thereof and (ix) with respect to any Disposition by or Casualty/Condemnation Event with respect to a Restricted Subsidiary of the Borrowers requiring prepayment of Loans pursuant to Section 2.14(a), the amount of taxes payable (or tax distributions to or by Parent) as a result of any dividends or distributions by any Restricted Subsidiary of proceeds thereof.

For purposes of Section 2.14(a), any amount determined in accordance with the foregoing shall not constitute “Net Cash Proceeds” in any Fiscal Year until the aggregate amount of all such amounts in such Fiscal Year exceed $2,500,000.

“NFIP” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a federal insurance program.

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“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 10.5(b) or 10.5(c) and (ii) has been approved by the Required Lenders.

“Non-Debt Fund Affiliate” means an Affiliated Lender that is not a Debt Fund Affiliate.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Public Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Not Otherwise Applied” shall mean, with reference to any amount of proceeds of any transaction or event, that such amount (a) was not required to be applied to prepay the Loans or any other Indebtedness and (b) was not previously applied or committed to be applied in determining the permissibility of a transaction under the Credit Documents where such permissibility was (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose.

“Note” means a Term Loan Note, a Revolving Loan Note, a Swing Line Note or an Incremental Term Loan Note.

“Notice” means a Funding Notice, an Issuance Notice, or a Conversion/Continuation Notice.

“Notice Office” means the office of the Administrative Agent set forth on Appendix B hereto, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“NRC Borrower” as defined in the preamble hereto.

“NRC Holdings” as defined in the preamble hereto.

“NRC Letters of Credit” means the following letters of credit issued by BNP Paribas for the account of the NRC Borrower: (i) Letter of Credit No. CH-CO-TR-04146623-00 in an original amount of $639,244.77, for the benefit of the State of Vermont, (ii) Letter of Credit No. CH-CO-TR-04146624-00 in an original amount of $204,586.59, for the benefit of the Maine Department of Environmental Protection and (iii) Letter of Credit No. 04151217 in an original amount of $720,000.00 for the benefit of Zurich American Insurance Company.

“NVDC” means the United States Coast Guard National Vessel Documentation Center, or any successor thereto.

“Obligations” means all obligations of every nature of each Credit Party from time to time owed to any Agent (including any former Agent), any Lender, any Issuing Bank, any Eligible Counterparty or any Cash Management Bank under any Credit Document, Secured Swap Contract or Cash Management Agreement, whether for principal, interest (including interest which, but for the filing of a petition in any proceeding under any Debtor Relief Law with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in such proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Secured Swap Contracts, fees, expenses, indemnification or otherwise, in each case, other than any Excluded Swap Obligations.

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“Obligee Guarantor” as defined in Section 7.7.

“OFAC” means the US Department of Treasury Office of Foreign Assets Control, or any successor thereto.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws; (ii) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement; (iii) with respect to any general partnership, its partnership agreement; (iv) with respect to any limited liability company, its articles of organization and its operating agreement; and (v) with respect to any Person that is any other type of entity, such organizational documents as are comparable to the foregoing. If any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a Governmental Authority, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such Governmental Authority.

“Other Applicable Debt” as defined in Section 2.14(i).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.23).

“Other Term Loans” as defined in Section 2.25(h).

“Parent” as defined in the preamble hereto.

“Participant” as defined in Section 10.6(d).

“Participant Register” as defined in Section 10.6(d).

“PATRIOT Act” means USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177.

“Payment Office” means the office of the Administrative Agent set forth on Appendix B hereto, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan other than a Multiemployer Plan, that is subject to Section 412 of the Code or Section 302 of ERISA.

“Permitted Acquisition” as defined in Section 6.6(r).

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“Permitted Acquisition Consideration” means the purchase consideration for any Permitted Acquisition payable by Parent or any of its Restricted Subsidiaries and all other payments by Parent or any of its Restricted Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash, by way of Seller Notes or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness.

“Permitted Credit Agreement Refinancing Indebtedness” as defined in Section 6.1(v).

“Permitted Cure Securities” means Equity Interests in Parent that are not Disqualified Equity Interests.

“Permitted Encumbrance” as defined in Section 6.2(b).

“Permitted Lien” means each Lien permitted pursuant to Section 6.2.

“Permitted Maritime Liens“ means the following Liens on any Vessel: (a) Liens in respect of which a bond or other security has been posted by or on behalf of a Credit Party to prevent the arrest of a Vessel, or to secure the release of a Vessel from arrest; (b) Liens for master’s and crew’s wages, if not yet due and payable (except for such liens being contested in good faith by appropriate proceedings, in which case the Credit Parties shall have set aside on their books reserves in accordance with GAAP, and provided always that such deferment does not subject a Vessel to arrest); (c) Liens for necessaries (as defined in 46 USC § 31301) and other Liens arising by operation of law in operating, maintaining and repairing the Vessels incurred in the ordinary course of business that have accrued for a period not exceeding sixty (60) days, the payments for which are not by their respective terms overdue (except for such liens being contested in good faith by appropriate proceedings, in which case the Credit Parties shall have set aside on their books reserves in accordance with GAAP, and provided always that such deferment does not subject a Vessel to arrest); (d) Liens for general average, salvage and contract salvage and for wages of stevedores employed by any Credit Party, the master of the applicable Vessel or a permitted charterer thereof; (e) Liens in favor of a charterer of a Vessel arising by operation of law; (f) Liens that, as indicated by the written admission of liability therefor by an insurance company, are covered by insurance; and (g) Liens for damages arising from maritime torts which are unclaimed, or which are covered by insurance, or in respect of which a bond or other security has been posted by or on behalf of a Credit Party to prevent the arrest of a Vessel, or to secure the release of a Vessel from arrest; provided, that any Liens described in clauses (c) through (f) above on any Mortgaged Vessel shall constitute Permitted Maritime Liens only if subordinate to the lien of the Vessel Mortgage on such Vessel, or if they constitute maritime liens which would in any event be entitled to priority over such Vessel Mortgage under applicable law.

“Permitted Pari Passu Refinancing Indebtedness” as defined in Section 6.1(v).

“Permitted Refinancing” as defined in Section 6.1(u).

“Permitted Refinancing Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent and the Borrower Representative, be in the form of an amendment and restatement of this Agreement) in form and substance reasonably satisfactory to the Administrative Agent and the Borrower Representative executed by the Borrowers, the Administrative Agent, each Permitted Refinancing Lender and Lender that agrees to provide any portion of the Permitted Credit Agreement Refinancing Indebtedness being incurred pursuant to Section 2.26, and, in the case of Permitted Refinancing Revolving Credit Commitments or Permitted Refinancing Revolving Loans, the applicable Issuing Bank and the Swing Line Lender.

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“Permitted Refinancing Commitments” means the Permitted Refinancing Revolving Credit Commitments and the Permitted Refinancing Term Loan Commitments.

“Permitted Refinancing Lender” means, at any time, any bank, other financial institution or institutional investor that agrees to provide any portion of any Permitted Credit Agreement Refinancing Indebtedness pursuant to a Permitted Refinancing Amendment in accordance with Section 2.26; provided, (i) each Permitted Refinancing Lender shall be subject to the approval (not to be unreasonably withheld, conditioned or delayed) of the Administrative Agent and, in the case of Permitted Refinancing Revolving Credit Commitments or Permitted Refinancing Revolving Loans, the Issuing Bank and the Swing Line Lender, in each case, to the extent any such consent would be required under Section 10.6(b) for an assignment of Loans or Commitments to such Permitted Refinancing Lender, and (ii) the provision of any Permitted Credit Agreement Refinancing Indebtedness by a Permitted Refinancing Lender that is an Affiliated Lender shall be subject to the conditions set forth in Section 10.6(g).

“Permitted Refinancing Loans” means the Permitted Refinancing Revolving Loans and the Permitted Refinancing Term Loans.

“Permitted Refinancing Revolving Credit Commitments” means one or more classes of revolving credit commitments hereunder or extended Revolving Credit Commitments that result from a Permitted Refinancing Amendment.

“Permitted Refinancing Revolving Loans” means the Revolving Loans made pursuant to any Permitted Refinancing Revolving Credit Commitment.

“Permitted Refinancing Term Loan Commitments” means one or more classes of term loan commitments hereunder that result from a Permitted Refinancing Amendment.

“Permitted Refinancing Term Loans” means one or more classes of Term Loans that result from a Permitted Refinancing Amendment.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Plan” has the meaning specified in Section 10.6(f)(iii).

“Platform” as defined in Section 10.1(d).

“Pledge and Security Agreement” means the Pledge and Security Agreement, dated as of the Closing Date, substantially in the form of Exhibit H.

“Prime Rate” means the rate of interest per annum that BNP Paribas announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. BNP Paribas or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Forma Basis” as determined in accordance with Section 1.7.

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“Pro Forma Compliance Certificate” means a Pro Forma Compliance Certificate substantially in the form of Exhibit C-2 or otherwise in form reasonably acceptable to the Administrative Agent.

“Pro Forma Cost Savings” as defined in the definition of Consolidated Adjusted EBITDA.

“Projections” means the projections of Parent and its Restricted Subsidiaries on a quarterly basis for the first Fiscal Quarters after the Closing Date through 2019, and on annual basis thereafter to and including 2024.

“Pro Rata Share” means, with respect to any Lender, (i) with respect to all payments, computations and other matters relating to each Term Loan Facility, the percentage obtained by dividing (a) the Term Loan Exposure of such Lender under such Term Loan Facility by (b) the aggregate Term Loan Exposure of all of the Lenders under such Term Loan Facility; and (ii) with respect to all payments, computations and other matters relating to the Revolving Credit Commitment or Revolving Loans of such Lender or any Letters of Credit issued or participations purchased therein by such Lender or any participations in any Swing Line Loans purchased by such Lender, the percentage obtained by dividing (a) the Revolving Credit Exposure of such Lender by (b) the aggregate Revolving Credit Exposure of all of the Lenders. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Term Loan Exposure under each Term Loan Facility and the Revolving Credit Exposure of such Lender, by (B) an amount equal to the sum of the aggregate Term Loan Exposure under each Term Loan Facility and the aggregate Revolving Credit Exposure of all of the Lenders.

“Progressive” means, collectively, Progressive Environmental Services, Inc., a Delaware corporation, and its Subsidiaries.

“Progressive Acquisition” means the acquisition, by way of a merger, by the NRC Borrower of all Equity Interests of Progressive.

“Public Lender” means a Lender that does not wish to receive material Non-Public Information with respect to Parent or its Restricted Subsidiaries or any of their Securities.

“Purchase Money Indebtedness” means Indebtedness of a Person incurred for the purpose of financing all or any part of the purchase price or cost of acquisition, repair, construction or improvement of property or assets used or useful in the business of such Person or any of its Subsidiaries and/or Affiliates.

“Qualified ECP Credit Party” means, in respect of any Swap Contract, each Credit Party that has total assets exceeding $10,000,000 at the time such Swap Contract is incurred.

“Qualified IPO” means (i) the issuance by any Ultimate Parent Company or Parent of its Securities in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering) or (ii) the consummation of a SPAC Transaction.

“Real Estate Asset” means an interest (fee, leasehold or otherwise) in any real property.

“Real Property Facility” means any real property (including all buildings, fixtures or other improvements located thereon) owned, leased, operated or used by Parent or any of its Restricted Subsidiaries.

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 “Recipient” means (i) any Agent, (ii) any Lender or (iii) an Issuing Bank, as applicable.

“Refunded Swing Line Loans” as defined in Section 2.3(g).

“Register” as defined in Section 10.6(c).

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation FD” means Regulation FD as promulgated by the U.S. Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.

“Regulation T” means Regulation T of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Date” as defined in Section 2.4(d).

“Related Business Assets” means any property, plant, equipment or other assets to be used or useful by Parent or its Restricted Subsidiaries in any business permitted under Section 6.12 or capital expenditures relating thereto.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Related Transactions” means the Closing Date Contribution, the payment of the 2018 Dividend and the other transactions consummated (or to be consummated) pursuant thereto and the payment of the Transaction Costs.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Public Company” means Parent or any Ultimate Parent Company that (in each case) is (or is to be) the registrant with respect to a Qualified IPO.

“Remaining Obligations” means, as of any date of determination, the Obligations that as of such date of determination are (i) Obligations under the Credit Documents that expressly survive termination of the Credit Documents by the terms thereof, but as of such date of determination are not due and payable and for which no claims have been made, (ii) Obligations in respect of Secured Swap Contracts, and (iii) Cash Management Obligations.

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“Removal Effective Date” as defined in Section 9.6(b).

“Repricing Event” as defined in Section 2.11(h).

“Required Lenders” means, as of any date of determination, one or more Lenders having or holding Term Loan Exposure under each Term Loan Facility and/or Revolving Credit Exposure and representing more than 50% of the sum of (i) the aggregate Term Loan Exposure of all of the Lenders under all Term Loan Facilities, and (ii) the aggregate Revolving Credit Exposure of all of the Lenders; provided, (a) the Term Loan Exposure under any Term Loan Facility and/or Revolving Credit Exposure, as applicable, of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; and (b) any determination of Required Lenders with respect to Affiliated Lenders shall be subject to Section 10.6(f).

“Required Prepayment Date” as defined in Section 2.15(d).

“Required Revolving Lenders” means, as of any date of determination, one or more of the Lenders having or holding Revolving Credit Exposure and representing more than 50% of the aggregate Revolving Credit Exposure of all of the Lenders; provided, (a) the Revolving Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Revolving Lenders at any time and (b) at any time that there are two or more Revolving Lenders party to this Agreement, the term “Required Revolving Lenders” must include at least two Revolving Lenders (Lenders that are Affiliates or Approved Funds of each other shall be deemed to be a single Lender for purposes of this clause (b)).

“Resignation Effective Date” as defined in Section 9.6(a).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Parent or any of its Restricted Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to Parent’s or a Restricted Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means a Subsidiary of Parent that is not an Unrestricted Subsidiary.

“Returns” means, with respect to any Investment, any dividends, distributions, interest, fees, premium, return of capital, repayment of principal, income, profits (from a Disposition or otherwise (but excluding any Disposition to Parent or any of its Restricted Subsidiaries)) and other amounts received or realized in respect of such Investment, in each case on an after-tax basis, including any amount received by Parent or its Restricted Subsidiaries upon (i) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, (ii) the merger or consolidation of an Unrestricted Subsidiary into a Borrower or a Restricted Subsidiary (so long as such Borrower or such Restricted Subsidiary is the surviving entity), or (iii) the transfer of assets by an Unrestricted Subsidiary or any joint venture to a Borrower or a Restricted Subsidiary (up to the Fair Market Value thereof as determined in good faith by the Borrower Representative).

“Revaluation Date” means, with respect to any Alternate Currency Letter of Credit, each of the following: (i) each date of issuance of an Alternate Currency Letter of Credit, (ii) each date of an amendment of any Alternate Currency Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by an Issuing Bank under any Alternate Currency Letter of Credit, and (iv) such additional dates as the Administrative Agent or an applicable Issuing Bank shall reasonably determine in good faith or the required Revolving Lenders shall require pursuant to a written notice to the Administrative Agent.

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“Revolving Credit Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swing Line Loans hereunder and “Revolving Credit Commitments” means such commitments of all of the Lenders in the aggregate. The amount of each Lender’s Revolving Credit Commitment, if any, is set forth on Appendix A-2 or in the applicable Assignment and Assumption or Joinder Agreement, if applicable subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Credit Commitments as of the Closing Date is $40,000,000. Unless the context shall otherwise require, the term “Revolving Credit Commitment” shall include any Incremental Revolving Credit Commitment, Extended Revolving Credit Commitment or Permitted Refinancing Revolving Credit Commitment.

“Revolving Credit Commitment Period” means the period from the Closing Date to but excluding the Revolving Credit Commitment Termination Date.

“Revolving Credit Commitment Termination Date” means the earliest to occur of (i) the Scheduled Revolving Credit Commitment Termination Date, (ii) the date the Revolving Credit Commitments are permanently reduced to zero pursuant to Section 2.13(b) or 2.14, and (iii) the date of the termination of the Revolving Credit Commitments pursuant to Section 8.2.

“Revolving Credit Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Credit Commitments, such Lender’s Revolving Credit Commitment; and (ii) after the termination of the Revolving Credit Commitments, the sum, without duplication, of (a) the aggregate outstanding principal amount of the Revolving Loans of such Lender, (b) in the case of an Issuing Bank, the aggregate Letter of Credit Obligations in respect of all Letters of Credit issued by such Lender (net of any participations by the Lenders in such Letters of Credit), (c) the aggregate amount of all participations by such Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (d) in the case of the Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein by the Lenders), and (e) the aggregate amount of all participations therein by such Lender in any outstanding Swing Line Loans.

“Revolving Credit Facility” means the Revolving Credit Commitments and the extensions of credit made thereunder.

“Revolving Credit Limit” means, as of any date of determination, the aggregate amount of the Revolving Credit Commitments as of such date.

“Revolving Lender” means a Lender holding a Revolving Commitment or Revolving Loans.

“Revolving Loan” means a Loan made by a Lender to the Borrowers pursuant to Section 2.2(a) or 2.25(d), and unless the context shall otherwise require, the term “Revolving Loan” shall include any Extended Revolving Loan, Permitted Refinancing Revolving Loan or Incremental Revolving Loan.

“Revolving Loan Note” means a promissory note in the form of Exhibit B-2 or otherwise reasonably acceptable to the Administrative Agent.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

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“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealings with such country, territory or government.

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (i) any Person listed in any Sanctions-related list of designated Persons maintained by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce), the United Nations Security Council, the European Union or any of its member states, Her Majesty’s Treasury, Switzerland or any other relevant Governmental Authority, (ii) any Person organized under the laws of or resident in, or any Governmental Entity or governmental instrumentality of, a Sanctioned Country or (iii) any Person 25% or more directly or indirectly owned by, controlled by, or acting for the benefit or on behalf of, any Person described in clauses (i) or (ii) hereof.

“Sanctions” means economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce; (ii) the United Nations Security Council; (iii) the European Union or any of its member states; (iv) Her Majesty’s Treasury; (v) Switzerland; or (vi) any other relevant Governmental Authority.

“Scheduled Revolving Credit Commitment Termination Date” means (i) with respect to the portion of the Revolving Credit Commitments of the Revolving Lenders that have not been extended pursuant to Section 2.24, June 11, 2023, and (ii) with respect to any Extended Revolving Credit Commitments or Permitted Refinancing Revolving Credit Commitment, the maturity date specified therefor in the applicable Extension Amendment or Permitted Refinancing Amendment.

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Secured Swap Contract” means any Swap Contract permitted under Section 6.1 that is entered into by and between Parent, a Borrower or any Guarantor Subsidiary and any Eligible Counterparty, to the extent designated by the Borrower Representative and such Eligible Counterparty as a “Secured Swap Contract” in writing to the Administrative Agent. The designation of any Secured Swap Contract shall not create in favor of such Eligible Counterparty any rights in connection with the management or release of Collateral or of the obligations of any Guarantor under the Credit Documents.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, and any successor statute.

“Securities and Exchange Commission” means the U.S. Securities and Exchange Commission, or any successor thereto.

“Securitization” means a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of Securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans.

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“Securitization Party” means any Person that is a trustee, collateral manager, servicer, backup servicer, noteholder or other security holder, secured party, counterparty to a Securitization related Swap Contract, or other participant in a Securitization.

“Seller Note” means unsecured Indebtedness that is issued to satisfy a portion of the purchase price of a Permitted Acquisition, and that (i) is subordinated to the Obligations (other than Remaining Obligations) under the Credit Documents on terms and conditions reasonably acceptable to the Administrative Agent (which such subordination terms and conditions, in any event, shall, without limitation, prohibit Parent or any of its Restricted Subsidiaries from making any payment of principal thereof and interest or other amount due thereunder while an Event of Default has occurred and is continuing at the time of such payment or would arise as a result of such payment of interest or other amount), and (ii) has a scheduled maturity date not earlier than the date that is six months after the latest Maturity Date then in effect.

“Solvency Certificate” means a Solvency Certificate substantially in the form of Exhibit L or otherwise in form reasonably acceptable to the Administrative Agent.

“Solvent” as defined in the Solvency Certificate.

“SPAC” means a special purpose acquisition company whose shares are publicly traded and that was formed for the purpose of acquiring an entity or business.

“SPAC Transaction” means a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other business combination between an Ultimate Parent Company or Parent, on the one hand, and a SPAC, on the other hand, or the acquisition by a SPAC of a majority of the Securities or Equity Interests or assets of any Ultimate Parent Company or Parent; provided that (A) such SPAC shall have no assets (other than proceeds from its initial public offering, the private placement of securities in connection therewith and working capital loans made by the SPAC’s sponsor, management team or their respective Affiliates) and no liabilities or obligations (other than ordinary course payables to vendors, professionals, consultants and other advisors, deferred underwriting fees incurred in connection with its initial public offering and otherwise to the extent arising from the rights of the SPAC’s public shareholders to redeem their shares and receive liquidating distributions under specified circumstances), and its assets shall be subject to no Liens, and (B) in the case of a transaction in which the SPAC is the surviving entity or the Ultimate Parent Company (i) such SPAC shall be organized under the Laws of the United States, any State thereof or the District of Columbia, (ii) the Administrative Agent shall have received (x) fully executed assumption documentation in connection therewith and, to the extent reasonably requested by the Administrative Agent, customary opinions of counsel with respect thereto and (y) solely to the extent specifically requested of the Borrower Representative by the Administrative Agent at least ten (10) days prior to the date of the SPAC Transaction, all documentation and other information necessary for regulatory compliance clearance, including, without limitation, in respect of applicable know your customer and anti-money laundering rules and regulations and the PATRIOT Act and (iii) in accordance with the requirements set forth in Section 5.11 (as if such SPAC has become a Restricted Subsidiary), such SPAC shall become a Borrower or a Guarantor for all purposes under this Agreement and shall become a grantor under the Pledge and Security Agreement substantially concurrently with the consummation of the SPAC Transaction.

“Spot Rate” for a currency means the rate reasonably determined in good faith by the Administrative Agent or the applicable Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the applicable sport rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date three (3) Business Days prior to the date as of which the foreign exchange computation is made or if such rate cannot be computed as of such date such other date as the applicable Person shall reasonably determine is reasonably appropriate under the circumstances; provided that the Administrative Agent or the applicable Issuing Bank may obtain such spot rate from another financial institution reasonably designated in good faith by such Person if such Person does not have as of the date of determination a spot buying rate for any such currency.

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“SPC” as defined in Section 10.6(e)(ii).

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Specified Event of Default” as defined in Section 6.11(e).

“Sponsor” means J.F. Lehman & Company.

“Sprint Borrower” as defined in the preamble hereto.

“Sprint Holdings” as defined in the preamble hereto.

“Standby Division” means the business division of Parent and its Restricted Subsidiaries engaged in the standby business.

“Subsequent Transaction” as defined in Section 1.7(c).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether members of the Board of Directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified herein, “Subsidiary” shall mean a Subsidiary of Parent.

“Swap Contract” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

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“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (i) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Lender” means BNP Paribas in its capacity as the Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.

“Swing Line Loan” means a Loan made by the Swing Line Lender to the Borrowers pursuant to Section 2.3.

“Swing Line Loan Outstandings” means, at any time of calculation, then existing aggregate outstanding principal amount of Swing Line Loans.

“Swing Line Note” means a promissory note in the form of Exhibit B-3 or otherwise reasonably acceptable to the Administrative Agent.

“Swing Line Sublimit” means, as of any date of determination, the lower of the following amounts: (i) $10,000,000, and (ii) the aggregate amount of the Revolving Credit Commitments as of such date minus the Total Utilization of Revolving Credit Commitments as of such date.

“Syndication Date” as defined in Section 2.8(b).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means an Initial Term Loan, Incremental Term Loan, Extended Term Loan or Permitted Refinancing Term Loan.

“Term Loan Commitment” means an Initial Term Loan Commitment, Incremental Term Loan Commitment, Extended Term Loan Commitment and Permitted Refinancing Term Loan Commitment.

“Term Loan Exposure” means, in the case of any Term Loan Facility, as of any date of determination, the outstanding principal amount of the Term Loans owing to a Lender under such Term Loan Facility; provided, at any time prior to the making of such Term Loans under such Facility, the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Loan Commitment under such Term Loan Facility.

“Term Loan Facility” means the Initial Term Loan Facility, the Incremental Term Loans, the Extended Term Loans, each credit facility represented by Other Term Loans and each term loan credit facility established pursuant to a Permitted Refinancing Amendment.

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 “Term Loan Lender” means a Lender that has a Term Loan Commitment or that holds a Term Loan.

“Term Loan Note” means a promissory note in the form of Exhibit B-1 or otherwise in form reasonably acceptable to the Administrative Agent.

“Term Loan Standstill Period” as defined in Section 8.1(c).

“Test Period” means the most recently ended four Fiscal Quarter period for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.1(a) or 5.1(b), as applicable (or with respect to periods prior to the first full Fiscal Year for which financial statements pursuant to Section 5.1(a) or 5.1(b) have been delivered, the four consecutive Fiscal Quarters of Parent then last ended (including for periods prior to the Closing Date, any predecessor entity or entities, in each case, as determined, calculated, consolidated, estimated or the like, in good faith by the Borrower Representative)).

“Title Policy” means, with respect to any Mortgaged Property, an ALTA or TLTA, as applicable, mortgagee title insurance policy or unconditional commitment therefor issued by one or more title companies reasonably satisfactory to the Collateral Agent with respect to such Mortgaged Property, in an amount not less than the Fair Market Value of such Mortgaged Property, in form and substance reasonably satisfactory to the Collateral Agent.

“Total Utilization of Revolving Credit Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing the applicable Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied), (ii) the aggregate principal amount of all outstanding Swing Line Loans, and (iii) the Letter of Credit Obligations.

“Trade Date” has the meaning specified in Section 10.6(h)(i).

“Transaction Costs” means the fees, costs and expenses incurred by Parent and its Restricted Subsidiaries in connection with the consummation of the transactions to occur on the Closing Date contemplated by the Credit Documents or the Closing Date Contribution Documents.

“Type of Loan” means (i) with respect to either Term Loans or Revolving Loans, a Base Rate Loan or a Eurodollar Loan, and (ii) with respect to Swing Line Loans, a Base Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, if by reason of mandatory provisions of Law, the perfection, the effect of perfection or non-perfection or the priority of the security interests of the Collateral Agent in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Ultimate Parent Company” means (a) any Person controlled by the Sponsor or Controlled Investment Affiliates thereof that, directly or indirectly, controls Parent (other than investment funds that are Affiliates of the Sponsor or its Controlled Investment Affiliates) or (b) any Person that, directly or indirectly, controls Parent and Securities of which are publicly traded.

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“Unrestricted Subsidiary” means a direct or indirect Subsidiary of Parent designated as an Unrestricted Subsidiary pursuant to Section 5.13; provided, in no event may a Borrower be designated as an Unrestricted Subsidiary. As of the Closing Date, there are no Unrestricted Subsidiaries.

“U.S. Citizen” means a Person that is a citizen of the United States within the meaning of 46 U.S.C. § 50501, and the regulations promulgated thereunder (as each may be amended from time to time), eligible and qualified to own and operate vessels in the U.S. Coastwise Trade.

“U.S. Coastwise Trade” means the carriage or transport of merchandise and/or other materials and/or passengers in the coastwise trade of the United States of America within the meaning of Chapter 551 of Title 46 of the United States Code.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in paragraph (g) of Section 2.20.

“Vessel” means any vessel, ship, boat, barge, or watercraft of any description owned by any Credit Party, and shall be deemed to include all engines, machinery, tackle, apparel, boats, rigging, furniture, freights, tools, spare parts, pumps, equipment, and all other appurtenances thereunto appertaining or belonging, whether now owned or hereafter acquired, whether on board or not, and all additions, improvements and replacements hereafter made in or to any of the Vessels, or any part thereof, or in or to any of the appurtenances aforesaid.

“Vessel Mortgage” means a first priority (subject to Permitted Liens) preferred ship or fleet mortgage (as amended, restated, amended and restated, supplemented or modified from time to time) creating and evidencing a Lien on a Mortgaged Vessel securing the Obligations, which shall be in a form reasonably satisfactory to the Collateral Agent, in each case, including such provisions as shall be necessary to create and perfect such Lien under applicable laws of the United States.

“Waivable Mandatory Prepayment” as defined in Section 2.15(d).

“Waste Disposal Division” means the business division of Parent and its Restricted Subsidiaries engaged in the waste disposal business.

“Weighted Average Life to Maturity” means, when applied to any Class of Term Loans or other Item of Indebtedness at any date, the number of years obtained by dividing: (x) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (y) the then outstanding principal amount of such Indebtedness; provided, for purposes of determining the Weighted Average Life to Maturity of any item of Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of or in connection with the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Withholding Agent” means the Borrower Representative and the Administrative Agent.

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“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Parent to the Administrative Agent pursuant to Section 5.1(a) and 5.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements as required under Section 5.1(d), if applicable) (except for the lack of footnotes and being subject to year-end and audit adjustments). If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Credit Document, and either the Borrower Representative or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower Representative shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower Representative shall provide to the Administrative Agent (for distribution to the Lenders) financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. For the avoidance of doubt, (i) notwithstanding any change in GAAP after the Closing Date that would require lease obligations that would be treated as operating leases as of the Closing Date to be classified and accounted for as Capital Leases or otherwise reflected on Parent’s consolidated balance sheet, such obligations shall continue to be excluded from the definition of Indebtedness and (ii) any lease that was entered into after the date of this Agreement that would have been considered an operating lease under GAAP in effect as of the Closing Date shall be treated as an operating lease for all purposes under this Agreement and the other Credit Documents, and obligations in respect thereof shall be excluded from the definition of Indebtedness.

1.3 Interpretation, Etc. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in any Credit Document), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Appendices, Exhibits and Schedules shall be construed to refer to Sections of, and Appendices, Exhibits and Schedules to, this Agreement, (e) any reference to any Law herein shall, unless otherwise specified, refer to such Law as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Securities, accounts and contract rights and (g) all times set forth herein or in any other Credit Document shall, unless otherwise specified, be deemed to refer to such time in New York City.

1.4 Certifications. Any certificate or other writing required hereunder or under any other Credit Document to be certified by any officer or other authorized representative of any Person shall be deemed to be executed and delivered by the individual holding such office solely in such individual’s capacity as an officer or other authorized representative of such Person and not in such officer’s or other authorized representative’s individual capacity.

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1.5 Timing of Performance. Subject to Section 2.16(f), when the performance of any covenant, duty or obligation under any Credit Document is required to be performed on a day which is not a Business Day, the date of such performance shall extend to the immediately succeeding Business Day.

1.6 Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower Representative, the Administrative Agent and such Lender.

1.7 Pro Forma Calculations and Adjustments.

(a) For purposes of calculating the compliance of any transaction with any provision hereof that requires such compliance to be on a “Pro Forma Basis”, such transaction shall be deemed to have occurred as of the first day of the most recently ended Test Period.

(b) In connection with the calculation of any ratio hereunder upon giving effect to a transaction on a “Pro Forma Basis”, (i) any Indebtedness incurred, acquired or assumed, or repaid, by Parent or any of its Restricted Subsidiaries in connection with such transaction (or any other transaction which occurred during the relevant Test Period) shall be deemed to have been incurred, acquired or assumed, or repaid, as the case may be, as of the first day of the relevant Test Period, (ii) if such Indebtedness has a floating or formula rate, then the rate of interest for such Indebtedness for the applicable period for purposes of the calculations contemplated by this definition shall be determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of such calculations, (iii) such calculation shall be made without regard to the netting of any cash proceeds of Indebtedness incurred by Parent or any of its Restricted Subsidiaries in connection with such transaction (but without limiting the pro forma effect of any prepayment of Indebtedness with such cash proceeds), and (iv) if any Indebtedness incurred, acquired or assumed in connection with such transaction is in the nature of a revolving credit facility, the entire principal amount of such facility shall be deemed to have been drawn.

1.8 Limited Condition Transactions. Notwithstanding anything in this Agreement or any other Credit Document to the contrary, if any Indebtedness, Lien, permitted Investment or Permitted Acquisition permitted hereunder is incurred, acquired, assumed or made as permitted hereunder, or if any Unrestricted Subsidiary is designated hereunder, in each case, in connection with a Limited Condition Acquisition, then compliance with any applicable ratio, test or other basket hereunder on a Pro Forma Basis may be determined, at the option of Parent, either (x) at the time of entry into the applicable acquisition agreement (but in no event more than 180 days prior to the incurrence, acquisition or assumption, as applicable, of such Indebtedness) or (y) at the time of incurrence, acquisition or assumption, as applicable, of such Indebtedness (the date of (x) or (y), the “LCA Test Date”), and, if Parent has made such an election, then in connection with any calculation of any ratio, test or basket availability with respect to the incurrence of Indebtedness or Liens, the making of Restricted Payments, the making of any permitted Investment or Permitted Acquisition, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary (each, a “Subsequent Transaction”) following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, for purposes of determining whether such Subsequent Transaction is permitted hereunder, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated; provided, in the case of a Restricted Payment, prepayment, redemption, purchase, defeasance or other satisfaction of Junior Financing or designation of an Unrestricted Subsidiary, any such ratio, test or basket shall also be required to be satisfied assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of indebtedness and the use of proceeds thereof) have not been consummated; provided, further, if any of such ratios or amounts are exceeded as a result of fluctuations in such ratio or amount including due to fluctuations in Consolidated Adjusted EBITDA of Parent or the Person subject to such acquisition or Investment, at or prior to the consummation of the relevant transaction or action, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken.

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1.9 Currency Generally. For purposes of determining compliance with Section 6.1, Section 6.2 and Section 6.6 with respect to any amount of any Indebtedness, Lien or Investment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness, Lien or Investment is incurred or granted (so long as such Indebtedness, Lien or Investment, at the time incurred or granted, made or acquired, was permitted hereunder).

1.10 Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.11 Currency.

(a) Spot Rates. The Administrative Agent shall determine the Spot Rate as of each Revaluation Date to be used for calculating the Dollar Equivalent of any Alternate Currency, and such Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed in converting any amounts between Dollars and such Alternate Currency until the next Revaluation Date to occur.

(b) Equivalent Units. In connection with an Alternate Currency Letter of Credit, wherever in this Agreement an amount, such as a required minimum or multiple amount, is expressed in Dollars, the correlative Alternate Currency amount applicable to such Alternate Currency Letter of Credit shall be the Dollar Equivalent thereof (rounded to the nearest unit of such Alternate Currency, with 0.5 of a unit being rounded upward), as reasonably determined by the Administrative Agent.

SECTION 2 LOANS AND LETTERS OF CREDIT

2.1 Term Loans.

(a) Initial Term Loan Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, an Initial Term Loan to the Borrowers in an amount equal to such Lender’s Initial Term Loan Commitment. The Borrowers may make only one borrowing under each Initial Term Loan Commitment. Each Lender’s Initial Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Initial Term Loan Commitment on such date.

(b) Repayments and Prepayments. Any amount of the Initial Term Loans that is subsequently repaid or prepaid may not be reborrowed.

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(c) Maturity. Subject to Sections 2.13(a), 2.14, 2.24 and 2.26, all amounts owed hereunder with respect to the Initial Term Loans shall be paid in full no later than the Initial Term Loan Maturity Date.

(d) Funding Notice. The Borrower Representative shall deliver to the Administrative Agent a fully executed Funding Notice for the Initial Term Loans no later than 11:00 a.m. at least one Business Day in advance of the Closing Date (or such later time as the Administrative Agent may agree) and, promptly upon receipt thereof, the Administrative Agent shall notify each Lender of the proposed borrowing.

(e) Funding of Initial Term Loans. Each Lender shall make its Initial Term Loan available to the Administrative Agent not later than 12:00 noon on the Closing Date, by wire transfer of same day funds in Dollars, at the Payment Office.

(f) Availability of Funds. Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of the Initial Term Loans available to the Borrowers on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Initial Term Loans received by the Administrative Agent from the Lenders to be credited to the account of the Borrowers at the Payment Office or to such other account as is designated in writing to the Administrative Agent by the Borrower Representative.

(g) Additional Term Loans. Subject to the terms and conditions hereof, (i) the terms and conditions of any Class of Incremental Term Loan Commitments and Incremental Term Loans shall be as set forth in the related Joinder Agreement, (ii) the terms and conditions of any Class of Extended Term Loan Commitments and Extended Term Loans shall be as set forth in the related Extension Amendment, and (iii) the terms and conditions of any Class of Permitted Refinancing Term Loan Commitments and Permitted Refinancing Term Loans shall be as set forth in the related Permitted Refinancing Amendment.

2.2 Revolving Loans.

(a) Revolving Credit Commitments. During the Revolving Credit Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans to the Borrowers in an aggregate amount up to but not exceeding such Lender’s Revolving Credit Commitment; provided, after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Credit Commitments exceed the Revolving Credit Limit.

(b) Repayments and Prepayments. Amounts borrowed pursuant to this Section 2.2 may be repaid and reborrowed during the Revolving Credit Commitment Period.

(c) Maturity. Each Lender’s Revolving Credit Commitments shall terminate on the applicable Scheduled Revolving Credit Commitment Termination Date, and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Credit Commitments shall be paid in full no later than such date.

(d) Minimum Amounts. Except pursuant to Section 2.3(g) or 2.4(d), Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount (i) of $500,000 and integral multiples of $100,000 in excess of that amount or (ii) equal to the remaining principal balance of the Revolving Credit Commitments, and Revolving Loans that are Eurodollar Loans shall be in an aggregate minimum amount (i) of $500,000 and integral multiples of $100,000 in excess of that amount or (ii) equal to the remaining principal balance of the Revolving Credit Commitments.

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(e) Notice to the Administrative Agent. Whenever a Borrower desires that the Lenders make Revolving Loans, the Borrower Representative shall deliver to the Administrative Agent at the Notice Office a fully executed and delivered Funding Notice no later than 12:00 noon at least three (3) Business Days in advance of the proposed Credit Date in the case of a Eurodollar Loan, and at least one (1) Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan. Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a Eurodollar Loan shall be irrevocable on and after the date of receipt thereof by the Administrative Agent, and such Borrower shall be bound to make a borrowing in accordance therewith.

(f) Notice to Lenders. Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by the Administrative Agent to each applicable Lender in writing with reasonable promptness, but (so long as the Administrative Agent shall have received such Notice by the time set forth in Section 2.2(e)) not later than 2:00 p.m. on the same day as the Administrative Agent’s receipt of such Notice from the Borrower Representative.

(g) Availability of Funds. Each Lender shall make the amount of its Revolving Loan available to the Administrative Agent not later than 2:00 p.m. on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Payment Office. Except as otherwise expressly provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Revolving Loans available to the applicable Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by the Administrative Agent from the Lenders to be credited to the account of the applicable Borrower at the Payment Office or such other account as may be designated in writing to the Administrative Agent by the Borrower Representative.

2.3 Swing Line Loans.

(a) Swing Line Loans. During the Revolving Credit Commitment Period, subject to the terms and conditions hereof, the Swing Line Lender hereby agrees to make Swing Line Loans to the Borrowers; provided, after giving effect to the making of any Swing Line Loan, in no event shall (x) the Swing Line Loan Outstandings exceed the Swing Line Sublimit then in effect or (y) the Total Utilization of Revolving Credit Commitments exceed the Revolving Credit Limit.

(b) Repayments and Prepayments. Amounts borrowed pursuant to this Section 2.3 may be repaid and reborrowed during the Revolving Credit Commitment Period.

(c) Maturity. The Swing Line Lender’s obligation to make Swing Line Loans pursuant to this Section 2.3 shall expire on the latest Scheduled Revolving Credit Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than such date.

(d) Minimum Amounts. Swing Line Loans shall be made in an aggregate minimum amount of $100,000 and integral multiples of $50,000 in excess of that amount.

(e) Notice to Swing Line Lender. Whenever a Borrower desires that the Swing Line Lender make a Swing Line Loan, the Borrower Representative shall deliver to the Administrative Agent a Funding Notice no later than 12:00 noon on the proposed Credit Date.

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(f) Availability of Funds. The Swing Line Lender shall make the amount of its Swing Line Loan available to the Administrative Agent not later than 2:00 p.m. on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Payment Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Swing Line Loans available to the Borrowers on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by the Administrative Agent from the Swing Line Lender to be credited to the account of the Borrowers at the Payment Office, or to such other account as is designated in writing to the Administrative Agent by the Borrower Representative.

(g) Refunded Swing Line Loans. With respect to any Swing Line Loans which have not been voluntarily prepaid by the Borrowers pursuant to Section 2.13, the Swing Line Lender may at any time in its sole and absolute discretion, deliver to the Administrative Agent (with a copy to the Borrower Representative), no later than 11:00 a.m. at least one Business Day in advance of the proposed Credit Date, a notice requesting that each Revolving Lender make Revolving Loans that are Base Rate Loans to the Borrowers on such Credit Date in an amount equal to its Pro Rata Share of the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which the Swing Line Lender requests the Revolving Lenders to prepay (without regard to the minimum funding amounts set forth in Section 2.2(d)). Anything contained in this Agreement to the contrary notwithstanding, (i) the proceeds of such Revolving Loans made by the Revolving Lenders other than the Swing Line Lender shall be immediately delivered by the Administrative Agent to the Swing Line Lender (and not to the Borrowers) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (ii) on the day such Revolving Loans are made, the Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swing Line Lender to the Borrowers, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of the Swing Line Lender but shall instead constitute part of the Swing Line Lender’s outstanding Revolving Loans to the Borrowers and shall be due under the Revolving Loan Note issued by the Borrowers to the Swing Line Lender. Each Borrower hereby authorizes the Administrative Agent and the Swing Line Lender to charge (without duplication) such Borrower’s accounts with the Administrative Agent and the Swing Line Lender (up to the amount available in each such account) in order to immediately pay the Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by the Revolving Lenders, including the Revolving Loans deemed to be made by the Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to the Swing Line Lender should be recovered by or on behalf of a Borrower from the Swing Line Lender in any proceeding under any Debtor Relief Law or otherwise, the loss of the amount so recovered shall be ratably shared among all of the Revolving Lenders in the manner contemplated by Section 2.17.

(h) Revolving Lenders’ Purchase of Participations in Swing Line Loans. If for any reason Revolving Loans are not made pursuant to Section 2.3(g) in an amount sufficient to repay any amounts owed to the Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by the Swing Line Lender, each Revolving Lender shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid principal amount together with accrued and unpaid interest thereon. Upon one Business Day’s notice from the Swing Line Lender, each Revolving Lender shall deliver to the Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Payment Office of the Swing Line Lender. In order to evidence such participation each Revolving Lender agrees to enter into a participation agreement at the request of the Swing Line Lender in form and substance reasonably satisfactory to the Swing Line Lender. If any Revolving Lender fails to make available to the Swing Line Lender the amount of such Revolving Lender’s participation as provided in this Section 2.3(h), the Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon for three (3) Business Days at the rate customarily used by the Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable. A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (h) shall be conclusive absent demonstrable or manifest error.

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(i) Absolute and Unconditional Obligations. Notwithstanding anything contained herein to the contrary, (i) each Revolving Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to Section 2.3(g) and each Revolving Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to Section 2.3(h) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against Swing Line Lender, any Credit Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party; (D) any breach of this Agreement or any other Credit Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided, such obligations of each Revolving Lender are subject to the condition that Swing Line Lender had not received prior notice from the Borrower Representative or the Required Revolving Lenders that any of the conditions under Section 3.2 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, were not satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made; and (ii) the Swing Line Lender shall not be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default, or (B) it does not in good faith believe that all conditions under Section 3.2 to the making of such Swing Line Loan have been satisfied or waived by the Required Revolving Lenders.

(j) Resignation of Swing Line Lender. The Swing Line Lender may resign as Swing Line Lender upon thirty days prior written notice to the Administrative Agent, Revolving Lenders and Borrower Representative. Upon any such notice of resignation, the Required Revolving Lenders shall have the right, upon five (5) Business Days’ notice to the Borrower Representative (or such lesser notice as is acceptable to the Borrower Representative), to appoint a successor Swing Line Lender with the written consent of the Borrower Representative; provided, (x) no such consent of the Borrower Representative shall be required while an Event of Default exists and (y) such consent shall not be unreasonably withheld, delayed or conditioned, and shall be deemed to have been given unless the Borrower Representative shall have objected to such appointment by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided, failing such appointment, the retiring Swing Line Lender may appoint, on behalf of the Revolving Lenders, a successor Swing Line Lender from among the Revolving Lenders or, with the written consent of the Borrower Representative, any other financial institution; provided, in no event shall any such successor Swing Line Lender be a Defaulting Lender, an Affiliated Lender or a Disqualified Institution. At the time any such resignation shall become effective, (i) the Borrowers shall prepay any outstanding Swing Line Loans made by the resigning Swing Line Lender, (ii) upon such prepayment, the resigning Swing Line Lender shall surrender any Swing Line Note held by it to the Borrowers for cancellation, and (iii) the Borrowers shall issue, if so requested by the successor Swing Line Lender, a new Swing Line Note to the successor Swing Line Lender, in the principal amount of the Swing Line Loan Sublimit then in effect and with other appropriate insertions. From and after the effective date of any such resignation, (A) any successor Swing Line Lender shall have all the rights and obligations of the Swing Line Lender under this Agreement with respect to Swing Line Loans made thereafter and (B) references herein to the term “Swing Line Lender” shall be deemed to refer to such successor or to any previous Swing Line Lender, or to such successor and all previous Swing Line Lender, as the context shall require.

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(k) Extensions. If the Maturity Date shall have occurred in respect of any tranche of Revolving Credit Commitments (such Maturity Date, the “Earlier Revolving Commitment Maturity Date”) at a time when another tranche or tranches of Revolving Credit Commitments is or are in effect with a longer Maturity Date, then, on such Earlier Revolving Commitment Maturity Date, all then outstanding Swing Line Loans shall be repaid in full (and there shall be no adjustment to the participations in such Swing Line Loans as a result of the occurrence of such Earlier Revolving Maturity Date); provided, if on the occurrence of such Earlier Revolving Commitment Maturity Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.4(k)), there shall exist sufficient unutilized Extended Revolving Credit Commitments so that the respective outstanding Swing Line Loans could be incurred pursuant to such Extended Revolving Credit Commitments which will remain in effect after the occurrence of such Earlier Revolving Commitment Maturity Date, then there shall be an automatic adjustment on such date of the risk participations of each Revolving Lender that is an Extended Revolving Lender and such outstanding Swing Line Loans shall be deemed to have been incurred solely pursuant to the relevant Extended Revolving Credit Commitments and such Swing Line Loans shall not be so required to be repaid in full on such Earlier Revolving Commitment Maturity Date.

2.4 Letters of Credit.

(a) Letters of Credit. During the Revolving Credit Commitment Period, subject to the terms and conditions hereof, each Issuing Bank agrees to issue Letters of Credit for the account of the Borrowers or any Subsidiary (provided, that in the case of any Letter of Credit issued for a Subsidiary that is not a Guarantor, the Borrower Representative shall be the co-applicant with respect thereto) in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided, (i) each Letter of Credit shall be denominated in Dollars or, at the option of the Borrower Representative, in an Alternate Currency; (ii) the stated amount of each Letter of Credit shall not be less than $100,000 or such lesser amount as is acceptable to the applicable Issuing Bank; (iii) after giving effect to such issuance, in no event shall the Total Utilization of Revolving Credit Commitments exceed the Revolving Credit Limit then in effect; (iv) after giving effect to such issuance, in no event shall the Letter of Credit Obligations exceed the Letter of Credit Sublimit then in effect; (v) absent the consent of the applicable Issuing Bank to the contrary, no Letters of Credit shall be issued after the date that is ten (10) Business Days prior to the Scheduled Revolving Credit Commitment Termination Date; (vi) absent the consent of the applicable Issuing Bank to the contrary, in no event shall any standby Letter of Credit have an expiration date later than the earlier of (A) the date that is five (5) Business Days prior to the Scheduled Revolving Credit Commitment Termination Date and (B) the date which is one year from the date of issuance of such standby Letter of Credit; and (vii) absent the consent of the applicable Issuing Bank to the contrary, no commercial Letter of Credit shall have an expiration date later than the earlier of (1) the date that is ten (10) Business Days prior to the Scheduled Revolving Credit Commitment Termination Date and (2) the date that is one hundred eighty days from the date of issuance of such commercial Letter of Credit. Subject to the foregoing, the Issuing Banks may agree that a standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless such Issuing Bank elects not to extend for any such additional period; provided, the Issuing Banks shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time such Issuing Bank must elect to allow such extension.

(b) Notice of Issuance. Whenever a Borrower desires the issuance of a Letter of Credit, it shall deliver to the Administrative Agent an Issuance Notice no later than 12:00 noon at least three (3) Business Days, or such shorter period as may be agreed to by an Issuing Bank in any particular instance, in advance of the proposed date of issuance. Upon satisfaction or waiver of the conditions set forth in Section 3.2, the applicable Issuing Bank shall issue the requested Letter of Credit in accordance with such Issuing Bank’s standard operating procedures. Upon the issuance or increase of any Letter of Credit, such Issuing Bank shall promptly notify each Revolving Lender thereof, which notice shall be accompanied by a copy of a Letter of Credit or increasing amendment or modification to a Letter of Credit and the amount of such Revolving Lender’s respective participation in such Letter of Credit pursuant to Section 2.4(e). On the Closing Date, the Borrowers shall be deemed to have requested the issuance hereunder of the NRC Letters of Credit and the NRC Letters of Credit shall be deemed to have been so issued hereunder.

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(c) Responsibility of the Issuing Banks With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between the Borrowers and an Issuing Bank, the Borrowers assume all risks of the acts and omissions of, or misuse of the Letters of Credit issued by any Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Banks shall not be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of any Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof (but subject to the immediately following sentence), any action taken or omitted by any Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of such Issuing Bank to the Borrowers. Notwithstanding anything to the contrary contained in this Section 2.4(c), the Borrowers shall retain any and all rights it may have against the Issuing Bank for any liability arising out of the gross negligence or willful misconduct of, or material breach by, any Issuing Banks as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(d) Reimbursement by Borrowers of Amounts Drawn or Paid Under Letters of Credit. If an Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify the Borrower Representative and the Administrative Agent, and the Borrowers shall reimburse such Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars (calculated, in the case of any Alternate Currency Letter of Credit, based on the Dollar Equivalent thereof) and in same day funds equal to the amount of such honored drawing; provided, anything contained herein to the contrary notwithstanding, (i) unless the Borrower Representative shall have notified the Administrative Agent and the applicable Issuing Bank prior to 10:00 a.m. on the date such drawing is honored that the Borrowers intend to reimburse the applicable Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, the Borrower Representative shall be deemed to have given a timely Funding Notice to the Administrative Agent requesting each Revolving Lender to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing (calculated, in the case of any Alternate Currency Letter of Credit, based on the Dollar Equivalent thereof), and (ii) regardless of whether the conditions specified in Section 3.2 are satisfied, each Revolving Lender shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the applicable Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by such Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, the Borrowers shall reimburse such Issuing Bank, on demand, in an amount in Dollars (calculated, in the case of any Alternate Currency Letter of Credit, based on the Dollar Equivalent thereof) same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 2.4(d) shall be deemed to relieve any Revolving Lender from its obligation to make Revolving Loans on the terms and conditions set forth herein, and the Borrowers shall retain any and all rights it may have against any Revolving Lender resulting from the failure of such Revolving Lender to make such Revolving Loans under this Section 2.4(d).

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 (e) Revolving Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from the applicable Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Credit Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder (calculated, in the case of any Alternate Currency Letter of Credit, based on the Dollar Equivalent thereof). If the Borrowers shall fail for any reason to reimburse such Issuing Bank as provided in Section 2.4(d), such Issuing Bank shall promptly notify each Revolving Lender of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving Credit Commitments (calculated, in the case of any Alternate Currency Letter of Credit, based on the Dollar Equivalent thereof). Each Revolving Lender shall make available to such Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds (calculated, in the case of any Alternate Currency Letter of Credit, based on the Dollar Equivalent thereof), at the office of such Issuing Bank specified in such notice, not later than 12:00 noon on the first business day (under the Laws of the jurisdiction in which such office of such Issuing Bank is located) after the date notified by such Issuing Bank. If any Revolving Lender fails to make available to such Issuing Bank on such business day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.4(e), such Issuing Bank shall be entitled to recover such amount on demand from such Revolving Lender, together with interest thereon for three (3) Business Days at the rate customarily used by such Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.4(e) shall be deemed to prejudice the right of any Revolving Lender to recover from any Issuing Bank any amounts made available by such Revolving Lender to such Issuing Bank pursuant to this Section if it is determined that the payment with respect to a Letter of Credit in respect of which payment was made by such Revolving Lender constituted gross negligence or willful misconduct on the part of such Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction. If an Issuing Bank shall have been reimbursed by other Revolving Lenders pursuant to this Section 2.4(e) for all or any portion of any drawing honored by such Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to each Revolving Lender which has paid all amounts payable by it under this Section 2.4(e) with respect to such honored drawing such Revolving Lender’s Pro Rata Share of all payments subsequently received by such Issuing Bank from the Borrowers in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Revolving Lender at its primary address set forth below its name on Appendix B or at such other address as such Revolving Lender may request.

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(f) Obligations Absolute. The obligation of the Borrowers to reimburse an Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by the Revolving Lenders pursuant to Section 2.4(d) and the obligations of the Revolving Lenders under Section 2.4(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which the Borrowers or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Bank, Lender or any other Person or, in the case of a Lender, against the Borrowers, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Parent or any of its Restricted Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by an Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Parent or any of its Restricted Subsidiaries; (vi) any breach hereof or any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that payment by an Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of, or material breach of agreement by, such Issuing Bank under the circumstances in question as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(g) Indemnification. Without duplication of any obligation of the Borrowers under Section 10.2 or 10.3, in addition to amounts payable as provided herein, the Borrowers hereby agree to protect, indemnify, pay and save harmless the Issuing Banks from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (limited, in the case of legal fees and expenses, to the reasonable fees, expenses and disbursements of a single external counsel documented in reasonable detail) which any Issuing Bank incurs or is subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by an Issuing Bank, other than as a result of (A) the gross negligence or willful misconduct of, or material breach of agreement by, such Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction or (B) the wrongful dishonor by such Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (ii) the failure of such Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

(h) Cash Collateralization - Borrowers. If any Letter of Credit is outstanding at the time that the Borrowers prepay, or are required to repay, the Obligations (other than the Remaining Obligations) or the Revolving Credit Commitments are terminated, the Borrowers shall Cash Collateralize the applicable Issuing Bank’s Letter of Credit Obligations in an amount not less than the Minimum Collateral Amount, to reimburse payments of drafts drawn under such Letters of Credit and pay any fees and expenses related thereto. Upon termination of any such Letter of Credit such deposit shall be refunded to the Borrowers to the extent not previously applied by the Administrative Agent in the manner described herein.

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(i) Cash Collateralization - Defaulting Lenders. At any time that there shall exist a Defaulting Lender, within three (3) Business Days following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Borrowers shall Cash Collateralize such Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.22(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i)	Grant of Security Interest. The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the Issuing Banks, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent reasonably determines that such Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to Section 2.22(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(ii)	Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.4(i) or Section 2.22 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii)	Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the applicable Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.4(i) following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Revolving Lender), or (B) the determination by the Administrative Agent and the applicable Issuing Bank that there exists excess Cash Collateral; provided, subject to Section 2.22(a)(v), the Person providing Cash Collateral and such Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided further, to the extent that such Cash Collateral was provided by the Borrowers, such Cash Collateral shall remain subject to the security interest granted pursuant to the Credit Documents.

(j) Resignation of an Issuing Bank. An Issuing Bank may resign as the Issuing Bank upon thirty days prior written notice to the Administrative Agent, Revolving Lenders and Borrower Representative. Upon any such notice of resignation, the Required Revolving Lenders shall have the right, upon five (5) Business Days’ notice to the Borrower Representative, to appoint a successor Issuing Bank with the written consent of the Borrower Representative (or such lesser notice as is acceptable thereto); provided, (x) no such consent of the Borrower Representative shall be required while an Event of Default exists and (y) such consent shall not be unreasonably withheld, delayed or conditioned, and shall be deemed to have been given unless the Borrower Representative shall have objected to such appointment by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided, failing such appointment, the retiring Issuing Bank may appoint, on behalf of the Revolving Lenders, a successor Issuing Bank from among the Revolving Lenders or, with the written consent of the Borrower Representative, any other financial institution; provided, in no event shall any such successor Issuing Bank be a Defaulting Lender, an Affiliated Lender or a Disqualified Institution. At the time any such resignation shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank. From and after the effective date of any such resignation, (i) any successor to an Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation of an Issuing Bank hereunder, the resigning Issuing Bank shall remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.

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(k) Extensions. If the Maturity Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolving Credit Commitments in respect of which the Maturity Date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Sections 2.4(d) and 2.4(e)) under (and ratably participated in by Revolving Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrowers shall Cash Collateralize any such Letter of Credit in accordance with Section 2.4(h). Except to the extent of reallocations of participations pursuant to clause (i) of the immediately preceding sentence, the occurrence of a Maturity Date with respect to a given tranche of Revolving Credit Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders in any Letter of Credit issued before such Maturity Date.

(l) Additional Issuing Banks. The Borrowers may, at any time and from time to time, designate one or more additional Revolving Lenders to act as an issuing bank under the terms of this Agreement, with the consent of the Administrative Agent (such consent not to be unreasonably withheld) and such Revolving Lender(s). Any Revolving Lender designated as an issuing bank pursuant to this clause (l) shall have all rights and obligations of an Issuing Bank under the Credit Documents with respect to Letters of Credit issued or to be issued by it, and all references in the Credit Documents to the term “Issuing Bank” shall, with respect to Letters of Credit, be deemed to refer to such Revolving Lender in its capacity as Issuing Bank, as the context may require. The Administrative Agent shall notify the Lenders of any such additional Issuing Bank. If at any time there is more than one Issuing Bank hereunder, the Borrower Representative may, in its discretion, select which Issuing Bank to issue any particular Letter of Credit.

2.5 Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by the Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that (i) the failure of any Lender to fund any such Loan shall not relieve any other Lender of its obligation hereunder and (ii) no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment or any Revolving Credit Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

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(b) Availability of Funds. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Credit Extension that such Lender will not make available to the Administrative Agent such Lender’s share of such Credit Extension, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Credit Extension available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Credit Extension to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Credit Extension. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent. Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments or Revolving Credit Commitments hereunder or to prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

2.6 Use of Proceeds.

(a) On the Closing Date.

(i)	The proceeds of the Term Loans shall be applied by the Borrowers on the Closing Date, first, to repay and discharge in full the Existing Indebtedness, and, second, to pay the 2018 Dividend, and consummate the other Related Transactions; provided, that, if the 2018 Dividend is not paid on the Closing Date, an amount equal to the Dividend Term Loan Proceeds may be maintained on the balance sheet of the Borrowers until the earlier of (x) the consummation of the 2018 Dividend and (y) the date on which such amount is required to be prepaid under Section 2.14(d)(i).

(ii)	The Borrowers may apply proceeds of the Revolving Loans made on the Closing Date to fund any original issue discount and/or upfront fees with respect to the Loans required pursuant to any applicable market flex provisions.

(b) After the Closing Date. The proceeds of the Revolving Loans, Swing Line Loans made and Letters of Credit issued after the Closing Date shall be applied by the Borrowers for working capital and general corporate purposes of Parent and its Restricted Subsidiaries, including Permitted Acquisitions, post-closing costs and expenses relating to the Related Transactions, any original issue discount and/or upfront fees with respect to the Loans required pursuant to any applicable market flex provisions and costs and expenses related to any SPAC Transaction.

(c) Incremental Term Loans. The proceeds of Incremental Term Loans shall be applied by the Borrowers for working capital and general corporate purposes of Parent and its Restricted Subsidiaries, including Permitted Acquisitions, and as otherwise agreed by the Borrowers and the Lenders providing such Incremental Term Loans to the extent not otherwise prohibited under the Credit Documents.

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(d) Margin Regulations. Parent and its Restricted Subsidiaries shall not use any portion of the proceeds of any Credit Extension to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.

(e) Anti-Corruption Laws, AML Laws, and Sanctions. The Borrowers shall not request any Loan or Letter of Credit, nor use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees, controlled Affiliates and agents shall not use, directly or indirectly, the proceeds of any Loan or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, other Affiliate, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation in any material respect of any Anti-Corruption Laws or AML Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or involving any goods originating in or with a Sanctioned Person or Sanctioned Country, in each case in violation of Sanctions, or (iii) in any manner that would result in the violation of any Sanctions by any Person (including any Person participating in the transactions contemplated hereunder, whether as underwriter, advisor lender, investor or otherwise).

2.7 Evidence of Debt; Notes.

(a) Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Indebtedness of the Borrowers to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrowers, absent manifest or demonstrable error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Credit Commitments or the Borrowers’ Obligations in respect of any applicable Loans; and provided further, if there is any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Notes. If so requested by any Lender by written notice to the Borrower Representative (with a copy to the Administrative Agent) at least two (2) Business Days prior to the Closing Date, or at any time thereafter, the Borrowers shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Borrower Representative’s receipt of such notice) a Note or Notes to evidence such Lender’s applicable Loan.

2.8 Interest on Loans.

(a) Interest. Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment thereof (whether by acceleration or otherwise) at an interest rate determined for the Class of such Loan equal to (x) the Base Rate or the Adjusted Eurodollar Rate, as applicable, plus (y) the Applicable Margin for such Type of Loan.

(b) Interest Rate Election. The basis for determining the rate of interest with respect to any Loan (except a Swing Line Loan which can be made and maintained as Base Rate Loans only), and the Interest Period with respect to any Eurodollar Loan, shall be selected by the Borrower Representative and notified to the Administrative Agent pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be; provided, until the earlier of (x) the date that the Administrative Agent shall notify the Borrower Representative that the primary syndication of the Loans and Revolving Credit Commitments has been completed (which it will promptly do upon the completion thereof), and (y) the sixtieth day following the Closing Date (such earlier date, the “Syndication Date”), all Loans shall be borrowed and remain outstanding as Base Rate Loans, except that the Borrowers may borrow Loans as Eurodollar Loans or convert Base Rate Loans into Eurodollar Loans in accordance with Section 2.9(a) and thereafter continue such Eurodollar Loans in accordance with Section 2.9(b), in each case, with an Interest Period of one week. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Eurodollar Loan with an Interest Period of one month (or if prior to the Syndication Date, one week).

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(c) Interest Periods. In connection with Eurodollar Loans there shall be no more than seven (7) Interest Periods outstanding at any time; provided, after the establishment of any tranche of new Loans pursuant to an Extension, such number of Interest Periods shall increase by two (2) Interest Periods for each such new tranche of Loans so established. If the Borrower Representative fails to specify between a Base Rate Loan or a Eurodollar Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (x) if outstanding as a Eurodollar Loan will be automatically continued on the last day of then-current Interest Period for such Loan as a Eurodollar Loan with an Interest Period of one month (or, if prior to the Syndication Date, one week) and (y) if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). If the Borrower Representative fails to specify an Interest Period for any Eurodollar Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Borrower Representative shall be deemed to have selected an Interest Period of, prior to the Syndication Date, one week, and thereafter, one month. As soon as practicable after 10:00 a.m. on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower Representative and each Lender.

(d) Computation of Interest. Interest payable pursuant to Section 2.8(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Loan, the date of conversion of such Eurodollar Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Loan, the date of conversion of such Base Rate Loan to such Eurodollar Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e) Interest Payable. Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and be payable in arrears (i) on each Interest Payment Date applicable to that Loan; (ii) concurrently with any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity; provided, with respect to any voluntary prepayment of a Revolving Loan outstanding as a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date and, provided further, no interest shall be due hereunder (or under any Note) prior to the end of the first full Fiscal Quarter following the Closing Date.

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(f) Interest on Letters of Credit. Each Borrower agrees to pay to an Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by such Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Borrowers at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, a rate which is 2.00% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans. Interest payable pursuant to this Section 2.8(f) shall be computed on the basis of a 365/366-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by an Issuing Bank of any payment of interest pursuant to this Section 2.8(f), such Issuing Bank shall distribute to each Revolving Lender, out of the interest received by such Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which such Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Revolving Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. If such Issuing Bank shall have been reimbursed by the Revolving Lenders for all or any portion of such honored drawing, such Issuing Bank shall distribute to each Revolving Lender which has paid all amounts payable by it under Section 2.4(e) with respect to such honored drawing such Revolving Lender’s Pro Rata Share of any interest received by such Issuing Bank in respect of that portion of such honored drawing so reimbursed by the Revolving Lenders for the period from the date on which such Issuing Bank was so reimbursed by the Revolving Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the Borrowers.

2.9 Conversion and Continuation.

(a) Conversion. Subject to Section 2.18, the Borrowers shall have the option to convert at any time all or any part of any Term Loan, Revolving Loan or Incremental Term Loan equal to $500,000 and integral multiples of $100,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Loan may not be converted on a date other than the expiration date of the Interest Period applicable to such Eurodollar Loan unless the Borrowers shall pay all amounts due under Section 2.18 in connection with any such conversion; provided, further, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may prohibit the Borrowers from converting any Term Loan or Revolving Loan to a Eurodollar Loan.

(b) Continuation. Subject to Section 2.18, the Borrowers shall also have the option, upon the expiration of any Interest Period applicable to any Eurodollar Loan, to continue all or any portion of such Loan equal to $500,000 and integral multiples of $100,000 in excess of that amount as a Eurodollar Loan; provided, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may prohibit the Borrower from continuing any Eurodollar Loan as such.

(c) Conversion/Continuation Notice. The Borrower Representative shall deliver a Conversion/Continuation Notice to the Administrative Agent at the Notice Office no later than 11:00 a.m. at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three (3) Business Days in advance of the proposed Conversion/Continuation Date (in the case of a conversion to, or a continuation of, a Eurodollar Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the date of receipt thereof by the Administrative Agent, and the Borrowers shall be bound to effect a conversion or continuation in accordance therewith.

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2.10 Default Interest. During the continuance of an Event of Default under Section 8.1(a) in respect of a failure to pay principal of or interest on any Loan or any fee owing under Section 2.11, 8.1(f) or 8.1(g), the Borrowers shall pay interest on past due amounts owing by it hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided, no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon written demand. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

2.11 Fees.

(a) Commitment Fees. The Borrowers agree to pay to the Revolving Lenders commitment fees equal to (i) the average of the daily difference between (A) the Revolving Credit Commitments, and (B) the sum of (1) the aggregate principal amount of outstanding Revolving Loans (but not any outstanding Swing Line Loans), plus (2) the Letter of Credit Obligations, times (ii) the Applicable Commitment Fee Percentage.

(b) Letter of Credit Fees. The Borrowers also agree to pay to the Revolving Lenders letter of credit fees, payable in Dollars, equal to (i) the Applicable Margin for Revolving Loans that are Eurodollar Loans, times (ii) the average aggregate daily maximum amount (calculated, in the case of any Alternate Currency Letter of Credit, based on the Dollar Equivalent thereof) available to be drawn under all outstanding Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

(c) Fronting Fees. The Borrowers agree to pay directly to an Issuing Bank, for its own account, a fronting fee payable in Dollars equal to (i) 0.125%, per annum, times (ii) the average aggregate daily maximum amount available (calculated, in the case of any Alternate Currency Letter of Credit, based on the Dollar Equivalent thereof) to be drawn under all Letters of Credit (determined as of the close of business on any date of determination).

(d) Documentary and Processing Charges. The Borrowers also agree to pay directly to the applicable Issuing Bank, for its own account, such reasonable documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with such Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(e) Computation and Payment of Fees. All fees referred to in Sections 2.11(a), 2.11(b) and 2.11(c) shall be (i) calculated on the basis of a 360-day year and the actual number of days elapsed and (ii) payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year during the Revolving Credit Commitment Period, commencing on the last day of the first full Fiscal Quarter ending after the Closing Date, and on the Revolving Credit Commitment Termination Date.

(f) Payment to Lenders. All fees referred to in Sections 2.11(a) and 2.11(b) shall be paid when due to the Administrative Agent at the Payment Office and upon receipt thereof, the Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(g) Fees to Lead Arranger and Agents. In addition to any of the foregoing fees, the Borrowers agree to pay to the Lead Arranger, the Administrative Agent and the Collateral Agent such other fees in the amounts and at the times separately agreed upon in writing.

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(h) Repricing Event. If the Borrowers in connection with any Repricing Event, (i) make a prepayment of the Initial Term Loans pursuant to Section 2.13(a), (ii) make a prepayment of the Initial Term Loans pursuant to Section 2.14(b) or (iii) effect any amendment with respect to the Initial Term Loans, in each case, on or prior to the six month anniversary of the Closing Date, the Borrowers shall pay to each Term Loan Lender holding Initial Term Loans (x) with respect to clauses (i) and (ii), a prepayment premium in an amount equal to 1.00% of the principal amount of the Initial Term Loans affected by such reduction in interest rate margins held by such Term Loan Lender that are prepaid, and (y) with respect to clause (iii), a prepayment premium in an amount equal to 1.00% of the principal amount of the Initial Term Loans held by such Term Loan Lender, regardless of whether such Term Loan Lender consented to such amendment. As used herein, “Repricing Event” means, other than in connection with (1) any initial public offering, (2) any transformative acquisition that is not permitted under this Agreement, (3) a transaction that would result in a Change of Control or (4) a SPAC Transaction, (A) any prepayment of the Initial Term Loans, in whole or in part, with the proceeds of, or any conversion of the Initial Term Loans into, any new or replacement tranche of term loans, the primary purpose of which is to reduce the interest rate margins thereon to have an All-In-Yield less than the All-In-Yield applicable to the Initial Term Loans or (B) any amendment to this Agreement the primary purpose of which is to reduce the “effective” interest rate applicable to the Initial Term Loans to have an All-In-Yield less than the All-In-Yield applicable to the then outstanding Initial Term Loans.

2.12 Installments and Maturity.

(a) The principal amounts of the Initial Term Loans shall be repaid in installments in the aggregate amounts set forth below on the date correlative thereto; provided, such installments shall be reduced in connection with any voluntary or mandatory prepayments of the Initial Term Loans in accordance with Section 2.15:

Installment Date	Installment

Each March 31, June 30, September 30 and December 31 (beginning with September 30, 2018) and ending prior to the Initial Term Loan Maturity Date	$770,000

Initial Term Loan Maturity Date	Outstanding aggregate principal amount of the Initial Term Loans

(b) The principal amount of any other Class of Term Loans shall be repaid in installments, if any, as set forth in the applicable Joinder Agreement, Extension Amendment or Permitted Refinancing Amendment, and in any event, shall be paid in full no later than the applicable Maturity Date with respect thereto.

2.13 Voluntary Prepayments and Reductions.

(a) Voluntary Prepayments. Any time and from time to time, with respect to any Type of Loan, the Borrowers may prepay, without premium or penalty (but subject to Sections 2.11(h) and 2.18(c), as applicable), any Loan on any Business Day in whole or in part, in an aggregate minimum amount of and integral multiples in excess of that amount (or, if less, the aggregate outstanding principal amount of the Class of Loans to be prepaid), and upon prior written or telephonic notice, in each case, as set forth in the following table:

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Type of Loan	Minimum Amount	Integral Multiple	Prior Notice
Base Rate Loans (other than Swing Line Loans)	$500,000	$100,000	One Business Day
Eurodollar Loans	$500,000	$100,000	Three Business Days
Swing Line Loans	$100,000	$50,000	Same Day

in each case given to the Administrative Agent or the Swing Line Lender, as the case may be, by 12:00 noon on the date required and, if given by telephone, promptly confirmed in writing to the Administrative Agent, and the Administrative Agent will promptly transmit such telephonic or original notice to each applicable Lender. Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided, such prepayment obligation may be conditioned on the occurrence of any subsequent event (including a Change of Control or refinancing transaction).

(b) Voluntary Commitment Reductions. The Borrowers may, upon not less than three (3) Business Days’ prior written or telephonic notice confirmed in writing to the Administrative Agent (which original written or telephonic notice the Administrative Agent will promptly transmit by telefacsimile, e-mail or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Credit Commitments in an amount up to the amount by which the Revolving Credit Commitments exceed the Total Utilization of Revolving Credit Commitments at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Credit Commitments shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount. The Borrower Representative’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Credit Commitments shall be effective on the date specified in the Borrower Representative’s notice and shall (subject to Section 2.22(d)) reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof; provided, such commitment reduction may be conditioned on the occurrence of any subsequent event (including a Change of Control or refinancing transaction).

2.14 Mandatory Prepayments and Reductions.

(a) Dispositions; Casualty/Condemnation Events. No later than the third Business Day following the date of receipt by Parent or any of its Restricted Subsidiaries of any Net Cash Proceeds resulting from a Disposition consummated in reliance on Section 6.9(k) or 6.9(l) or from any Casualty/Condemnation Event, the Borrowers shall prepay the Loans and/or the Revolving Credit Commitments shall be permanently reduced as set forth in Section 2.15(b) in an aggregate amount equal to such Net Cash Proceeds; provided, so long as no Event of Default shall have occurred and be continuing, Parent and its Restricted Subsidiaries (subject, in the case of Parent, to Section 6.13) shall have the option, directly or through one or more of its Restricted Subsidiaries, to invest such Net Cash Proceeds within three hundred sixty (360) days of receipt thereof in long-term productive assets of the general type used in the business of Parent and its Restricted Subsidiaries (including, in respect of any Casualty/Condemnation Event, to repair, restore or replace the assets affected thereby); provided further, if Parent or a Restricted Subsidiary enters into a legally binding commitment (and has provided the Administrative Agent a copy of such binding commitment) to invest such Net Cash Proceeds within such 360-day period, it may directly or through one or more of its Restricted Subsidiaries so invest such Net Cash Proceeds within the later of (x) three hundred sixty (360) days following the receipt of such Net Cash Proceeds or (y) one hundred eighty (180) days after the date of entry into such legally binding commitment.

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(b) Issuance of Debt. No later than the third Business Day (or such later date as is acceptable to the Administration Agent) following receipt of cash proceeds from the incurrence of any Indebtedness by Parent or any of its Restricted Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1 (other than any Permitted Credit Agreement Refinancing Indebtedness)), the Borrowers shall prepay the Loans and/or the Revolving Credit Commitments shall be permanently reduced as set forth in Section 2.15(b) in an aggregate amount equal to 100% of the cash proceeds from such incurrence, net of any underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(c) Consolidated Excess Cash Flow. If there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ending December 31, 2019), the Borrowers shall, no later than ten (10) Business Days after the date the annual financial statements for such Fiscal Year are required to be delivered pursuant to Section 5.1(b), prepay the Loans and/or the Revolving Credit Commitments shall be permanently reduced as set forth in Section 2.15(b) in an aggregate amount equal to (i) 50% of such Consolidated Excess Cash Flow (which percentage shall be reduced to (x) 25% if the Consolidated First Lien Net Leverage Ratio determined for such Fiscal Year is 3.40:1.00 or less, and (y) 0% if the Consolidated First Lien Net Leverage Ratio determined for such Fiscal Year is 2.90:1.00 or less, in each case, by reference to the Compliance Certificate delivered pursuant to Section 5.1(c) calculating the Consolidated Total Net Leverage Ratio as of the last day of such Fiscal Year), minus (ii) voluntary prepayments of the Loans and any Incremental Equivalent Debt secured by the Collateral on a pari passu basis with the Initial Term Loans or Revolving Loans (provided, with respect to any prepayment at a discount to par of such Term Loans or such Incremental Equivalent Debt with credit only given for the actual amount of cash payment) and the amount of any premium, make whole or penalty paid in connection therewith, but excluding (x) repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Credit Commitments are permanently reduced in connection with such repayments, (y) any repayments of the Loans made with the proceeds of any Permitted Cure Securities issued in connection with the Cure Right and (z) any repayments of the Loans made with the proceeds of any long-term indebtedness of Parent or any Restricted Subsidiaries.

(d) Prepayment of Unutilized Loan Proceeds. No later than 20 days after the Closing Date, the Borrowers shall prepay (on such 20th day) 100% of the Dividend Term Loan Proceeds, unless the 2018 Dividend has been paid on or before such 20th day.

(e) Revolving Credit Limit. If at any time the Total Utilization of Revolving Credit Commitments exceeds the Revolving Credit Limit then in effect, the Borrowers shall promptly prepay first, the Swing Line Loans, and second, the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Credit Commitments shall not at any time exceed the Revolving Credit Limit then in effect. If after giving effect to any prepayments required pursuant to the preceding sentence, the Total Utilization of Revolving Credit Commitments exceeds the Revolving Credit Limit, the Borrowers shall promptly Cash Collateralize Letter of Credit Obligations in an amount equal to such excess.

(f) Revaluation Date. If as a result of changes in currency exchange rates, on any Revaluation Date, the Letter of Credit Obligations exceed the Letter of Credit Sublimit by more than $200,000, the Borrowers shall, in each case within five (5) Business Days after being notified thereof by the Administrative Agent, Cash Collateralize all Letters of Credit in accordance with Section 2.4(h), in an aggregate amount such that the Letter of Credit Obligations, less the amount thereof so Cash Collateralized, do not exceed the Letter of Credit Sublimit. If the Borrowers shall have Cash Collateralized any Letters of Credit in accordance with the prior sentence, and thereafter, on a Revaluation Date, the Letter of Credit Sublimit exceeds the Letter of Credit Obligations by more than $25,000, the Administrative Agent shall, within five (5) Business Days after being notified thereof by the Borrower and only so long as no Event of Default is then continuing, refund to the Borrowers such excess.

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(g) Prepayment Certificate. Concurrently with any prepayment of the Loans and/or reduction of the Revolving Credit Commitments pursuant to Sections 2.14(a) through 2.14(d), the Borrower Representative shall deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable Net Cash Proceeds or Consolidated Excess Cash Flow, as the case may be. If the Borrower Representative shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrowers shall promptly make an additional prepayment of the Loans and/or the Revolving Credit Commitments shall be permanently reduced in an amount equal to such excess, and the Borrower Representative shall concurrently therewith deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

(h) Constraints on Upstreaming. Notwithstanding any other provision of this Section 2.14, with respect to any amount of Net Cash Proceeds subject to Section 2.14(a) or any amount of Consolidated Excess Cash Flow subject to Section 2.14(c), in each case, attributable to a Foreign Subsidiary, if the Borrower Representative determines in good faith that the upstreaming of cash equal to such amount by such Foreign Subsidiary (i) would violate any local Law (e.g., financial assistance, thin capitalization, corporate benefit, or the fiduciary and statutory duties of the directors of such Subsidiary) or any term of any Organizational Document applicable to such Foreign Subsidiary, or (ii) would reasonably be expected to result in any greater than de minimus adverse costs or tax consequences to Parent and its Restricted Subsidiaries (it being understood that, for the avoidance of doubt, costs and/or taxes arising as a result of upstreaming of cash equal to such amount exceeding 2.5% of such amount would be greater than de minimus), then such amount shall be excluded from such Net Cash Proceeds or such Consolidated Excess Cash Flow, as applicable; provided, for one year from the date on which the obligation to make the applicable prepayment arose, the Borrowers and such Foreign Subsidiary shall use commercially reasonable efforts to overcome or eliminate any such restrictions or minimize to a de minimus amount any such costs of prepayment and, if successful, shall promptly make the applicable prepayment, unless the Borrower Representative shall have determined in good faith that such actions would require the expenditure of a material amount of funds. For the avoidance of doubt, nothing in this Agreement (including this Section 2.14) shall require the Borrowers or any of their Restricted Subsidiaries to cause any amounts to be repatriated, whether directly or indirectly, and whether such repatriation is actual or deemed under Section 956 of the Code, to the United States (whether or not such amounts are used in or excluded from the determination of the amount of any mandatory prepayment hereunder).

(i) Other Applicable Debt. If at the time that any prepayment pursuant to Section 2.14(a) would be required, the Borrowers are also required to offer to repurchase Permitted First Priority Refinancing Debt or Incremental Equivalent Debt (in each case, to the extent secured by Liens on the assets giving rise to such prepayment on a pari passu basis with the Obligations), in each case pursuant to the terms of the documentation governing such Indebtedness with Net Cash Proceeds with respect to any property or assets constituting Collateral (such Indebtedness required to be offered to be so repurchased, “Other Applicable Debt”), then the Borrowers may apply such Net Cash Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Debt at such time; provided, the portion of such Net Cash Proceeds allocated to the Other Applicable Debt shall not exceed the amount of such Net Cash Proceeds required to be allocated to the Other Applicable Debt pursuant to the terms thereof, and the remaining amount, if any, of such Net Cash Proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Debt, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.14(i) shall be reduced accordingly; provided further, to the extent the holders of Other Applicable Debt decline to have such Other Applicable Debt repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof, subject, in any event, to Section 2.15(d).

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2.15 Application of Prepayments.

(a) Application of Voluntary Prepayments. Any prepayment of any Loan pursuant to Section 2.13(a) shall be applied as specified by the Borrower Representative in the applicable notice of prepayment; provided, any such prepayment of Term Loans shall be applied to prepay the Term Loans across all Classes of Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof); provided, further, absent such direction by the Borrower Representative, such prepayment shall be applied to the remaining scheduled principal payments of the Term Loans in direct order of maturity thereof.

(b) Application of Mandatory Prepayments. Subject to Section 2.15(d), any amount required to be paid pursuant to Sections 2.14(a) through 2.14(d) shall be applied:

first, to prepay the Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof), and shall be further applied as specified by the Borrower Representative or, absent such specification, in the direct order of maturity to the remaining installments of principal of the Term Loans; provided, that any mandatory prepayment pursuant to Section 2.14(d) shall be applied ratably against the then remaining scheduled principal payments of the Term Loans;

second, to prepay the Swing Line Loans to the full extent thereof without any permanent reduction in the Revolving Credit Commitments;

third, to prepay the Revolving Loans to the full extent thereof without any permanent reduction in the Revolving Credit Commitments;

fourth, to prepay outstanding reimbursement obligations with respect to Letters of Credit without any permanent reduction in the Revolving Credit Commitments; and

fifth, to Cash Collateralize all Letters of Credit in accordance with Section 2.4(h) without any permanent reduction in the Revolving Credit Commitments.

(c) Application of Prepayments to Types of Loans. Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Loans, in each case in a manner which minimizes the amount of any payment required to be made by the Borrowers pursuant to Section 2.18(c).

(d) Waivable Mandatory Prepayment. Anything contained herein to the contrary notwithstanding, so long as any Term Loans are outstanding, if the Borrowers are required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Term Loans, not less than three (3) Business Days prior to the date (the “Required Prepayment Date”) on which the Borrowers are required to make such Waivable Mandatory Prepayment, the Borrower Representative may notify the Administrative Agent of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender holding outstanding Term Loans of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to the Borrower Representative and the Administrative Agent of its election to do so on or before the first Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Borrower Representative and the Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, the Borrowers shall retain that amount of the Waivable Mandatory Prepayment with respect to which each Lender, if any, shall have exercised its option to refuse (the “Declined Proceeds”).

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2.16 General Provisions Regarding Payments.

(a) Payments Due. All payments by the Borrowers of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 1:00 p.m. on the date due at the Payment Office for the account of the Lenders; for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date may in the discretion of the Administrative Agent be deemed to have been paid by the Borrowers on the next succeeding Business Day.

(b) Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or Issuing Banks, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(c) Payments to Include Interest. All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid (other than voluntary prepayments of Revolving Loans outstanding as Base Rate Loans, which shall instead be payable on the applicable Interest Payment Date), and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(d) Distribution of Payments. The Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(e) Affected Lender. Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(f) Payment Due on Non-Business Day. Subject to the provisos set forth in the definition of “Interest Period”, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Credit Commitment fees hereunder.

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(g) Borrowers’ Accounts. Each Borrower hereby authorizes the Administrative Agent to charge each Borrower’s accounts with the Administrative Agent in order to cause timely payment to be made to the Administrative Agent of all principal, interest and fees pursuant to Section 2.11 due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(h) Non-Conforming Payment. If any payment by or on behalf of the Borrowers hereunder is not made in same day funds prior to 1:00 p.m., the Administrative Agent may deem such payment to be a non-conforming payment and if so, shall give prompt telephonic notice thereof to the Borrower Representative and each applicable Lender (confirmed in writing). Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.

2.17 Ratable Sharing. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided, (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section 2.17 shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or Participant. Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

2.18 Making or Maintaining Eurodollar Loans.

(a) Inability to Determine Applicable Interest Rate. If the Administrative Agent shall have determined in good faith (which determination shall be final and conclusive and binding upon all parties hereto, absent manifest error), on any Interest Rate Determination Date with respect to any Eurodollar Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, the Administrative Agent shall on such date give notice (by telefacsimile, e-mail or by telephone confirmed in writing) to the Borrower Representative and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Loans until such time as the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist (which the Administrative Agent agrees it will promptly do at such time), (ii) any Funding Notice or Conversion/Continuation Notice given by the Borrower Representative with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower Representative and (iii) the utilization of the Adjusted Eurodollar Rate component in determining the Base Rate shall be suspended, in each case, until the Administrative Agent revokes such notice.

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(b) Illegality or Impracticability of Eurodollar Loans. If on any date any Lender (in the case of clause (i) below) or the Required Lenders (in the case of clause (ii) below) shall have determined in good faith (which determination shall be final and conclusive and binding upon all parties hereto, absent manifest error) that the making, maintaining or continuation of its Eurodollar Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any Law (or would conflict with any treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of the Lenders in that market, then, and in any such event, the affected Lenders shall each be an “Affected Lender” and shall on that day give notice (by e-mail or by telephone confirmed in writing) to the Borrower Representative and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). If the Administrative Agent receives a notice from (A) any Lender pursuant to clause (i) of the preceding sentence or (B) a notice from Lenders constituting Required Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Loans as, or to convert Loans to, Eurodollar Loans shall be suspended until such notice shall be withdrawn by each Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Loan then being requested by the Borrowers pursuant to a Funding Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding Eurodollar Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by Law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Loan then being requested by the Borrowers pursuant to a Funding Notice or a Conversion/Continuation Notice, the Borrowers shall have the option, subject to the provisions of Section 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written or telephonic notice (promptly confirmed by delivery of written notice thereof) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender).

(c) Compensation for Breakage or Non Commencement of Interest Periods. The Borrowers shall compensate each Lender, upon written request by such Lender through the Administrative Agent (which request shall set forth the basis for requesting and calculation of such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender sustains: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower Representative.

(d) Booking of Eurodollar Loans. Any Lender may make, carry or transfer Eurodollar Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

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 (e) Assumptions Concerning Funding of Eurodollar Loans. Calculation of all amounts payable to a Lender under this Section 2.18 and under Section 2.19 shall be made as though such Lender had actually funded each of its relevant Eurodollar Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (y) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, each Lender may fund each of its Eurodollar Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.

2.19 Increased Costs; Capital Adequacy.

(a) Increased Costs Generally. If any Change in Law shall:

(i)	impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Eurodollar Rate) or any Issuing Bank;

(ii)	subject any Lender or any Issuing Bank to any Taxes (other than Indemnified Taxes, Excluded Taxes or Connection Income Taxes) with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, its Commitments or other obligations hereunder, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)	impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Eurodollar Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such Issuing Bank, in either case through the Administrative Agent, the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any Issuing Bank determines in good faith that any Change in Law affecting such Lender or such Issuing Bank or any lending office of such Lender or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or an Issuing Bank’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or an Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or an Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

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(c) Certificates for Reimbursement. A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company (and the basis for requesting and calculation of such amounts), as the case may be, as specified in Section 2.19(a) or 2.19(b) and delivered to the Borrower Representative through the Administrative Agent, shall be conclusive absent manifest or demonstrable error. The Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate and owing under Section 2.19(a) or Section 2.19(b) within ten (10) Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided, the Borrowers shall not be required to compensate a Lender or such Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.20 Taxes; Withholding, Etc.

(a) Defined Terms. For purposes of this Section 2.20, the term “Lender” includes an Issuing Bank and the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrowers. The Borrowers, or other applicable Credit Parties, shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrowers. The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest or demonstrable error.

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(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest or demonstrable error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.20, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i)	Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times prescribed by applicable law and at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(g)(ii)(A), 2.20(g)(ii)(B) and 2.20(g)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

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(ii)	Without limiting the generality of the foregoing:

(A)	any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)	any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(i)	in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)	executed originals of IRS Form W-8ECI;

(iii)	in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable,; or

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(iv)	to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C)	any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower Representative or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)	if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrower Representative and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

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(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments or the payments of such additional amounts made under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

2.21 Obligation to Mitigate. If any Lender requests compensation under Section 2.19, or requires the Borrowers to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall (at the request of the Borrower Representative) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable good faith judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 2.19 or 2.20, as the case may be, in the future, and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.22 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)	Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

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(ii)	Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.4 shall be applied at such time or times as may be determined by the Administrative Agent (and, so long as no Event of Default exists, in consultation with the Borrower Representative) as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to an Issuing Bank or Swing Line Lender hereunder; third, to Cash Collateralize an Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.4(i); fourth, as the Borrower Representative may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower Representative, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize an Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.4(i); sixth, to the payment of any amounts owing to the Lenders, an Issuing Bank or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, if (x) such payment is a payment of the principal amount of any Loans or Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations and Swing Line Loans are held by the Lenders in accordance with their Pro Rata Shares of the Revolving Credit Commitments without giving effect to Section 2.22(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)	Certain Fees.

(A)	No Defaulting Lender shall be entitled to receive any commitment fees in accordance with Section 2.11(a) for any period during which such Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

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(B)	Each Defaulting Lender shall be entitled to receive Letter of Credit fees with Section 2.11(b) for any period during which such Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.4(i).

(C)	With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Bank and the Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)	Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation provided that notwithstanding anything to the contrary herein, the Borrowers shall not be deemed to have represented and warranted that such conditions are satisfied at such time, and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from such Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)	Repayment of Swing Line Loans, Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and second, Cash Collateralize an Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.4(i).

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(b) Defaulting Lender Cure. If the Borrower Representative, the Administrative Agent and the Swing Line Lender and the Issuing Banks agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent determines to be necessary or appropriate to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held by the Lenders in accordance with their Pro Rata Shares of the Revolving Credit Commitments without giving effect to Section 2.22(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided further, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

(c) New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is reasonably satisfied that it will have no Fronting Exposure immediately after giving effect to such Swing Line Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is reasonably satisfied that it will have no Fronting Exposure immediately after giving effect thereto.

(d) Termination of Defaulting Lender. The Borrowers may terminate (notwithstanding anything to the contrary herein, on a non pro rata basis) the unused amount of the Revolving Credit Commitment of any Revolving Lender that is a Defaulting Lender upon not less than five (5) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.22(a)(ii) will apply to all amounts thereafter paid by the Borrowers for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided, (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrowers, the Administrative Agent, any Issuing Bank, the Swing Line Lender or any Lender may have against such Defaulting Lender.

2.23 Replacement of Lenders. If any Lender requests compensation under Section 2.19, or if the Borrowers are required to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.21, or if any Lender is a Defaulting Lender, a Non-Consenting Lender or an Affected Lender (when Required Lenders are not Affected Lenders), then the Borrower Representative may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent (which shall be given within thirty days after such Lender requests such amount or becomes a Defaulting, Non-Consenting Lender or Affected Lender, as the case may be), require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.6), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided:

(a) the Administrative Agent shall have received the assignment fee (if any) specified in Section 10.6(b)(iv);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued and unpaid interest thereon, accrued and unpaid fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.18(c) from the assignee (to the extent of such outstanding principal and accrued and unpaid interest and fees) or the Borrowers (in the case of all other amounts));

(c) in the case of any such assignment resulting from a claim for compensation under Section 2.19 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments thereafter;

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(d) such assignment does not conflict with applicable Law; and

(e) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender or Affected Lender, the applicable assignee shall, in the former case, have consented to the applicable amendment, waiver or consent and in the latter case not then be an Affected Lender.

Notwithstanding anything to the contrary contained herein:

(i)	no Lender shall be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply;

(ii)	any Lender being replaced pursuant to Section 2.23 above shall execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in Letters of Credit, as applicable; provided, the failure of any such Lender to execute an Assignment and Assumption after having received a request therefor shall not render such assignment invalid and such assignment shall be recorded in the Register and such Lender shall be deemed to have consented thereto;

(iii)	no Lender that acts as Issuing Bank may be replaced hereunder (other than with respect to any Term Loans) at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory thereto (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory thereto or Cash Collateral) have been made in respect of such outstanding Letters of Credit; and

(iv)	no Lender that acts as Administrative Agent may be replaced hereunder except in accordance with the terms of Section 9.6.

2.24 Extension of Loans.

(a) The Borrower Representative may, by written notice to the Administrative Agent from time to time, request an extension (each, an “Extension”) of the maturity date of any Class of Loans and Commitments to the extended maturity date specified in such notice. Such notice shall (i) set forth the amount of the applicable Class of Revolving Credit Commitments and/or Term Loans that will be subject to the Extension (which shall be in minimum increments of $1,000,000 and a minimum amount of $10,000,000), (ii) set forth the date on which such Extension is requested to become effective (which shall be not less than ten (10) Business Days nor more than sixty days after the date of such Extension notice (or such longer or shorter periods as the Administrative Agent shall agree in its sole discretion)) and (iii) identify the relevant Class of Revolving Credit Commitments and/or Term Loans to which such Extension relates. Each Lender of the applicable Class shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Lender of such Class pursuant to procedures established by, or reasonably acceptable to, the Administrative Agent and the Borrower Representative. If the aggregate principal amount of Revolving Credit Commitments or Term Loans in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolving Credit Commitments or Term Loans, as applicable, subject to the Extension Offer as set forth in the Extension notice, then the Revolving Credit Commitments or Term Loans, as applicable, of Lenders of the applicable Class shall be extended ratably up to such maximum amount based on the respective principal amounts with respect to which such Lenders have accepted such Extension Offer.

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(b) The following shall be the only conditions precedent to the effectiveness of any Extension:

(i)	no Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such Extension,

(ii)	the representations and warranties set forth in Section 4 and in each other Credit Document shall be deemed to be made and shall be true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which shall be true and correct in all respects) on and as of the effective date of such Extension to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which shall have been true and correct in all respects) on and as of such earlier date,

(iii)	the Issuing Banks and the Swing Line Lender shall have consented to any Extension of the Revolving Credit Commitments, to the extent that such Extension provides for the issuance or extension of Letters of Credit or making of Swing Line Loans at any time during the extended period, and

(iv)	the terms of such Extended Revolving Credit Commitments and Extended Term Loans shall comply with Section 2.24(c).

(c) The terms of each Extension shall be determined by the Borrower Representative and the applicable extending Lenders and set forth in an Extension Amendment; provided:

(i)	the final maturity date of any Extended Revolving Credit Commitment or Extended Term Loan shall be determined by the Borrower Representative and the applicable extending Lenders but no earlier than the Scheduled Revolving Credit Commitment Termination Date of the existing Revolving Loans or the Maturity Date of the existing Term Loans, respectively;

(ii)	(A) there shall be no scheduled amortization of the loans or reductions of commitments under any Extended Revolving Credit Commitments and (B) the Weighted Average Life to Maturity of the Extended Term Loans shall be no shorter than the then remaining Weighted Average Life to Maturity of the existing Term Loans with the latest Maturity Date then in effect;

(iii)	the Extended Revolving Loans and the Extended Term Loans will rank pari passu in right of payment and with respect to security with the existing Revolving Loans and the existing Term Loans and the borrower and guarantors of the Extended Revolving Credit Commitments or Extended Term Loans, as applicable, shall be the same as the Borrowers and Guarantors with respect to the existing Revolving Loans or Term Loans, as applicable;

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(iv)	the interest rates, interest rate margin, rate floors, fees, original issue discount and premium applicable to any Extended Revolving Credit Commitment (and the Extended Revolving Loans thereunder) and Extended Term Loans shall be determined by the Borrower Representative and the applicable extending Lenders;

(v)	(A) the Extended Term Loans may participate on a pro rata or less than pro rata (but not greater than pro rata) basis in voluntary or mandatory prepayments with the other Term Loans and (B) borrowing and prepayment of Extended Revolving Loans, or reductions of Extended Revolving Credit Commitments, and participation in Letters of Credit and Swing Line Loans, shall be on a pro rata basis with the other Revolving Loans or Revolving Credit Commitments (other than upon the maturity of the non-extended Revolving Loans and Revolving Credit Commitments); and

(vi)	the terms of the Extended Revolving Credit Commitments or Extended Term Loans, as applicable, shall be substantially similar, or (taken as a whole) not materially more favorable (as reasonably determined by the Borrower Representative), to the Credit Parties than the terms set forth in this Agreement (except with respect to terms described or referenced in any of clauses (i) through (v) above and except for covenants or other provisions applicable only to periods after the latest final Maturity Date of the relevant Revolving Credit Commitments or Term Loans, as applicable).

(d) In connection with any Extension, the Borrowers, the Administrative Agent and each applicable extending Lender shall execute and deliver to the Administrative Agent an Extension Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extension. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension. Any Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower Representative, to implement the terms of any such Extension, including any amendments necessary to establish Extended Revolving Credit Commitments or Extended Term Loans as a new Class or tranche of Revolving Credit Commitments or Term Loans, as applicable, and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower Representative in connection with the establishment of such new Class or tranche (including to preserve the pro rata treatment of the extended and non-extended Classes or tranches and to provide for the reallocation of Revolving Credit Exposure upon the expiration or termination of the commitments under any Class or tranche), in each case on terms consistent with this Section 2.24.

(e) Preemption. This Section 2.24 shall preempt and supersede any provision in Section 2.15, 2.17 or 10.5 to the contrary.

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2.25 Incremental Facilities.

(a) Types. The Borrowers may by written notice from the Borrower Representative to the Administrative Agent (each, an “Incremental Facility Notice”) elect to request (i) an increase to the Revolving Credit Commitments prior to the Revolving Credit Commitment Termination Date (each, an “Incremental Revolving Credit Commitment”) and/or (ii) the establishment of one or more new term loan commitments (each, an “Incremental Term Loan Commitment”; and together with the Incremental Revolving Credit Commitments, individually, an “Incremental Facility”, and collectively, the “Incremental Facilities”); provided, the aggregate amount of all Incremental Facilities together with all Incremental Equivalent Debt shall not exceed the Incremental Facility Amount.

(b) Incremental Facility Amount. As used herein, “Incremental Facility Amount” means an amount equal to:

(i)	the greater of (x) $50,000,000 and (y) an amount equal to 65% of Consolidated Adjusted EBITDA for the then most recently ended Test Period, plus

(ii)	the aggregate amount of any voluntary repayments and prepayments of the Revolving Loans, Term Loans and Incremental Equivalent Debt secured by the Collateral on a pari passu basis with the Initial Term Loans (provided, with respect to any prepayment at a discount to par of such Term Loans or Incremental Equivalent Debt with credit only given for the actual amount of cash payment), but excluding (A) repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Credit Commitments are permanently reduced in connection with such repayments, so long as, in the case of any such optional prepayment, such prepayment was not funded with the proceeds of any long-term Indebtedness and (B) any repayments of the Loans made with the proceeds of any Permitted Cure Securities issued in connection with the Cure Right; plus

(iii)	an unlimited amount; provided, solely with respect to any amount incurred in reliance on this clause (iii), on a Pro Forma Basis immediately after giving effect to the incurrence thereof (and after giving pro forma effect to any acquisition or other Investment consummated in connection therewith), (A) with respect to any Incremental Facility, the Consolidated First Lien Net Leverage Ratio as of the last day of the most recently ended Test Period shall not exceed the Closing Date Consolidated First Lien Net Leverage Ratio; and (B) with respect to any Incremental Equivalent Debt, (x) if such Incremental Equivalent Debt is secured by Liens on the Collateral on a pari passu basis with the Obligations, the Consolidated First Lien Net Leverage Ratio as of the last day of the most recently ended Test Period shall not exceed the Closing Date Consolidated First Lien Net Leverage Ratio, (y) if such Incremental Equivalent Debt ranks junior in right of security with the Obligations, the Consolidated Secured Net Leverage Ratio as of the last day of the most recently ended Test Period shall not exceed 4.40:1.00 and (z) if such Incremental Equivalent Debt is unsecured, the Consolidated Total Net Leverage Ratio as of the last day of the most recently ended Test Period shall not exceed 4.65:1.00.

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Unless the Borrower Representative has selected utilization under clauses (i), (ii) or (iii) above, the Borrowers shall be deemed to have used amounts under clause (iii) (to the extent compliant therewith) prior to utilization of amounts under clauses (i) and/or (ii), and Incremental Facilities and Incremental Equivalent Debt may be incurred or established, as the case may be, simultaneously under clauses (i), (ii) and (iii), and proceeds from any such incurrence may be utilized in a single transaction by first calculating the incurrence under clause (iii) above and then calculating the incurrence under clauses (i) and/or (ii) above.

(c) Incremental Facility Notice. Each Incremental Facility Notice shall specify (i) the amount of the Incremental Facilities being requested (which shall be in a minimum amount of $5,000,000 or, if less, an amount equal to the remaining Incremental Facility Amount), (ii) the date (each, an “Incremental Facility Effective Date”) on which the Borrower Representative proposes that an Incremental Facility shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent (or such earlier date as is acceptable to the Administrative Agent) and (iii) the identity of each Lender, other Eligible Assignee or any other Person (each, an “Incremental Revolving Lender” or an “Incremental Term Loan Lender”, as applicable) to whom the Borrower Representative proposes any portion of such Incremental Facility be allocated and the amounts of such allocations; provided, (A) each existing Lender, if any, from which the Borrower Representative requests such Incremental Facility may elect or decline, in its sole discretion, to provide such Incremental Facility, and (B) (x) such Eligible Assignee or other Person identified by the Borrower Representative as a proposed Incremental Revolving Lender, if not already a Lender, an Affiliate of a Lender or an Approved Fund, shall be acceptable to each of the Administrative Agent, the Issuing Bank and the Swing Line Lender in its reasonable discretion and (y) such Eligible Assignee or other Person identified by the Borrowers as a proposed Incremental Term Loan Lender, if not already a Lender, an Affiliate of a Lender or an Approved Fund, shall be reasonably acceptable to the Administrative Agent.

(d) Conditions to Effectiveness. Each Incremental Facility shall become effective as of the applicable Incremental Facility Effective Date; provided

(i)	(a) if the proceeds of such Incremental Facility shall be applied to consummate a Limited Condition Acquisition, (1) no Event of Default shall exist at the time of the request thereof and (2) on such Incremental Facility Effective Date both immediately before and immediately after giving effect to such Incremental Facility and the borrowings thereunder, no Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) shall have occurred and be continuing or would result therefrom, and (b) in any other case, no Event of Default shall exist on such Incremental Facility Effective Date immediately before or immediately after giving effect to such Incremental Facility and the borrowings thereunder; and

(ii)	both immediately before and immediately after giving effect to such Incremental Facility and the borrowings thereunder, as of such Incremental Facility Effective Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which shall be true and correct in all respects) on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which shall have been true and correct in all respects) on and as of such earlier date; provided, to the extent that the proceeds of Loans under any Incremental Facility are to be used to finance a Limited Condition Acquisition, the availability thereof shall instead be subject only to customary “SunGard” or “certain funds” conditionality to the extent agreed by the Borrower Representative and the Lenders providing such loans.

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(e) Incremental Revolving Credit Commitments. On any Incremental Facility Effective Date on which any Incremental Revolving Credit Commitment is effected, subject to the satisfaction of the foregoing terms and conditions of this Section 2.25, (i) each of the Revolving Lenders shall assign to each of the applicable Incremental Revolving Lenders, and each of such Incremental Revolving Lenders shall purchase from each of the Revolving Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Incremental Facility Effective Date as shall be necessary in order that, upon giving effect to all such assignments and purchases, the Revolving Loans will be held by existing Revolving Lenders and Incremental Revolving Lenders ratably in accordance with their Revolving Loan Commitments after giving effect to the addition of such Incremental Revolving Credit Commitments to the Revolving Loan Commitments, (ii) each Incremental Revolving Credit Commitment shall be deemed for all purposes a Revolving Loan Commitment of the Class of Revolving Commitments increased and each Loan made thereunder (an “Incremental Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan, (iii) each Incremental Revolving Lender shall become a Lender with respect to the Revolving Credit Commitments and all matters relating thereto, and (iv) each Incremental Revolving Credit Commitment shall be effected pursuant to one or more Joinder Agreements, each of which Administrative Agent shall record in the Register. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to transactions effected pursuant to the immediately preceding sentence.

(f) Incremental Term Loans. On any Incremental Facility Effective Date on which any Incremental Term Loan Commitments are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Incremental Term Loan Lender shall make a Loan to the Borrowers (an “Incremental Term Loan”) in an amount equal to its Incremental Term Loan Commitment, (ii) each Incremental Term Loan Lender shall become a Lender hereunder with respect to the Incremental Term Loan Commitment and the Incremental Term Loans made pursuant thereto, and (iii) the applicable Incremental Term Loan Commitments shall be effected pursuant to one or more Joinder Agreements, each of which Administrative Agent shall record in the Register.

(g) Notice to Lenders. The Administrative Agent shall notify the Lenders, promptly upon receipt of the Borrower Representative’s notice of an Incremental Facility Effective Date, of (i) the Incremental Revolving Credit Commitments and the Incremental Term Loan Commitments, in each case, as applicable, and (ii) in the case of each notice to any Revolving Lender, the respective interests in such Revolving Lender’s Revolving Loans, in each case subject to the assignments contemplated by this Section 2.25.

(h) Terms - Incremental Term Loans. The terms of Incremental Term Loans shall be identical to the Initial Term Loans; provided, to the extent mutually agreed by the Borrowers and the applicable Incremental Term Loan Lenders, Incremental Term Loans may have terms that are different from the terms of the Initial Term Loans (such Incremental Term Loans, “Other Term Loans”), subject to the following:

(i)	all Incremental Term Loans shall rank pari passu in right of payment, and rank pari passu in right of security, with the Obligations;

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(ii)	as of the date of the incurrence thereof, (A) the maturity date applicable to any Incremental Term Loans shall not be earlier than the then-final scheduled maturity date of the Term Loans with the latest Maturity Date then in effect, and (B) the Weighted Average Life to Maturity of any Incremental Term Loans shall not be shorter than the then applicable Weighted Average Life to Maturity of the Term Loans with the latest Maturity Date then in effect;

(iii)	no Incremental Term Loan shall be (A) secured by property other than Collateral or (B) be incurred or guaranteed by any Person other than a Credit Party;

(iv)	as of the date of the incurrence thereof, if the All-In-Yield relating to any Incremental Term Loans exceeds the All-In-Yield relating to the Initial Term Loans by more than 0.50%, the All-In-Yield relating to the Initial Term Loans shall be adjusted to be equal to the All-In-Yield relating to such Incremental Term Loans minus 0.50% (this clause (iv), the “MFN Protection”);

(v)	no Incremental Term Loans may be voluntarily or mandatorily prepaid prior to repayment in full of the Obligations (other than Remaining Obligations), unless accompanied by at least a ratable payment of the other then existing Obligations;

(vi)	except as otherwise expressly set forth herein, the other terms of such Incremental Term Loans (excluding interest, fees and premiums, optional prepayment and redemption terms) shall be, when taken as a whole, not materially more favorable (as reasonably determined by the Borrower Representative) to the lenders or holders providing such Incremental Term Loans than those applicable to the Term Loans having the latest Maturity Date existing at the time of such incurrence, except to the extent (A) such terms are added to the Credit Documents for the benefit of the Lenders pursuant to an amendment hereto or thereto subject solely to the reasonable satisfaction of the Administrative Agent (including any increase in the Applicable Margin relating to any existing Term Loans to achieve fungibility with such Term Loans), (B) applicable solely to periods after the latest Maturity Date existing at the time of such incurrence or (C) otherwise reasonably acceptable to the Administrative Agent.

(i) Terms - Incremental Revolving Loans. The terms of the Incremental Revolving Loans shall be identical to the Revolving Loans.

(j) Related Amendments. Each of the parties hereto hereby agrees that upon the effectiveness of any Joinder Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary or appropriate to reflect the existence and terms of the applicable Incremental Term Loan Commitment and the Incremental Term Loans evidenced thereby or the applicable Incremental Revolving Credit Commitment and additional Revolving Loans evidenced thereby, as applicable, and the Administrative Agent and the Borrowers may revise this Agreement and the other Credit Documents to evidence such amendments without the consent of the other Lenders as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and the Borrower Representative, to effectuate the provisions of this Section 2.25, and this Section 2.25 shall preempt and supersede any provision in Section 2.15, 2.17 or 10.5 to the contrary.

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(k) Installments. Except to the extent any Incremental Term Loans are Other Term Loans, the installments under Section 2.12(a) required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans and shall be further increased for all Lenders on a pro rata basis to the extent necessary to avoid any reduction in the amortization payments to which the Term Loan Lenders were entitled before such recalculation.

(l) Incremental Equivalent Debt. The Borrowers may issue or incur Incremental Equivalent Debt in lieu of Incremental Term Loans upon the delivery to the Administrative Agent of (revocable) notice thereof not less than ten (10) days, and not more than sixty days, prior to the proposed effective date thereof; provided, the aggregate principal amount of all Incremental Facilities together with all Incremental Equivalent Debt shall not exceed the Incremental Facility Amount. As used herein, “Incremental Equivalent Debt” means Indebtedness consisting of one or more series of senior secured first lien notes, junior lien notes, pari passu term loans, junior lien loans, subordinated notes or senior unsecured notes or unsecured loans, in each case, issued in a public offering, Rule 144A or other private placement transactions, a bridge facility in lieu of the foregoing, or secured or unsecured mezzanine Indebtedness or debt securities; provided:

(i)	each of the conditions set forth in Section 2.25(d) shall be satisfied (or waived in accordance with the terms hereof) with respect to the incurrence of such Indebtedness (subject to “SunGard” or “certain funds” conditionality if in respect of a Limited Condition Acquisition);

(ii)	if secured, such Indebtedness shall not be secured by property other than Collateral, and a representative acting on behalf of the lenders or investors providing such Indebtedness shall have entered into an Intercreditor Agreement reasonably satisfactory to the Administrative Agent; provided, if secured on a pari passu basis with the Obligations, (x) such Indebtedness shall be subject to the MFN Protection and (y) the lenders or investors providing such Indebtedness (or a representative acting on their behalf) shall have entered into an Intercreditor Agreement reasonably satisfactory to the Administrative Agent;

(iii)	such Indebtedness shall not at any time be incurred or guaranteed by any Person other than a Credit Party,

(iv)	such Indebtedness (A) shall have a final scheduled maturity date no earlier than the then-final scheduled maturity date of the Term Loans with the latest Maturity Date then in effect and (B) shall have a Weighted Average Life to Maturity that is equal to or greater than the then applicable Weighted Average Life to Maturity of the Term Loans with the latest Maturity Date then in effect; provided, if such Indebtedness is contractually junior in right of Collateral or payment to the Obligations, it will not mature (and no scheduled payment, redemption or sinking fund or similar payments or obligations will be permitted) prior to 91 days after the latest Maturity Date existing at the time of such incurrence;

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(v)	such Indebtedness may not be voluntarily or mandatorily prepaid prior to repayment in full of the Obligations (other than the Remaining Obligations), unless accompanied by at least a ratable payment of the then existing Obligations (or, if contractually junior in right of payment or as to security, on a junior basis with respect to the then existing Obligations); and

(vi)	except as otherwise expressly set forth herein, the other terms of such Incremental Equivalent Debt (excluding interest, fees and premiums, optional prepayment and redemption terms thereof) shall be, when taken as a whole, not materially more favorable (as reasonably determined by the Borrower Representative) to the lenders or holders providing such Incremental Equivalent Debt than those applicable to the Term Loans having the latest Maturity Date existing at the time of such incurrence, except to the extent (A) such terms are added to the Credit Documents for the benefit of the Lenders pursuant to an amendment hereto or thereto subject solely to the reasonable satisfaction of the Administrative Agent, (B) applicable solely to periods after the latest Maturity Date existing at the time of such incurrence or (C) otherwise reasonably acceptable to the Administrative Agent.

2.26 Permitted Refinancing Amendment.

(a) Permitted Refinancing Amendment. At any time after the Closing Date, the Borrowers may obtain, from any Lender or any Permitted Refinancing Lender, Permitted Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Loans or Commitments then outstanding under this Agreement, in the form of Permitted Refinancing Loans or Permitted Refinancing Commitments, in each case pursuant to a Permitted Refinancing Amendment; provided, notwithstanding anything to the contrary in this Section 2.26 or otherwise, (i) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Permitted Refinancing Revolving Credit Commitments (and related outstandings), (B) repayments required upon the maturity date of the Permitted Refinancing Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (iii) below)) of Loans with respect to Permitted Refinancing Revolving Credit Commitments after the date of obtaining any Permitted Refinancing Revolving Credit Commitments shall be made on a pro rata basis with all Permitted Refinancing Revolving Credit Commitments, (ii) subject to the provisions of Sections 2.3(k) and 2.4(k), all Swing Line Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments (and except as provided in Sections 2.3(k) and 2.4(k), without giving effect to changes thereto on an earlier maturity date with respect to Swing Line Loans and Letters of Credit theretofore incurred or issued), (iii) the permanent repayment of Revolving Loans with respect to, and termination of, Permitted Refinancing Revolving Credit Commitments after the date of obtaining any Permitted Refinancing Revolving Credit Commitments shall be made on a pro rata basis with all Permitted Refinancing Revolving Credit Commitments, except that the Borrowers shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class, (iv) assignments and participations of Permitted Refinancing Revolving Credit Commitments and Permitted Refinancing Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Loans and (v) the Permitted Refinancing Term Loans may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments of Term Loans hereunder, as specified in the applicable Permitted Refinancing Amendment.

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(b) Terms, Etc. The terms, provisions and documentation of any Permitted Refinancing Loans and Permitted Refinancing Commitments shall be subject to the limitations set forth in the definition of “Permitted Credit Agreement Refinancing Indebtedness”.

(c) Minimum Amounts. Each issuance of Permitted Credit Agreement Refinancing Indebtedness under Section 2.26(a) shall be in an aggregate principal amount that is not less than the amounts set forth in Section 6.1(v)(i).

(d) Conditions Precedent. The effectiveness of any Permitted Refinancing Amendment shall be subject to the satisfaction or waiver on the date thereof of each of the conditions set forth in Section 3.2, provided that, to the extent any Permitted Refinancing Amendment is entered into in connection with a Limited Condition Acquisition, (x) the effectiveness thereof shall instead be subject only to customary “SunGard” or “certain funds” conditionality to the extent agreed by the Borrower Representative and the Lenders providing the Permitted Refinancing Loans thereunder and (y) on the date of effectiveness of such Permitted Refinancing Amendment, both immediately before and immediately after giving effect thereto and the borrowings thereunder, no Event of Default under Sections 8.1(a), 8.1(f) or 8.1(g) shall have occurred and be continuing or would result therefrom, and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 3.1, (ii) customary legal opinions reasonably acceptable to the Administrative Agent consistent with those delivered on the Closing Date under Section 3.1 and (iii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent to ensure that such Permitted Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Credit Documents.

(e) Effectiveness. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Permitted Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Permitted Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Permitted Refinancing Loans and/or Permitted Refinancing Commitments).

(f) Necessary Amendments. Any Permitted Refinancing Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower Representative, to effect the provisions of this Section 2.26 and each of the Secured Parties hereby consents to the transactions contemplated by this Section 2.26 (including, for the avoidance of doubt, payment of interest, fees or premium in respect of any Permitted Credit Agreement Refinancing Indebtedness on such terms as may be set forth in the relevant Permitted Refinancing Amendment in accordance with this Section 2.26).

(g) Preemption. This Section 2.26 shall preempt and supersede any provision in Section 2.15, 2.17 or 10.5 to the contrary.

2.27 Joint and Several Liability.

(a) NRC Borrower and Sprint Borrower are jointly and severally liable for the Obligations (other than the Excluded Swap Obligations). The Obligations of NRC Borrower and Sprint Borrower are independent of each other, and a separate action or actions may be brought and prosecuted against either of NRC Borrower and Sprint Borrower to enforce this Agreement, irrespective of whether any action is brought against any other Person or whether any other Person is joined in any such action or actions.

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(b) Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of NRC Borrower and Sprint Borrower to repay any Obligations incurred by the other shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Person hereunder shall be limited to the maximum amount that is valid and enforceable under applicable law (whether federal or state and including, without limitation, any bankruptcy, insolvency or other similar law).

(c) Each of NRC Borrower and Sprint Borrower unconditionally guarantees, jointly with the other and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations (other than the Excluded Swap Obligations). Each of NRC Borrower and Sprint Borrower further agrees that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation. Each of NRC Borrower and Sprint Borrower waives in respect of its respective acceptance of joint and several liability in respect of the Obligations of the other, (i) presentment to, demand of payment from and protest to either of them or any other Credit Party of any Obligation (other than the Excluded Swap Obligations), (ii) notice of acceptance of its guarantee and notice of protest for nonpayment and (iii) any other defenses or benefits that may be derived from or afforded by Law which limit the liability of or exonerate guarantors or sureties, or that conflict with the terms hereof. Each of NRC Borrower and Sprint Borrower further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Collateral Agent or any other Secured Party to any security held for the payment of the Obligations or to any balance of any deposit account or credit on the books of the Collateral Agent or any other Secured Party in favor of any of them or any other person. Each of NRC Borrower and Sprint Borrower agrees that its joint and several obligations are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Obligations.

2.28 Borrower Representative.

(a) Each of NRC Borrower and Sprint Borrower hereby irrevocably appoints NRC US Holding Company, LLC acting as Borrower Representative, and NRC US Holding Company, LLC acting as Borrower Representative agrees to act under this Agreement and the other Credit Documents, as the agent and representative of each of them (including itself) for all purposes under this Agreement and the other Credit Documents (in such capacity, the “Borrower Representative”), including, without limitation, (i) submitting borrowing requests, conversion or continuation notices, notices requesting issuance of Letters of Credit, disbursement instructions, reports, information, or any other notice or communication to be made or given by either of them under this Agreement or any other Credit Document, and (ii) receiving account statements and other notices and communications to either of them from the Administrative Agent, Collateral Agent or any Lender.

(b) Each of the Administrative Agent, the Collateral Agent, each Issuing Bank and each Lender may rely, and shall be fully protected in relying, on any borrowing request, conversion or continuation notices, notices requesting issuance of Letters of Credit, disbursement instructions, reports, information, or any other notice or communication to be made or given by Borrower Representative, whether in its own name, or on behalf of either or both of the Borrowers, and none of the Administrative Agent, Collateral Agent, any Issuing Bank nor any Lender shall have any obligation to make any inquiry or request any confirmation from or on behalf of any of NRC Borrower and Sprint Borrower as to the binding effect on either of them of any such borrowing request, conversion or continuation notices, notices requesting issuance of Letters of Credit, disbursement instructions, reports, information, or any other notice or communication.

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SECTION 3 CONDITIONS PRECEDENT

3.1 Conditions to Closing Date. The obligations of each Lender to make a Loan, and each Issuing Bank to issue any Letter of Credit, on the Closing Date are subject to the satisfaction, or waiver in accordance with Section 10.5, of only the following conditions on or before the Closing Date, each to the satisfaction of the Administrative Agent and the Lenders in their sole discretion and, as to any agreement, document or instrument specified below, each in form and substance reasonably satisfactory to the Administrative Agent:

(a) Credit Documents. The Administrative Agent shall have received each of the following Credit Documents (together with the schedules and exhibits thereto, if any), duly executed and delivered by each applicable Credit Party:

(i)	this Agreement;

(ii)	the Pledge and Security Agreement;

(iii)	each Intellectual Property Security Agreement, if any;

(iv)	each Assignment of Insurances; and

(v)	each Vessel Mortgage.

(b) Secretary’s Certificate and Attachments. The Administrative Agent shall have received a duly executed certificate from the secretary or assistant secretary of each Credit Party (or any other officer reasonably acceptable to the Administrative Agent), together with all applicable attachments, certifying as to the following:

(i)	Organizational Documents. Attached thereto is a copy of each Organizational Document of such Credit Party and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto.

(ii)	Signature and Incumbency. Set forth therein are the signature and incumbency of the officers or other authorized representatives of such Credit Party executing the Credit Documents to which it is a party.

(iii)	Resolutions. Attached thereto are copies of resolutions of the Board of Directors of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party as of the Closing Date, certified as of the Closing Date as being in full force and effect without modification or amendment.

(iv)	Good Standing Certificates. Attached thereto is a good standing certificate or certificate of existence (if and as applicable) from the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, organization or formation dated a recent date prior to the Closing Date.

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(c) Funding Notice and Flow of Funds Memorandum. The Administrative Agent shall have received a fully executed and delivered Funding Notice, no later than 12:00 noon. at least one (1) Business Day in advance of the Closing Date, or such later time or date as the Administrative Agent may agree, together with a flow of funds memorandum attached thereto with respect to the Related Transactions to occur as of the Closing Date.

(d) Closing Date Certificate and Attachments. The following shall have occurred (or shall occur substantially concurrently with the making of the Loans on the Closing Date), and the Administrative Agent shall have received a duly executed Closing Date Certificate, together with all applicable attachments, certifying as to the following:

(i)	Closing Date Contribution. The Closing Date Contribution shall have been consummated in accordance with the terms of the Closing Date Contribution Documents in all material respects without any waiver, amendment, supplement or other modification that is materially adverse to the interests of the Lenders unless the Lead Arranger has consented thereto, such consent not to be unreasonably withheld, conditioned or delayed, and all conditions precedent to the consummation of the Closing Date Contribution, as set forth in the Closing Date Contribution Documents, shall have been satisfied.

(ii)	Application of Proceeds. The proceeds of the borrowings made on the Closing Date pursuant to this Agreement shall be sufficient, and shall have been applied, to (A) repay all Existing Indebtedness, (B) if paid on the Closing Date, pay the 2018 Dividend and (C) pay fees and expenses of the Credit Parties in connection with the foregoing due on the Closing Date.

(iii)	Material Adverse Effect. Since December 31, 2017, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

(iv)	Closing Date Contribution Documents. Attached thereto is a true, complete and correct copy of each of the material Closing Date Contribution Documents in effect as of the Closing Date.

(v)	Management Agreement. Attached thereto is a true, complete and correct copy of the Management Agreement.

(e) Existing Indebtedness. On the Closing Date:

(i)	Repayment. The Existing Indebtedness shall have been repaid in full, except with respect to the Existing Letters of Credit.

(ii)	Termination. All commitments under the Existing Indebtedness, if any, to lend or make other extensions of credit thereunder shall have been terminated.

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(iii)	Release of Liens. The Administrative Agent shall have received all documents or instruments necessary to release all Liens securing the Existing Indebtedness or other obligations of Parent and its Subsidiaries thereunder being repaid on the Closing Date, or arrangements therefor reasonably satisfactory to the Administrative Agent shall have been made.

(iv)	Existing Letters of Credit. Arrangements reasonably satisfactory to the Administrative Agent with respect to the cancellation of the Existing Letters of Credit or the issuance of Letters of Credit or provision of cash collateral to support the obligations of Parent and its Subsidiaries with respect to any Existing Letters of Credit shall have been made.

(f) Solvency Certificate. The Administrative Agent shall have received a duly executed Solvency Certificate.

(g) Collateral. The Collateral Agent shall have received:

(i)	Lien Searches. The results of a recent search, by a Person reasonably satisfactory to the Administrative Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Credit Party in the appropriate jurisdictions, together with copies of all such filings disclosed by such search.

(ii)	Termination Statements. UCC termination statements (or similar documents) for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens), or provision for the delivery thereof to the Collateral Agent reasonably acceptable thereto shall have been made.

(iii)	UCC Financing Statements. UCC financing statements for each Credit Party, in form and substance satisfactory reasonably to the Administrative Agent and the Collateral Agent.

(iv)	Landlord Waiver and Consent Agreements. An executed Landlord Waiver and Consent Agreement as required by the Pledge and Security Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

(v)	Securities. Originals of Securities as required by Pledge and Security Agreement with endorsements, in form and substance satisfactory to the Administrative Agent and the Collateral Agent, or provision for the delivery thereof to the Collateral Agent reasonably acceptable thereto shall have been made.

(vi)	Instruments and Chattel Paper. Originals of instruments and chattel paper as required by the Pledge and Security Agreement with endorsements, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, or provision for the delivery thereof to the Collateral Agent reasonably acceptable thereto shall have been made.

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(vii)	Vessel Certificates of Documentation and Abstracts of Title. Copies of current U.S. Coast Guard Certificates of Documentation, and recent Abstracts of Title covering all Vessels documented under the federal laws of the United States listed on Schedule 4.27.

Provided, if clauses (iv), (vi) or (vii) of this Section 3.1(g) are not satisfied on the Closing Date, then the satisfaction of such requirements shall not be a condition to the availability of the Credit Extensions on the Closing Date (but shall be required to be satisfied promptly after the Closing Date and in any event within ninety (90) days following the Closing Date or such later date as the Administrative Agent may reasonably agree in its sole discretion); provided, further, if Parent and the Borrowers are unable to satisfy the requirements of clause (iv) of this Section 3.1(g) notwithstanding their commercially reasonable efforts to satisfy such requirements in such time period (it being understood that such commercially reasonable efforts shall not require any Credit Party to agree to any material increase in payments associated with the applicable lease arrangement, or any other adverse change to the terms thereof, to obtain any such Landlord Waiver and Consent Agreement), then such deliveries shall not be required as a condition under this Section 3.1 or otherwise.

(h) Financial Statements. The Administrative Agent shall have received (i) the Historical Financial Statements, (ii) pro forma consolidated balance sheets and income statements of Parent and its Restricted Subsidiaries as at the Closing Date, reflecting the consummation of the Related Transactions, the related financings and the other transactions contemplated by the Credit Documents to occur on the Closing Date and (iii) the Projections.

(i) Opinions of Counsel to Credit Parties. The Administrative Agent and its counsel shall have received duly executed copies of the favorable written opinion of Jones Day, Stoel Rives LLP and Blank Rome LLP, each as special counsel for the Credit Parties, in form and substance reasonably satisfactory to the Administrative Agent, dated as of the Closing Date (and each Credit Party hereby instructs such counsel to deliver such opinions to the Agents and the Lenders).

(j) Evidence of Insurance. The Administrative Agent shall have received a certificate from the Borrowers’ insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.5(a) is in full force and effect and that the Collateral Agent, for the benefit of the Secured Parties, has been named as additional insured and loss payee thereunder to the extent required under Section 5.5(b). In connection with any Mortgaged Vessel, the Administrative Agent shall have received a copy of, or a certificate as to coverage under, the Insurance Policies required by Section 5.5 and the applicable provisions of the Collateral Documents, which shall be endorsed or otherwise amended to include the loss payable clauses required under the Assignment of Insurances and shall name the Collateral Agent on behalf of the Secured Parties, as additional insured, shall be otherwise in form and substance reasonably satisfactory to the Administrative Agent, and shall include customary mortgagee’s interest insurance (in the name of the Collateral Agent) in form and substance reasonably satisfactory to the Administrative Agent. Any requirement with respect to endorsements set out in this clause (j) shall not be required to be satisfied on the Closing Date and shall not be a condition to the availability of the Credit Extensions on the Closing Date but shall be required to be satisfied within ninety (90) days following the Closing Date or such later date as the Administrative Agent may reasonably agree in its sole discretion.

(k) Fees and Expenses. The Borrowers shall have paid to the Lead Arranger, the Administrative Agent and the Collateral Agent the fees payable to each such Person on the Closing Date referred to in Section 2.11(g) to the extent due and payable on the Closing Date and the expenses of each such Person referred to in Section 10.2(a) to the extent due and payable on the Closing Date; provided, any such expenses due and payable on the Closing Date shall be included in a summary invoice delivered to the Borrowers at least two (2) Business Days prior to the Closing Date.

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(l) “Know-Your-Customer”, Etc. (i) Solely to the extent specifically requested by the Administrative Agent of the Borrower Representative at least ten (10) days prior to the Closing Date, the Administrative Agent shall have received not less than three (3) Business Days prior to the Closing Date all documentation and other information required under Anti-Terrorism Laws and applicable “know-your-customer” and anti-money laundering Laws; and (ii) at least three (3) days prior to the Closing Date (or such later date as is acceptable to the Administrative Agent), any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Borrower.

(m) Representations and Warranties. As of the Closing Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which shall be true and correct in all respects) on and as of the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which shall have been true and correct in all respects) on and as of such earlier date.

(n) No Default or Event of Default. As of the Closing Date, no event shall have occurred and be continuing or would result from the consummation of the Credit Extensions on such date that would constitute a Default or an Event of Default.

Each Lender, each Issuing Bank and each Agent, by delivering its signature page to this Agreement and, if applicable, funding a Loan or issuing a Letter of Credit (including the deemed issuance of the NRC Letters of Credit) on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document, agreement, instrument, certificate or opinion required to be approved by such Lender, Issuing Bank or Agent, as the case may be, on the Closing Date.

3.2 Conditions to Subsequent Credit Extensions.

(a) Conditions Precedent. The obligations of each Lender to make any Loan (other than, for the avoidance of doubt, in respect of Loans made or deemed made pursuant to Section 2.3(g) or 2.4(d), and subject to Section 2.25(d) and 2.26(d), if applicable), or each Issuing Bank to issue any Letter of Credit, on any Credit Date other than the Closing Date are subject to the satisfaction, or waiver in accordance with Section 10.5, of only the following conditions precedent:

(i)	Notice. The Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be;

(ii)	Revolving Credit Limit. Immediately after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Credit Commitments shall not exceed the Revolving Credit Limit then in effect;

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(iii)	Representations and Warranties. As of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which shall be true and correct in all respects) on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which shall have been true and correct in all respects) on and as of such earlier date; and

(iv)	No Default or Event of Default. As of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute a Default or an Event of Default.

In addition, with respect to the issuance of any Letter of Credit, the Administrative Agent shall have received all other information required by the applicable Issuance Notice, and such other documents or information as the applicable Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit.

(b) Notices. In lieu of delivering a Notice, the Borrower Representative may give the Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit, as the case may be; provided, each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to the Administrative Agent on or before the applicable date of borrowing, continuation/conversion or issuance. Neither the Administrative Agent nor any Lender shall incur any liability to the Borrowers, absent willful misconduct or gross negligence, in acting upon any telephonic notice that the Administrative Agent believes in good faith to have been given by an Authorized Officer or other Person authorized on behalf of the Borrowers or for otherwise acting in good faith.

SECTION 4 REPRESENTATIONS AND WARRANTIES

To induce the Lenders, each Agent and each Issuing Bank to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to the Lenders, the Agents and each Issuing Bank, on the Closing Date and on each Credit Date (other than, for the avoidance of doubt, in respect of Loans made or deemed made pursuant to Section 2.3(g) or 2.4(d), and subject to Section 2.25(d) and 2.26(d), if applicable), that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are also deemed to be made concurrently with the consummation of the Related Transactions):

4.1 Organization; Required Power and Authority; Qualification. Each of Parent and its Restricted Subsidiaries (a) is duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the Laws of its jurisdiction of organization as identified in Schedule 4.1 other than (i) as a result of a transaction permitted under Sections 6.8 or 6.9 and (ii) other than with respect to Parent, the Holding Companies and the Borrowers, in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect, (b) has all requisite corporate (or equivalent) power and authority to own and operate its properties, to lease the property it operates as lessee, to carry on its business as now conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing could not be reasonably expected to have a Material Adverse Effect.

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4.2 Equity Interests and Ownership. The Equity Interests of each of Parent and its Restricted Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable (in the case of Foreign Subsidiaries, to the extent such concepts are applicable thereto). Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement (including preemptive rights) to which any Restricted Subsidiary is a party requiring, and there is no Equity Interest of any Restricted Subsidiary outstanding that upon conversion or exchange would require, the issuance by any Restricted Subsidiary of any additional Equity Interests thereof or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, Equity Interests of any Restricted Subsidiary. Schedule 4.2 correctly sets forth the ownership interest of Parent and its Restricted Subsidiaries in their respective Restricted Subsidiaries as of the Closing Date after giving effect to the Related Transactions.

4.3 Due Authorization. The execution, delivery and performance of each Credit Document has been duly authorized by all necessary corporate (or equivalent) action on the part of each Credit Party that is a party thereto.

4.4 No Conflict. The execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party and the consummation of the transactions contemplated by each such Credit Document do not and will not (a) violate any of the Organizational Documents of any Credit Party or otherwise require any approval of any stockholder, member or partner of such Credit Party, except for such approvals or consents which will be obtained on or before the Closing Date; (b) violate any provision of any Law applicable to or otherwise binding on Parent or any of its Restricted Subsidiaries, except to the extent such violation could not be reasonably expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Parent or any of its Restricted Subsidiaries (other than any Permitted Liens); or (d) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, or otherwise require any approval or consent of any Person under, any Contractual Obligation of Parent or any of its Restricted Subsidiaries, except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect, and except for such approvals or consents (i) that have been or will be obtained on or before the Closing Date or (ii) the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.

4.5 Governmental Consents. The execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party and the consummation of the transactions contemplated by each such Credit Document do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except (a) such as have been obtained, given or performed and are in full force and effect, (b) for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent for filing and/or recordation, as of the Closing Date and (c) those which, if not obtained or made, could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.6 Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7 Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnotes.

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4.8 Projections. On and as of the Closing Date, the Projections are based on good faith estimates and assumptions made by the management of Parent; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided further, as of the Closing Date, management of Parent believed that the Projections were reasonable and attainable.

4.9 No Material Adverse Change. Since December 31, 2017, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

4.10 Adverse Proceedings. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither Parent nor any of its Restricted Subsidiaries is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any Governmental Authority, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.11 Payment of Taxes. All material Tax returns and reports of Parent and its Restricted Subsidiaries and Unrestricted Subsidiaries required to be filed by any of them have been timely filed or caused to be timely filed, and all material Taxes shown on such Tax returns to be due and payable and all other material Taxes upon Parent and its Restricted Subsidiaries and Unrestricted Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid or caused to be duly and timely paid when due and payable, other than any Tax (and returns in respect of any Tax) being contested in good faith by appropriate proceedings timely instituted and diligently conducted, so long as (a) reserves or other appropriate provisions, as shall be required in conformity with GAAP shall have been made therefor, and in the case of any Tax or claim that has or may become a Lien against any material Collateral, such contest proceedings operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim or (b) the failure to so pay would not reasonably be expected, individually or in the aggregate, to constitute a Material Adverse Effect. As of the Closing Date, Parent knows of no written proposed material Tax assessment against Parent or any of its Restricted Subsidiaries that is not being actively contested by Parent, the Borrowers or such Restricted Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.12 Title. Parent or one of its Restricted Subsidiaries has (a) good and legal title to (in the case of fee interests in Real Estate Assets and Vessels), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), (c) valid licensed rights in (in the case of licensed interests in intellectual property), and (d) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their most recent respective Historical Financial Statements or, after delivery of financial statements pursuant to Section 5.1, the most recent thereof, in each case except (i) for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.4, 6.6, 6.8 or 6.9 or (ii) as could not reasonably be expected to have a Material Adverse Effect. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

4.13 Real Estate Assets. Schedule 4.13 is a complete and correct list as of the Closing Date of (a) all Real Estate Assets and (b) all material leases and subleases of any Real Estate Asset, in each case of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease or sublease.

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4.14 Environmental Matters. Neither Parent nor any of its Restricted or Unrestricted Subsidiaries nor any of their respective Facilities, Vessels or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity, in each case that individually or in the aggregate has had or could reasonably be expected to have, a Material Adverse Effect. Neither Parent nor any of its Restricted or Unrestricted Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 USC. § 9604) or any comparable state Law that individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect. To each of Parent’s and its Subsidiaries’ knowledge, there are and have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Parent or any of its Restricted or Unrestricted Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, neither Parent nor any of its Restricted or Unrestricted Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Real Property Facility, and none of Parent’s or any of its Restricted or Unrestricted Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent that individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect. No event or condition is occurring or, to each of Parent’s, and its Restricted or Unrestricted Subsidiaries’ knowledge, has occurred with respect to Parent or any of its Restricted or Unrestricted Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity that individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect. The representations and warranties in this Section 4.14 are the sole representations and warranties of Parent and its Restricted Subsidiaries with respect to environmental matters, including matters arising under Environmental Law or involving Environmental Claims, Hazardous Materials, or Hazardous Materials Activities.

4.15 No Defaults. Neither Parent nor any of its Restricted Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations (other than any Credit Document or any other documentation with respect to any Indebtedness), and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.16 Investment Company Regulation. Neither Parent nor any of its Restricted Subsidiaries is, or is required to be, registered under the Investment Company Act of 1940.

4.17 Margin Stock. Neither Parent nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying any Margin Stock or extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of any Credit Extension made to or for the benefit of any Credit Party will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that, in any such case, violates the provisions of Regulation T, U or X of the Board of Governors.

4.18 Employee Matters. Neither Parent nor any of its Restricted Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to result in a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Parent or any of its Restricted Subsidiaries or, to the knowledge of Parent or the Borrowers, threatened in writing against any of them before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is pending against Parent or any of its Restricted Subsidiaries or, to the knowledge of Parent or the Borrowers, threatened in writing against any of them, (b) no strike or work stoppage in existence or threatened in writing involving Parent or any of its Restricted Subsidiaries, (c) to the knowledge of Parent or the Borrowers, no union representation question existing with respect to the employees of Parent or any of its Restricted Subsidiaries and (d) to the knowledge of Parent or the Borrowers, no union organization activity that is taking place, except, with respect to any matter specified in clause (a), (b), (c) or (d) above, either individually or in the aggregate, that could not reasonably be likely to give rise to a Material Adverse Effect.

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4.19 Employee Benefit Plans.

(a) Except in each case as would not result in a Material Adverse Effect: (i) with respect to each Employee Benefit Plan and Foreign Pension Plan, Parent and its Restricted or Unrestricted Subsidiaries are in material compliance with all applicable Laws, including the provisions and requirements of ERISA and the Code, and the terms of each Employee Benefit Plan; (ii) each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS, or is entitled, under applicable IRS guidance, to rely on a current favorable opinion or advisory letter from the IRS, indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination, opinion or advisory letter and, to the knowledge of Parent or the Borrowers, there are no circumstances that would reasonably be expected to cause such Employee Benefit Plan to lose its qualified status; (iii) no liability to the PBGC (other than required premium payments) has been or is expected to be incurred by any ERISA Party; (iv) no ERISA Event has occurred or is reasonably expected to occur; (v) no ERISA Party is in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan; and (vi) neither Parent nor any of its Restricted Subsidiaries has incurred any material obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan.

(b) No Borrower is or will be (i) an employee benefit plan subject to Title I of ERISA; (ii) a plan or account subject to Section 4975 of the Code; (iii) an entity deemed to hold “plan assets” of any such plans or accounts for within the meaning of Section 3(42) of ERISA; or (iv) a “governmental plan” within the meaning of ERISA.

4.20 Certain Fees. No broker’s or finder’s fee or commission will be payable with respect to the financing transaction contemplated hereby except as payable to the Agents and the Lenders.

4.21 Solvency. Parent and its Restricted Subsidiaries are and, upon the making of any Loan or issuance of any Letter of Credit on any date on which this representation and warranty is made, will be, taken as a whole, Solvent.

4.22 Closing Date Contribution Documents. On the Closing Date, (a) all of the conditions to effectuating or consummating the Related Transactions as set forth in the Closing Date Contribution Documents have been (or shall be concurrently) duly satisfied or waived with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), and (b) the Related Transactions have been (or shall be concurrently) consummated in accordance with the Closing Date Contribution Documents.

4.23 Compliance with Laws.

(a) Generally. Each of Parent and its Restricted Subsidiaries is in compliance with all applicable Laws in respect of the conduct of its business and the ownership of its property, except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

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(b) Anti-Terrorism Laws. None of Parent or any of its Subsidiaries (and, to the knowledge of each such Person, no joint venture or subsidiary thereof) is in violation in any material respect of any Anti-Terrorism Law.

(c) AML Laws; Anti-Corruption Laws and Sanctions. Parent and its Restricted Subsidiaries and Unrestricted Subsidiaries have implemented and maintain in effect policies and procedures intended to ensure compliance by Parent, its Subsidiaries and their respective directors, officers, employees and agents (in each such Person’s capacity as such) with applicable Anti-Corruption Laws, applicable AML Laws and applicable Sanctions. None of (i) Parent, any of its Restricted Subsidiaries or Unrestricted Subsidiaries or any of their respective directors or officers, or, to the knowledge of Parent or the Borrowers, any of their respective employees, or (ii) to the knowledge of Parent or the Borrowers, any agent of Parent, any of its Restricted Subsidiaries or Unrestricted Subsidiaries or other controlled Affiliate (in each such Person’s capacity as such) that will act in any capacity in connection with or benefit from the credit facility established hereby, (A) is a Sanctioned Person, or (B) is in violation of AML Laws, applicable Anti-Corruption Laws, or applicable Sanctions, in each case in any material respect. No Loan or Letter of Credit or use of proceeds thereof by Parent or any Restricted Subsidiary or Unrestricted Subsidiary will cause a violation of AML Laws, Anti-Corruption Laws or applicable Sanctions by any Person participating in the transactions contemplated by this Agreement, whether as lender, borrower, guarantor, agent, or otherwise. Parent and the Borrowers represent that neither Parent, the Borrowers nor any of its Restricted Subsidiaries or Unrestricted Subsidiaries, nor its parent company, or, to the knowledge of Parent or the Borrowers, any other controlled or controlling Affiliate has engaged in or intends to engage in any dealings or transactions with, or for the benefit of, any Sanctioned Person or with or in any Sanctioned Country in violation of Sanctions in any material respect.

4.24 Disclosure.

(a) No representation or warranty of Parent or any of its Restricted Subsidiaries contained in any Credit Document or in any other documents, certificates or written statements furnished to any Agent or the Lenders by or on behalf of Parent or any of its Restricted Subsidiaries for use in connection with the transactions contemplated hereby, taken as a whole and as modified by other information so furnished, contains any untrue statement of a material fact or omits to state a material fact (known to Parent or the Borrowers, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein, taken as a whole and as modified by other information so furnished, not materially misleading in light of the circumstances in which the same were made, provided that with respect to projections and pro forma financial information contained in such materials, the Credit Parties represent only that such information was based upon good faith estimates and assumptions believed by Parent or the Borrowers to be reasonable at the time made, it being recognized by the Agents and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

(b) As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.

4.25 Collateral. Subject to Section 3.1(g) of this Agreement and Section 4.1 of the Pledge and Security Agreement, (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Laws and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control, the security interest of the Collateral Agent in the Collateral (as defined in the Pledge and Security Agreement) will constitute a valid, perfected First Priority security interest in and continuing Lien on all of each Credit Party’s right, title and interest in, to and under such Collateral.

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4.26 Status as Senior Indebtedness. The Obligations under the Credit Documents constitute “senior indebtedness” as defined in any applicable Junior Financing Documentation, if any.

4.27 Vessels. Schedule 4.27 contains, as of the Closing Date, a true and complete list of each Material Vessel owned by any Credit Party as of such date, and as to each such Material Vessel, specifies the following information (in each case as of the Closing Date): the Material Vessel’s name, the official number or, if it is registered in a state, its registration number, the name of its owner, the hailing port, the charterer/lessee’s name in the case of any Material Vessel that is leased or chartered out by any Credit Party to another Credit Party or to a third party on a bareboat or demise basis, the vessel type or other description, and the vessel’s classification status (if applicable). Parent and each Restricted Subsidiary (and any Restricted Subsidiary in the chain of ownership of such Subsidiary) that owns and/or operates any Vessels in the U.S. Coastwise Trade is, and has been during any period that it has owned and/or operated any Vessel in the U.S. Coastwise Trade, a U.S. Citizen, and, except as would not reasonably be expected to have a Material Adverse Effect, the owner (or Parent or a Restricted Subsidiary on behalf of the owner) maintains all Governmental Authorizations necessary with respect to the operation of such Vessels in U.S. Coastwise Trade. The owner (or Parent or a Restricted Subsidiary on behalf of the owner) (i) maintains the due documentation or registration of each Material Vessel with the NVDC or applicable state agency, as the case may be, and (ii) except in each case as would not reasonably be expected to have a Material Adverse Effect, has in its possession certificates and permits necessary for the operation of such Material Vessel under applicable Law, keeps such Material Vessel in appropriate condition in accordance with applicable Laws (with exceptions for any Vessels that are laid up) and maintains the appropriate manning of such Material Vessel.

4.28 Vessel Insurance. Schedule 4.28 contains, as of the Closing Date, a true and complete list of all insurance policies of any nature maintained by any Credit Party primarily with respect to each Material Vessels (rather than general property of liability insurance) owned by any Credit Party as of such date.

SECTION 5 AFFIRMATIVE COVENANTS

So long as any Commitment is in effect and until payment in full of all Obligations (other than Remaining Obligations) and cancellation, expiration or Cash Collateralization of all Letters of Credit, each Credit Party shall, and shall cause each of its Restricted Subsidiaries to:

5.1 Financial Statements and Other Reports and Notices. Deliver to the Administrative Agent:

(a) Quarterly Financial Statements. Within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year (beginning with the Fiscal Quarter ending June 30, 2018), (i) the consolidated balance sheet of Parent and its Restricted Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Parent and its Restricted Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, (ii) a consolidated balance sheet for each of the Standby Division, the Environmental Services Division and the Waste Disposal Division, respectively, as at the end of such Fiscal Quarter and the related consolidated statements of income for the Standby Division, the Environmental Services Division and the Waste Disposal Division, respectively, for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter; setting forth in each case of (i) and (ii) in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; provided, all financial statements and financial information of or with respect to periods prior to the Closing Date Contribution (including for comparative purposes) may be of and/or in respect of the consolidated financial statements of NRC Holdings and/or Sprint Holdings, in each case as deemed, estimated or adjusted by the Borrower Representative in good faith.

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(b) Annual Financial Statements. Within one hundred and five (105) days after the end of each Fiscal Year (beginning with the Fiscal Year ending December 31, 2018), (i) the consolidated balance sheet of Parent and its Restricted Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Parent and its Restricted Subsidiaries for such Fiscal Year (with balance sheets and income statements for each of the Standby Division, the Environmental Services Division and the Waste Disposal Division, respectively), setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of Grant Thornton LLP or other independent certified public accountants of recognized national standing selected by the Borrower Representative reasonably acceptable to the Administrative Agent, which report shall be unqualified as to going concern and scope of audit (other than solely with respect to, or resulting solely from (i) an upcoming maturity date under the Facilities or other Indebtedness occurring within one year from the time such report is delivered or (ii) any potential inability to satisfy any financial maintenance covenant on a future date or in a future period), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Parent and its Restricted Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied, as applicable, on a basis consistent with prior years (except as otherwise disclosed in such financial statements); provided, all financial statements and financial information of or with respect to periods prior to the Closing Date Contribution (including for comparative purposes) may be of and/or in respect of the consolidated financial statements of NRC Holdings and/or Sprint Holdings, in each case as deemed, estimated or adjusted by the Borrower Representative in good faith.

(c) Compliance Certificate. Together with each delivery of financial statements pursuant to Sections 5.1(a) and 5.1(b), a duly executed and completed Compliance Certificate, which shall include, when delivered in connection with the delivery of annual financial statements pursuant to Section 5.1(b), either (x) an executed Pledge Supplement (as defined in the Pledge and Security Agreement), which sets forth the information required to supplement each schedule referred to in Section 3 of the Pledge and Security Agreement as necessary to ensure that such schedule is accurate as of the date of the delivery of such certificate or (y) a certification confirming that there has been no change in such information since the later of the Closing Date and the date of the most recent Pledge Supplement or certificate delivered pursuant to this subsection, as applicable, and which shall also include a list of all Immaterial Subsidiaries that are not Guarantor Subsidiaries solely because they are Immaterial Subsidiaries and shall set forth in reasonable detail the Consolidated Adjusted EBITDA and the amount of total consolidated assets, in each case, attributable to each such Immaterial Subsidiary at the end of the applicable fiscal period.

(d) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Parent and its Restricted Subsidiaries delivered pursuant to Section 5.1(a) or 5.1(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation against the most recent such prior financial statements in form reasonably satisfactory to the Administrative Agent.

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(e) Accountants’ Report. Promptly upon receipt thereof, copies of all final management letters submitted by the independent certified public accountants referred to in Section 5.1(b) in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of Parent and its Restricted Subsidiaries made by such accountants.

(f) Financial Plan. No later than sixty days after the beginning of each Fiscal Year (beginning with the Fiscal Year ending December 31, 2019), a consolidated plan and financial forecast for such Fiscal Year (such plan and forecast, together with the equivalent plan or budget for the Fiscal Year in which the Closing Date occurs, the “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Parent and its Restricted Subsidiaries for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based and (ii) forecasted consolidated statements of income and cash flows of Parent and its Restricted Subsidiaries for each month of such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based.

(g) Annual Insurance Report. By the time of delivery of the financial statements described in Section 5.1(b) (or such later date as is acceptable to the Administrative Agent), a certificate from the Borrowers’ insurance broker(s) in form reasonably satisfactory to the Administrative Agent outlining all material insurance coverage maintained as of the date of such certificate by Parent and its Restricted Subsidiaries.

(h) Notices. Promptly upon any officer of Parent or the Borrowers obtaining knowledge of any of the following, a certificate of an Authorized Officer specifying the nature and period of existence thereof, and what action the Borrowers have taken, is taking and proposes to take with respect thereto:

(i)	any Default or Event of Default;

(ii)	the institution of, or non-frivolous threat in writing of, any Adverse Proceeding that, individually or in the aggregate, could reasonably be expected to have Material Adverse Effect;

(iii)	the occurrence of any ERISA Event;

(iv)	any Release required to be reported to any Governmental Authority under any applicable Environmental Laws that, individually or in the aggregate, could reasonably be expected to have Material Adverse Effect;

(v)	any remedial action taken by Parent or any Restricted Subsidiary in response to (A) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to have Material Adverse Effect; and

(vi)	any other event or change that, individually or in the aggregate, could reasonably be expected to have Material Adverse Effect.

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(i) Junior Financings. Promptly after the execution and delivery thereof, executed copies of any material amendment, modification, consent or waiver in respect of any Junior Financing with an outstanding principal amount in excess of $10,000,000, and promptly upon receipt thereof, copies of each written notice of default or event of default and any other material notice received by Parent or any of its Restricted Subsidiaries with respect to any Junior Financing with an outstanding principal amount in excess of $10,000,000.

(j) Certification of Public Information. If documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through the Platform, not post on that portion of the Platform designated for Public Lenders any document or notice that Parent or the Borrowers has indicated contains Non-Public Information. Each of Parent and the Borrowers agree to clearly designate information provided to the Administrative Agent by or on behalf of Parent or the Borrowers that is suitable to make available to Public Lenders. If Parent or the Borrowers have not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material Non-Public Information with respect to Parent, its Restricted Subsidiaries and any of the Securities.

(k) Other Information. (i) Promptly upon their becoming available (but with respect to clause (A), (B) and (C) of this Section 5.1(k), solely after the occurrence of a Qualified IPO), copies of (A) all financial statements, reports, notices and proxy statements sent or made available generally by Parent to its security holders acting in such capacity or by any Restricted Subsidiary of Parent to its security holders other than Parent or another Restricted Subsidiary of Parent, (B) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Parent or any of its Restricted Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any other Governmental Authority or private regulatory authority, and (C) all press releases and other statements made available generally by Parent or any of its Restricted Subsidiaries to the public concerning material developments in the business of Parent or any of its Restricted Subsidiaries (including the announcement of a SPAC Transaction), and (ii) subject to the limitations set forth in the last sentence of Section 5.7, such other information and data with respect to Parent or any of its Restricted Subsidiaries as from time to time may be reasonably requested by the Administrative Agent or, through the Administrative Agent, any Lender, including, without limitation, any information or documents reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or under other applicable money laundering laws.

Documents required to be delivered pursuant to Sections 5.1(a), 5.1(b), 5.1(d), 5.1(e), 5.1(i) or 5.1(k)(A), (B) or (C) (to the extent any such documents are included in the materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and shall be deemed to have been delivered on the first date (i) on which Parent, any Ultimate Parent or any Relevant Public Company posts such documents, or provides a link thereto, on the website thereof; or (ii) on which such documents are posted on any Relevant Public Company’s behalf on an Internet (including on EDGAR at www.sec.gov (or other successor government website that is freely and readily available)) or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third party website or whether sponsored by the Administrative Agent); provided that such Relevant Public Company shall deliver paper copies of such documents to the Administrative Agent upon its request to such Relevant Public Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent. Following the electronic delivery of any such documents by posting such documents to a website in accordance with the preceding sentence (other than the posting by the Borrowers of any such documents on any website maintained for or sponsored by the Administrative Agent), the Borrowers shall promptly provide the Administrative Agent notice of such delivery (which notice may be by facsimile or electronic mail) and the electronic location at which such documents may be accessed. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above.

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5.2 Existence. Except as otherwise permitted under Section 6.8 or 6.9, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, Parent and its Restricted Subsidiaries shall not be required to preserve any such existence, right or franchise, licenses and permits if the loss thereof could not reasonably be expected to have a Material Adverse Effect.

5.3 Payment of Taxes and Claims. Pay all applicable Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by applicable Law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if (a) it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as reserves or other appropriate provisions, as shall be required in conformity with GAAP shall have been made therefor or (b) the failure to so pay would not reasonably be expected, individually or in the aggregate, to constitute a Material Adverse Effect. Parent and its Restricted Subsidiaries will not file or consent to the filing of any consolidated income Tax return with any other Person (other than any Ultimate Parent Company, any Relevant Public Company or other survivor of any SPAC Transaction or Parent or any of Parent’s Restricted Subsidiaries or Unrestricted Subsidiaries).

5.4 Maintenance of Properties. Maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all material properties used or useful in the business of Parent and its Restricted Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, except in each case where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.5 Insurance.

(a) Non-Vessel Insurance Requirements. Maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance and casualty insurance (including, as applicable, Flood Insurance) with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Parent and its Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Parent and its Restricted Subsidiaries will maintain or cause to be maintained replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as would reasonably be expected to be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of property and/or general liability insurance shall (i) in the case of liability insurance policies, name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder for any covered loss and provides for at least thirty days’ (or such lesser period as is reasonably acceptable to the Administrative Agent) prior written notice to the Collateral Agent of any cancellation of such policy. If any improved Mortgaged Property is located is designated a Special Flood Hazard Area, the applicable Credit Party shall obtain Flood Insurance. If any improved Mortgaged Property is located in a “Zone 1” area, the applicable Credit Party shall obtain earthquake insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders from time to time reasonably require. For the avoidance of doubt, this Section 5.5(a) does not apply to Vessels.

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 (b) Vessel Insurance Requirements. With respect to Mortgaged Vessels, maintain insurance with respect to hull and machinery, protection and indemnity risks, marine and war risks coverage, towers’ liability (for any Vessel engaged in towing operations), pollution liability, mortgagee’s interest insurance (which shall be on customary terms providing for insurance coverage of the Collateral Agent for loss of or damage to Mortgaged Vessels, which is covered by the Credit Parties’ insurance policies or the Club entries, but in respect of which there is subsequent non-payment or reduced payment by the underwriters due to the Credit Parties’ breach of any warranties or conditions of such policies), and such other or additional insurance as would reasonably be expected to be carried or maintained under similar circumstances by prudent owners of like vessels engaged in similar trades or service, and otherwise in accordance with the Vessel Mortgages and Assignment of Insurances.

5.6 Books and Records. Keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all material dealings and transactions in relation to its business and activities.

5.7 Inspections. Permit each of the Administrative Agent, any Lender (through the Administrative Agent) and any authorized representatives designated by the Administrative Agent to visit and inspect any of the properties of Parent and its Restricted Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested and, solely with respect to the Administrative Agent and any authorized representatives designated by it, at the Credit Parties’ expense; provided, so long as no Event of Default has occurred and is continuing, the Credit Parties shall only be obligated to reimburse the Administrative Agent and any such authorized representative for the expenses of one such visit and inspection per calendar year. The Administrative Agent shall give the Borrower Representative the opportunity to participate in any discussions with the Credit Parties’ independent public accountants (and such discussions shall be subject to such accountants’ customary policies and procedures). Notwithstanding anything to the contrary in this Section 5.7 or elsewhere in any Credit Document, no Credit Party shall be required to (a) so long as no Event of Default has occurred and is continuing, agree to or permit any Phase I or Phase II environmental study or other invasive environmental investigation or (b) disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (x) constitutes trade secrets or proprietary information, (y) in respect of which disclosure is, in the Borrower Representative’s good faith judgment, prohibited by Law or any binding agreement so long as such binding agreement was not entered into in contemplation of preventing such disclosure, inspection or examination or (z) is subject to attorney-client or similar privilege or constitutes attorney work-product.

5.8 Lenders Meetings. Upon the request of the Administrative Agent or the Required Lenders, participate in a meeting of the Administrative Agent and the Lenders once during each Fiscal Quarter to be held at a location (or which may be held telephonically) and at a time as is agreed to by the Borrower Representative and the Administrative Agent.

5.9 Compliance with Laws.

(a) Generally. Comply with the requirements of all applicable Laws (including all Environmental Laws), except for any noncompliance which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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 (b) Anti-Terrorism Laws. Comply in all material respects with all Anti-Terrorism Laws applicable thereto.

(c) Anti-Corruption Laws, AML Laws and Sanctions. Maintain in effect and enforce policies and procedures intended to ensure compliance by Parent, its Restricted Subsidiaries and their respective directors, officers, employees and agents (in each such Person’s capacity as such) with Anti-Corruption Laws, applicable AML Laws and applicable Sanctions.

5.10 Environmental. Promptly take any and all actions necessary to (a) cure any violation of applicable Environmental Laws by such Person or its Restricted or Unrestricted Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (b) make an appropriate response to any Environmental Claim against such Person or any of its Restricted or Unrestricted Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.11 Subsidiaries. Within 30 days (or such longer period as is acceptable to the Administrative Agent) after the date (subsequent to the date hereof) any Person becomes, directly or indirectly, a Restricted Subsidiary, the Borrower Representative shall:

(a) Notice to Administrative Agent. Promptly send to the Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Restricted Subsidiary, and (ii) the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Restricted Subsidiaries of Parent, which written notice shall be deemed to supplement Schedules 4.1 and 4.2 for all purposes hereof;

(b) Counterpart Agreement. Other than with respect to an Excluded Subsidiary, promptly cause such Restricted Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to the Administrative Agent and the Collateral Agent a Counterpart Agreement;

(c) Corporate Documents. Other than with respect to an Excluded Subsidiary, take all such corporate (or equivalent) actions, and execute and deliver, or cause to be executed and delivered, all such applicable documents, instruments, agreements, and certificates in respect of such new Restricted Subsidiary reasonably requested by the Administrative Agent as are similar to those described in Section 3.1(b);

(d) Collateral Documents. Other than with respect to an Excluded Subsidiary, in each case to the extent reasonably requested by the Administrative Agent, (x) comply with Section 5.16 with respect to any Material Vessels and (y) deliver all such applicable documents, instruments, agreements, and certificates in respect of such new Restricted Subsidiary and its Collateral as are similar to those described in Section 3.1(g)(i) through (vi), inclusive, and take the actions referred to in Section 3.1(g)(i) through (vi), inclusive, necessary to grant and to perfect a First Priority Lien in favor of the Collateral Agent, for the benefit of the Secured Parties, under the Pledge and Security Agreement (but subject to any limitations set forth therein) in the Equity Interests of such Restricted Subsidiary and in substantially all of the personal property of such Restricted Subsidiary (other than Vessels and Excluded Assets), in each case, for the avoidance of doubt, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent;

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(e) Foreign Subsidiary Holding Companies and Foreign Subsidiaries. With respect to each Restricted Subsidiary that is a Foreign Subsidiary Holding Company or a Foreign Subsidiary that is a Controlled Foreign Corporation and, in either case, a direct Subsidiary of a Credit Party, the applicable Credit Party shall deliver all such applicable documents, instruments, agreements, and certificates as are similar to those described in Section 3.1(g)(iii) and (v), and take all of the actions referred to in Section 3.1(g)(iii) and (v) necessary, to grant and to perfect a First Priority Lien in favor of the Collateral Agent, for the benefit of the Secured Parties, under the Pledge and Security Agreement (but subject to any limitations set forth therein and other than any Excluded Assets) in 65% of each class of the Equity Interests of such Foreign Subsidiary Holding Company or Foreign Subsidiary entitled to vote (within the meaning of Treas. Reg. Sec. 1.956-2(c)(2)) and 100% of each class of the Equity Interests not entitled to vote (within the meaning of Treas. Reg. Sec. 1.956-2(c)(2)) of such Foreign Subsidiary Holding Company or Foreign Subsidiary; provided, the Credit Parties and their Subsidiaries shall have ninety days (or such longer period as the Administrative Agent may reasonably agree in its sole discretion) after the date on which any Person becomes a Subsidiary of Parent to deliver documents of the type referred to in Section 3.1(g)(iii) and (v). Nothing in this Section 5.11(e) shall be interpreted to require Parent, the Borrower Representative or any other Subsidiary of Parent to cause such Foreign Subsidiary Holding Company or Foreign Subsidiary to authorize and issue new Equity Interests or to otherwise recapitalize the existing Equity Interests of such Foreign Subsidiary Holding Company or Foreign Subsidiary; and

(f) Foreign Assets. Notwithstanding anything to the contrary, the Credit Parties shall not be required, nor shall the Collateral Agent be authorized to take, any action in any jurisdiction outside of the United States to create or perfect any security interest with respect to any assets located outside of the United States (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any jurisdiction outside the United States).

5.12 Material Real Estate Assets.

(a) With respect to each Real Estate Asset listed in Schedule 5.12 (each, a “Closing Date Mortgaged Property”), within 90 days of the Closing Date (or such later date as may be agreed by the Collateral Agent in its sole reasonable discretion), and with respect to any other Material Real Estate Asset owned by a Credit Party after the Closing Date, within 90 days of such Real Estate Asset becoming a Material Real Estate Asset (or such later date as may be agreed by the Collateral Agent in its sole discretion), the Borrowers or the applicable Credit Party shall execute and/or deliver, or cause to be executed and/or delivered, to the Collateral Agent, for each such Material Real Estate Asset, the following, each to the extent reasonably requested by, and in form and substance reasonably satisfactory to, the Collateral Agent:

(i)	to the extent an appraisal is required under FIRREA, an appraisal complying with FIRREA;

(ii)	a fully executed and acknowledged Mortgage in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may reasonably deem necessary or desirable in order to create a valid and enforceable first priority Lien (subject only to Permitted Encumbrances) on the Mortgaged Property described therein in favor of the Collateral Agent;

(iii)	an ALTA or TLTA, as applicable, Title Policy issued by a title insurer reasonably satisfactory to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent and in an amount at least equal to the Fair Market Value of such Mortgaged Property or such lesser amount as reasonably determined by the Administrative Agent, insuring that the Mortgage is a valid and enforceable First Priority Lien on the respective property;

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(iv)	a then current ALTA survey in respect of such Mortgaged Property, certified to the Collateral Agent by a licensed surveyor, or an update to an existing ALTA survey or an existing ALTA survey with a “no change” affidavit sufficient to allow the issuer of the Title Policy to issue such policy without a survey exception;

(v)	(A) a completed “Life of Loan” standard flood hazard determination form as to any improved Mortgaged Property, (B) if the improvements located on a Mortgaged Property are located in a Special Flood Hazard Area, a notification to the Borrower Representative (a “Flood Notice”) and (if applicable) notification to the Borrower Representative that flood insurance coverage under the NFIP is not available because the community in which the Mortgaged Property is located does not participate in the NFIP, and (C) if the Flood Notice is required to be given (x) documentation evidencing the Borrowers’ receipt of the Flood Notice (e.g., a countersigned Flood Notice) and (y) evidence of Flood Insurance as required by Section 5.5; provided, each Lender shall also have the right to make the determination, give the notices and receive the documentation and evidence, in each case, as referred to in this clause (v);

(vi)	a customary zoning report or municipal zoning letter providing that the continued operation of the properties and assets as currently conducted conforms with all applicable zoning and building laws, rules or regulations or a zoning endorsement to the applicable Title Policy; provided that, so long as no zoning and building laws, rules or regulations are in effect with respect to the Closing Date Mortgaged Property, no zoning report, zoning letter or zoning endorsement to any Title Policy will be required with respect to the Closing Date Mortgaged Property;

(vii)	an opinion of local counsel in each state in which such Mortgaged Property is located with respect to the enforceability of the form of Mortgage to be recorded in such state and such other matters as are customary; and

(viii)	at the Administrative Agent’s reasonable request, an environmental site assessment prepared by a qualified firm reasonably acceptable to the Administrative Agent, in form reasonably satisfactory to the Administrative Agent.

(b) In addition to the obligations set forth in Section 5.12(a), within forty-five (45) days after written notice from the Administrative Agent to the Borrower Representative that any Mortgaged Property which was not previously located in an area designated as a Special Flood Hazard Area has been redesignated as a Special Flood Hazard Area (or such later date as may be agreed to by the Administrative Agent in its sole discretion), the Credit Parties shall satisfy the Flood Insurance requirements of Section 5.5.

(c) From time to time (but absent the occurrence and continuance of an Event of Default, no more than once with respect to any Material Real Estate Asset in any 365 day period), if the Administrative Agent reasonably determines that obtaining appraisals for any Material Real Estate Asset is necessary in order for the Administrative Agent or any Lender to comply with applicable laws or regulations (including any appraisals required to comply with FIRREA), and at any time if an Event of Default shall have occurred and be continuing, the Administrative Agent may, or may require the Borrowers to, in either case at the Borrowers’ expense, obtain appraisals in form and from appraisers reasonably satisfactory to the Administrative Agent stating the then current Fair Market Value of all or any portion of any material personal property of the Credit Parties (taken as a whole) and the Fair Market Value or such other value as reasonably required by the Administrative Agent (for example, replacement cost for purposes of Flood Insurance) of any Material Real Estate Asset of any Credit Party.

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5.13 Unrestricted Subsidiaries.

(a) Parent may at any time after the Closing Date, designate a Subsidiary as an Unrestricted Subsidiary, or designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided:

(i)	immediately before and after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing;

(ii)	immediately after giving effect to such designation on a Pro Forma Basis, in each case, for the most recently ended Test Period, Parent shall be in compliance with the Financial Condition Covenant (whether or not then in effect);

(iii)	no Unrestricted Subsidiary shall own any Equity Interests in Parent, the Borrowers or any of Parent’s other Restricted Subsidiaries;

(iv)	no Unrestricted Subsidiary shall hold any Indebtedness of, or any Lien on any property of Parent, the Borrowers or any of Parent’s other Restricted Subsidiaries;

(v)	no Subsidiary may be designated as an Unrestricted Subsidiary if (x) after such designation, it would be a “restricted subsidiary” (or similar designation) for the purpose of any Junior Financing or (y) it owns Material Intellectual Property utilized in the business of Parent and its Restricted Subsidiaries; and

(vi)	no Restricted Subsidiary may be designated an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary.

(b) The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrowers therein at the date of designation in an amount equal to the Fair Market Value of such Investment, and each such Investment shall be subject to Section 6.6.

(c) The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence by the Borrowers at the time of such designation of any Indebtedness, Liens or Investment of such Subsidiary existing at such time, subject, in each case, to Sections 6.1, 6.2, and 6.6, as applicable, and (ii) a Return on any Investment by the Borrowers in such Subsidiary in an amount equal to the Fair Market Value at the date of such designation of such Investment.

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5.14 Ratings. Use commercially reasonable efforts to maintain (a) a public corporate credit rating (but not any specific rating) from S&P and a public corporate family rating (but not any specific rating) from Moody’s, in each case, in respect of Parent (or, upon and after a SPAC Transaction, the public company survivor thereof), and (b) a public rating (but not any specific rating) in respect of each Class of Term Loans from each of S&P and Moody’s, unless a given Class has waived the requirement to maintain any rating for such Class at the time of establishment thereof pursuant to the applicable Credit Documents; provided, in no event shall the Credit Parties be deemed to be in breach of this Section 5.14 if the Credit Parties’ failure to comply with this Section 5.14 results solely from the non-performance of either Moody’s or S&P for whatever reason (other than any as a result of any failure by any Credit Party to use such aforementioned commercially reasonable efforts).

5.15 Use of Proceeds. Use the proceeds of any Credit Extension solely in accordance with Section 2.6.

5.16 Certificates of Documentation; Preferred Mortgages on Vessels.

(a) As to any Material Vessel owned by any Credit Party that is documented with the NVDC, under the law and flag of the United States, except in each case as would not reasonably be expected to have a Material Adverse Effect, promptly cause to be issued annually and maintain current and in effect a Certificate of Documentation for such Vessel with the appropriate endorsement for its respective trade, maintain the qualification of the Vessels holding Certificates of Documentation to operate in the U.S. Coastwise Trade and not do or permit anything to be done which might reasonably be expected to adversely affect such documentation or qualification.

(b) (i) Within 60 days (or such longer period as is acceptable to the Administrative Agent) after the acquisition by any Credit Party of any Material Vessel after the Closing Date that is or will be documented with the NVDC, under the law and flag of the United States, and (ii) promptly after the time at which any Vessel owned by a Credit Party that was not a Material Vessel as of the Closing Date but thereafter becomes a Material Vessel and is documented with the NVDC, under the law and flag of the United States, grant a valid, perfected First Priority Lien on such Material Vessel in favor of the Collateral Agent, for the benefit of the Secured Parties, by amending or supplementing an existing Vessel Mortgage or by entering into a new Vessel Mortgage with respect to such Material Vessel, and on all related insurances, by amending an existing Assignment of Insurances or by entering into a new Assignment of Insurances.

(c) Notwithstanding anything to the contrary in this Agreement, no Vessel Mortgage shall be required on any Vessel if the Collateral Agent in its sole but reasonable discretion determines that the cost of obtaining or perfecting such Vessel Mortgage on such Vessel is excessive in relation to the value of the collateral afforded thereby. The Credit Parties shall reasonably cooperate with and assist the Collateral Agent in causing the prompt recordation or registration of all Vessel Mortgages by the NVDC or other agency with whom such Vessel Mortgage is required to be recorded or registered to create or perfect the Lien granted thereunder. In connection with any Vessel Mortgage required pursuant to this Section 5.16, the applicable Credit Party shall deliver to the Administrative Agent a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.5(b) and the applicable provisions of the Collateral Documents, which shall be endorsed or otherwise amended to include the loss payable clauses required under the Assignment of Insurances and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, shall be otherwise in form reasonably satisfactory to the Administrative Agent.

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5.17 Vessel Operation and Condition.

(a) Parent and each applicable Subsidiary, shall or shall cause the owner of the Material Vessels to, ensure that each of them:

(i) will at all times preserve, repair and keep in thoroughly good and seaworthy repair and good order and condition the Vessels and all machinery and equipment and appurtenances thereto up to a modern standard of usage, and maintain the same in a manner consistent with the practices used by prudent owners of like vessels engaged in similar trades or service, except in each case where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(ii) will not suffer or permit the Vessels to be used or navigated in any manner inconsistent with any of the marine insurance policies thereon, and it shall comply and shall require the master, officers and engineers of the Vessels from time to time and at all times to comply in all material respects with all applicable Laws and maintain all required licenses and permits in force relating to the operation and navigation of the Vessels, except for any noncompliance or maintenance failure that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(iii) except in each case as not prohibited herein, will not sell, mortgage or transfer any Material Vessel or any share or interest therein, in any manner, or agree to any bareboat or demise charter of any Material Vessel, without the written consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), and any such written consent to any one mortgage, transfer or charter shall not be construed to be a waiver of this provision in respect of any subsequent mortgage, transfer or charter;

(iv) subject to the limitations set forth in the last sentence of Section 5.7, will provide the Administrative Agent promptly with such information as is reasonably requested by the Administrative Agent regarding the Material Vessels, their location and employment, the particulars of all tonnages and copies of all bareboat or demise charters, provided, that so long as no Event of Default has occurred and is continuing, such information shall only be required to be provided to the Administrative Agent one time in any calendar year; and

(v) subject to the limitations set forth in the last sentence of Section 5.7, will permit Administrative Agent or its authorized representative, whenever reasonably requested by Administrative Agent upon reasonable prior notice, to review the survey files of each Material Vessel.

5.18 Further Assurances. At any time or from time to time upon the request of the Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent or the Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as the Administrative Agent or the Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of Parent, and its Restricted Subsidiaries and all of the outstanding Equity Interests of the Borrowers and Parent’s Restricted Subsidiaries (in each case other than Excluded Assets and the limitations contained in the Credit Documents with respect to Foreign Subsidiary Holding Companies and Foreign Subsidiaries).

5.19 Post-Closing Obligations. Execute and deliver the documents, and complete the tasks, in each case, as set forth on Schedule 5.19 within the applicable time limits specified on such schedule, or in each case, such later date as may be agreed by the Administrative Agent in its sole discretion. All conditions precedent, representations and warranties and covenants contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Credit Documents).

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SECTION 6 NEGATIVE COVENANTS

So long as any Commitment is in effect and until payment in full of all Obligations (other than Remaining Obligations) and cancellation, expiration or Cash Collateralization of all Letters of Credit, no Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to:

6.1 Indebtedness. Create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations, including any Incremental Facilities, Extended Revolving Loans and Extended Term Loans and any Incremental Equivalent Debt (and any Permitted Refinancing thereof);

(b) Indebtedness that may be deemed to exist pursuant to any guarantees, performance, completion, bid, surety, statutory, appeal or similar obligations (but not with respect to letters of credit) incurred in the ordinary course of business or in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims;

(c) Indebtedness arising in the ordinary course of business in connection with netting services, overdraft protections and otherwise in connection with deposit, securities, commodities accounts and other Cash Management Products;

(d) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, such Indebtedness is extinguished within five (5) Business Days after its incurrence (or such longer period as is acceptable to the Administrative Agent);

(e) Indebtedness consisting of unpaid insurance premiums (not in excess of one year’s premiums) owing to insurance companies and insurance brokers incurred in connection with the financing of insurance premiums in the ordinary course of business;

(f) (i) guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrowers and their Restricted Subsidiaries, (ii) to the extent constituting Indebtedness, take-or-pay obligations contained in supply arrangements and (iii) Indebtedness representing deferred compensation to employees of any Restricted Subsidiary incurred in the ordinary course of business;

(g) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(h) Indebtedness arising as a direct result of judgments, orders, awards or decrees against Parent or any of its Restricted Subsidiaries, in each case not constituting an Event of Default;

(i) unsecured Indebtedness representing any Taxes to the extent such Taxes are being contested by Parent or any of its Restricted Subsidiaries in good faith by appropriate proceedings and reserves are being maintained by the applicable Person in accordance with GAAP;

(j) unsecured Indebtedness of Parent to the Borrowers and Parent’s other Restricted Subsidiaries at such times and in such amounts necessary to permit Parent to receive any Restricted Payment permitted to be made to Parent pursuant to Section 6.4, so long as, as of the applicable date of determination, a Restricted Payment for such purposes would otherwise be permitted to be made pursuant to Section 6.4; provided, any such Indebtedness shall be deemed to utilize on a dollar-for-dollar basis the relevant basket under Section 6.4;

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(k) to the extent constituting Indebtedness, unsecured Indebtedness due to the Sponsor on the account of the accrual of advisory fees and/or other fees and amounts under the Management Agreement not permitted to be paid in cash pursuant to Section 6.11(e);

(l) Indebtedness of the Borrowers and their Restricted Subsidiaries (i) under Swap Contracts and not for speculative purposes or (ii) under Cash Management Obligations incurred in the ordinary course of business;

(m) Indebtedness consisting of promissory notes issued by Parent, any Relevant Public Company or any Restricted Subsidiaries to current or former officers, managers, consultants, directors and employees (in each case of any of the foregoing), their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrowers, the Holding Companies, Parent, any Relevant Public Company or any Ultimate Parent Company permitted by Section 6.4; provided, such Indebtedness shall be subordinated in right of payment to the payment in full of the Obligations (other than Remaining Obligations) under the Credit Documents pursuant to terms reasonably satisfactory to the Administrative Agent;

(n) Indebtedness of Parent or any Restricted Subsidiary owing to Parent or another Restricted Subsidiary, including any guarantees of Indebtedness of such other Person, in each case, to the extent permitted as an Investment pursuant to Section 6.6; provided, (i) any such Indebtedness owing by a Credit Party to a non-Credit Party shall be unsecured and subordinated in right of payment to the payment in full of the Obligations (other than Remaining Obligations) under the Credit Documents pursuant to terms reasonably satisfactory to the Administrative Agent, (ii) if the Indebtedness that is guaranteed is unsecured or contractually subordinated to the Obligations under the Credit Documents, then such guaranty shall also be unsecured or contractually subordinated to the Obligations under the Credit Documents, and (iii) no guarantee by a Restricted Subsidiary of any Indebtedness constituting Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a guarantee of the Obligations under the Credit Documents on the terms set forth herein;

(o) Indebtedness incurred by Parent and its Restricted Subsidiaries in a Permitted Acquisition, any other Investment permitted hereunder (including through a merger or consolidation) or any disposition permitted hereunder, in each case, constituting indemnification obligations or adjustment of purchase price (but excluding Earn-out Indebtedness or Seller Notes);

(p) Indebtedness described on Schedule 6.1 (and, in each case, any Permitted Refinancing thereof);

(q) Indebtedness of Restricted Subsidiaries with respect to Capital Leases and Purchase Money Indebtedness (and, in each case, any Permitted Refinancing thereof), in each case, incurred prior to or within 180 days after the acquisition, construction, lease, repair or improvement of the applicable asset in an aggregate amount not to exceed the greater of $25,000,000 and 33% of Consolidated Adjusted EBITDA for the most recently ended Test Period at any time outstanding for all such Persons;

(r) Indebtedness of Restricted Subsidiaries in an aggregate amount not to exceed at any time the greater of $20,000,000 and 27% of Consolidated Adjusted EBITDA for the most recently ended Test Period; provided, the aggregate principal amount of all Indebtedness for all Restricted Subsidiaries that are not Credit Parties outstanding in reliance on this Section 6.1(r) and/or on Sections 6.1(s) and Section 6.1(t)(vi) shall not at any one time exceed the greater of $15,000,000 and 20% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

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(s) Indebtedness of Restricted Subsidiaries assumed or acquired (but not incurred) in connection with any Permitted Acquisition or other Investment permitted hereunder (and any Permitted Refinancing thereof); provided:

(i)	such Indebtedness was not incurred in contemplation of such acquisition or Investment;

(ii)	if such Indebtedness is secured and acquired or assumed by a Credit Party, the obligations of such Credit Party thereunder shall not be secured by any assets of such Credit Party that are not Collateral; and

(iii)	the aggregate principal amount of all Indebtedness for all Restricted Subsidiaries that are not Credit Parties outstanding in reliance on this Section 6.1(s) and/or on Sections 6.1(r) and 6.1(t)(vi) shall not at any one time exceed the greater of $15,000,000 and 20% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(t) Indebtedness of Restricted Subsidiaries in an unlimited amount; provided:

(i)	(A) if such Indebtedness is in connection with a Limited Condition Acquisition, (x) no Event of Default shall exist at the time of the signing of the applicable acquisition agreement and (y) no Event of Default under Sections 8.1(a), 8.1(f) or 8.1(g) shall exist immediately before and immediately after giving effect to the incurrence of such Indebtedness, or (B) if such Indebtedness is not in connection with a Limited Condition Acquisition, no Event of Default shall exist immediately before or immediately after giving effect to the incurrence of such Indebtedness;

(ii)	such Indebtedness (A) shall have a final scheduled maturity date no earlier than the then-final scheduled maturity date of the Term Loans with the latest Maturity Date then in effect or (B) shall have a Weighted Average Life to Maturity that is equal to or greater than the then remaining Weighted Average Life to Maturity of the Term Loans with the latest Maturity Date then in effect; provided, if such Indebtedness is contractually junior in right of Collateral or payment to the Obligations, it will not mature (and no scheduled payment, redemption or sinking fund or similar payments or obligations will be permitted) prior to 91 days after the latest Maturity Date existing at the time of the incurrence thereof;

(iii)	such Indebtedness may not be voluntarily or mandatorily prepaid prior to repayment in full of the Obligations (other than Remaining Obligations), unless accompanied by at least a ratable payment of the then existing Obligations owing hereunder (or, if contractually junior in right of payment or as to security, on a junior basis with respect to such then existing Obligations);

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(iv)	(x) if such Indebtedness is secured by Liens on the Collateral on a pari passu basis with the Obligations, the Consolidated First Lien Net Leverage Ratio as of the last day of the most recently ended Test Period shall not exceed the Closing Date Consolidated First Lien Net Leverage Ratio, (y) if such Indebtedness is contractually junior in right of security with the Obligations, the Consolidated Secured Net Leverage Ratio as of the last day of the most recently ended Test Period shall not exceed 4.40:1.00 and (z) if such Indebtedness is unsecured, the Consolidated Total Net Leverage Ratio as of the last day of the most recently ended Test Period shall not exceed 4.65:1.00; provided, the Borrowers may select utilization under clauses (i), (ii) or (iii) above in their sole discretion.

(v)	if secured, such Indebtedness shall not be secured by property other than Collateral, and the lenders or investors providing such Indebtedness (or a representative acting on their behalf) shall have entered into an Intercreditor Agreement reasonably satisfactory to the Administrative Agent;

(vi)	the aggregate principal amount of all Indebtedness for all Restricted Subsidiaries that are not Credit Parties outstanding in reliance on this Section 6.1(t)(vi) and/or on Sections 6.1(r) and Section 6.1(s) shall not at any one time exceed the greater of $15,000,000 and 20% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(vii)	if such Indebtedness is secured on a pari passu basis with the Obligations, it shall be subject to the MFN Protection as though such Indebtedness is an Incremental Term Loan hereunder; and

(viii)	except as otherwise expressly set forth herein or as contemplated above in this clause (t), the other terms of such Indebtedness (excluding pricing, interest, fees and premiums, optional prepayment and redemption terms thereof) shall be, when taken as a whole, not materially more favorable (as reasonably determined by the Borrower Representative) to the lenders or holders providing such Indebtedness than those applicable to the Term Loans having the latest Maturity Date existing at the time of such incurrence, except to the extent (A) such terms are added to the Credit Documents for the benefit of the Lenders pursuant to an amendment hereto or thereto subject solely to the reasonable satisfaction of the Administrative Agent or (B) applicable solely to periods after the latest Maturity Date existing at the time of the incurrence thereof;

(u) Indebtedness issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) (each, a “Permitted Refinancing”) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, any Incremental Equivalent Debt or any Indebtedness referenced in Section 6.1(p), 6.1(q), 6.1(s) or 6.1(t) or this Section 6.1(u); provided:

(i)	(A) if such refinancing Indebtedness is in connection with a Limited Condition Acquisition, (x) no Event of Default shall exist at the time of the signing of the applicable acquisition agreement and (y) no Event of Default under Sections 8.1(a), 8.1(f) or 8.1(g) shall exist immediately before and immediately after giving effect to the incurrence of such Indebtedness, or (B) if such refinancing Indebtedness is not in connection with a Limited Condition Acquisition, no Event of Default shall exist immediately before or immediately after giving effect to the incurrence of such Indebtedness;

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(ii)	such Indebtedness shall not have a greater principal amount than the principal amount (including accreted value, if applicable) of the Indebtedness being extended, renewed, replaced, repurchased, retired or refinanced thereby plus accrued interest, fees, premiums (if any) and penalties thereon and other amounts owing or paid in connection with, and fees and expenses associated with, the extension, renewal, replacement, repurchase, retirement or refinancing, plus an amount equal to any existing commitments unutilized thereunder;

(iii)	the Indebtedness being extended, renewed, replaced, repurchased, retired or refinanced thereby shall be repaid, repurchased, retired, defeased or satisfied and discharged, and all accrued interest, fees, premiums (if any) and penalties in connection therewith due at such time shall be paid, on or by the date such refinancing Indebtedness is issued, incurred or obtained;

(iv)	at the time of incurrence of such refinancing Indebtedness, such refinancing Indebtedness shall not be incurred or guaranteed by any Person other than a Person that, at such time, is an obligor or guarantor of the Indebtedness being extended, renewed, replaced, repurchased, retired or refinanced thereby;

(v)	at the time of incurrence of such refinancing Indebtedness, (A) if such refinancing Indebtedness is secured, such refinancing Indebtedness shall not be secured by property other than property securing, at such time, the Indebtedness being extended, renewed, replaced, repurchased, retired or refinanced thereby, and, if applicable, any after-acquired property that is affixed or incorporated into such assets and the proceeds and products thereof or (B) if the Indebtedness being extended, renewed, replaced, repurchased, retired or refinanced thereby is unsecured, such refinancing Indebtedness shall also be unsecured;

(vi)	other than Indebtedness referenced in Sections 6.1(q) and 6.1(s), such Indebtedness (A) shall have a final scheduled maturity date no earlier than the then final schedule maturity date of the Indebtedness being extended, renewed, replaced, repurchased, retired or refinanced thereby and (B) shall have a Weighted Average Life to Maturity of the Indebtedness being extended, renewed, replaced, repurchased, retired or refinanced thereby (excluding the effects of nominal amortization in the amount of no greater than one percent per annum of the original stated principal amount of such Indebtedness on the date of incurrence thereof); and

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(vii)	solely with respect to Indebtedness referenced in Section 6.1(t) and any Indebtedness that is expressly contractually subordinated in right of payment to the Obligations under the Credit Documents, and except as otherwise expressly set forth herein or as contemplated above, the other terms of such Indebtedness (excluding pricing, interest, fees and premiums, optional prepayment and redemption terms thereof) shall be, when taken as a whole, no more favorable (as reasonably determined by the Administrative Agent) to the lenders or holders providing such Indebtedness than those applicable to the Term Loans having the latest Maturity Date existing at the time of such incurrence, except to the extent (A) such terms are added to the Credit Documents for the benefit of the Lenders pursuant to an amendment hereto or thereto subject solely to the reasonable satisfaction of the Administrative Agent or (B) applicable solely to periods after the latest Maturity Date existing at the time of such incurrence.

(v) Indebtedness (“Permitted Credit Agreement Refinancing Indebtedness”) issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, any Class of existing Term Loans or any existing Revolving Loans (or unused Revolving Credit Commitments), or any then-existing Permitted Credit Agreement Refinancing Indebtedness, and constituting any of the following: (A) secured Indebtedness (“Permitted Pari Passu Refinancing Indebtedness”) in the form of one or more series of senior secured notes that is secured by the Collateral on a pari passu basis to the Liens securing the Obligations and the obligations in respect of any Permitted Pari Passu Refinancing Indebtedness, including any Registered Equivalent Notes issued in exchange therefor; (B) secured Indebtedness in the form of one or more series of secured notes or secured loans that is secured by the Collateral on a junior priority basis to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Indebtedness, including any Registered Equivalent Notes issued in exchange therefor; (C) unsecured Indebtedness in the form of one or more series of senior unsecured notes or loans, including any Registered Equivalent Notes issued in exchange therefor; and (D) Permitted Refinancing Commitments and Permitted Refinancing Loans incurred pursuant to a Permitted Refinancing Amendment; provided:

(i)	any incurrence of Permitted Credit Agreement Refinancing Indebtedness shall be in an aggregate principal amount that is not less than $25,000,000 (or, if the then outstanding principal amount of such Class of existing Term Loans or any existing Revolving Loans (or unused Revolving Credit Commitments), or any then-existing Permitted Credit Agreement Refinancing Indebtedness, in each case, is less than $25,000,000, the entire outstanding principal amount thereof), and an integral multiple of $1,000,000 in excess thereof;

(ii)	such Indebtedness shall not have a greater principal amount than the principal amount (including accreted value, if applicable) of the Indebtedness being extended, renewed, replaced, repurchased, retired or refinanced thereby plus accrued interest, fees, premiums (if any) and penalties thereon and other reasonable amounts paid thereon or incurred in connection therewith, and fees and expenses associated with the extension, renewal, replacement, repurchase, retirement or refinancing, plus an amount equal to any existing commitments unutilized thereunder;

(iii)	the Indebtedness being extended, renewed, replaced, repurchased, retired or refinanced thereby shall be repaid, repurchased, retired, defeased or satisfied and discharged, and all accrued interest, fees, premiums (if any) and penalties in connection therewith due at such time shall be paid, on the date such Indebtedness is issued, incurred or obtained;

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(iv)	such Indebtedness shall not at any time be incurred or guaranteed by any Person other than a Credit Party;

(v)	if secured, such Indebtedness shall not be secured by property other than Collateral, and, if applicable, any after-acquired property that is affixed or incorporated into such assets and the proceeds and products thereof, and the lenders or holders of such Indebtedness (or a representative acting on their behalf) shall have entered into an Intercreditor Agreement reasonably satisfactory to the Administrative Agent and the Borrower Representative;

(vi)	such Indebtedness (I) shall have a final scheduled maturity date no earlier than the then-final scheduled maturity date of the Indebtedness being extended, renewed, replaced, repurchased, retired or refinanced thereby and (II) shall have a Weighted Average Life to Maturity that is equal to or greater than the then remaining Weighted Average Life to Maturity of the Indebtedness being extended, renewed, replaced, repurchased, retired or refinanced thereby (excluding the effects of nominal amortization in the amount of no greater than one (1) percent per annum of the original stated principal amount of such Indebtedness on the date of incurrence thereof); provided, if such Indebtedness is contractually junior in right of Collateral or payment to the Obligations, it will not mature (and no scheduled payment, redemption or sinking fund or similar payments or obligations will be permitted) prior to 91 days after the latest Maturity Date existing at the time of the incurrence thereof;

(vii)	such Indebtedness may not be voluntarily or mandatorily prepaid prior to repayment in full of the Obligations (other than Remaining Obligations), unless accompanied by at least a ratable payment of the then existing Obligations owing hereunder (or, if contractually junior in right of payment or as to security, on a junior basis with respect to such Obligations); and

(viii)	except as otherwise expressly set forth herein or contemplated above, the other terms of such Indebtedness (excluding pricing, interest, fees and premiums, optional prepayment and redemption terms thereof) shall be, when taken as a whole, not materially more favorable (as reasonably determined by the Borrower Representative) to the lenders or holders providing such Indebtedness than those applicable to the Term Loans having the latest Maturity Date existing at the time of such incurrence, except to the extent (A) such terms are added to the Credit Documents for the benefit of the Lenders pursuant to an amendment hereto or thereto subject solely to the reasonable satisfaction of the Administrative Agent or (B) applicable solely to periods after the latest Maturity Date existing at the time of the incurrence thereof; and

(w) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional contingent interest on obligations described in any of clauses (a) through (v) above.

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For purposes of determining compliance with any restriction on the incurrence of Indebtedness, the principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.

For purposes of determining compliance with this Section 6.1, if an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness (or any portion thereof) described in Sections 6.1(a) through 6.1(y), for the avoidance of doubt the Borrower Representative may, in its sole discretion, divide, classify and reclassify and later redivide and reclassify such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.1 and will be entitled to include the amount and type of such Indebtedness in any one or more of the above clauses as it so elects and such Indebtedness will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof); provided that all Indebtedness outstanding under the Credit Documents will be deemed to have been incurred in reliance only on Section 6.1(a).

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.1.

6.2 Liens. Create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Parent or any of its Restricted Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(a) (x) Liens in favor of the Collateral Agent for the benefit of the Secured Parties granted pursuant to any Credit Document and (y) Liens securing Incremental Equivalent Debt or any Permitted Refinancing thereof;

(b) each of the following Liens (each, a “Permitted Encumbrance”), excluding any such Lien imposed by any section of ERISA:

(i)	Liens for Taxes if the applicable Person is in compliance with Section 5.3 with respect thereto and statutory Liens for Taxes not yet due and payable;

(ii)	statutory or common law Liens of landlords, sub-landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens, so long as, in each case, such Liens (A) do not in the aggregate materially detract from the value of the property of Parent and its Restricted Subsidiaries, taken as a whole, and do not materially impair the use thereof in the operation of the business of such companies, taken as a whole or (B) are being contested in good faith and by appropriate actions, if reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

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(iii)	Liens granted in the ordinary course of business (A) in connection with workers’ compensation, unemployment insurance, payroll taxes and other social security legislation or (B) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Parent or any of its Restricted Subsidiaries;

(iv)	Liens to secure the performance of bids, trade contracts, utilities, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business, so long as (A) any Liens that secure surety bonds are (other than in respect of the contracts in respect of which such surety bonds are posted and assets related thereto) junior to the Liens in favor of the Collateral Agent on the same properties that constitute Collateral under the Collateral Documents, and (B) no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(v)	covenants, conditions, easements, rights-of-way, building codes, restrictions (including zoning restrictions), encroachments, licenses, protrusions and other similar encumbrances and minor title defects or survey matters, in each case affecting Real Estate Assets and that do not in the aggregate materially interfere with the ordinary conduct of the business of Parent and its Restricted Subsidiaries, taken as a whole, and any exceptions on the Title Policies issued in connection with the Mortgaged Properties;

(vi)	Liens (A) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (B) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(vii)	Liens (A) of a collection bank (including those arising under Section 4-208 of the Uniform Commercial Code) on items in the course of collection, (B) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, or (C) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institutions general terms and conditions;

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(viii)	(A) any interest or title of a lessor, sub-lessor, licensor or sub-licensor under leases, subleases, licenses or sublicenses (including with respect to any intellectual property) entered into by Parent or any of its Restricted Subsidiaries in the ordinary course of business or otherwise not materially interfering with Parent’s and its Restricted Subsidiaries’ business taken as a whole and (B) licenses, sublicenses, leases or subleases (including with respect to any intellectual property) with respect to any assets granted to third Persons in the ordinary course of business or otherwise not materially interfering with Parent’s and its Restricted Subsidiaries’ business taken as a whole;

(ix)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Parent or any of its Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(x)	Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xi)	Liens that are contractual rights of set-off or rights of pledge (A) relating to the establishment of depository relations with banks or other deposit-taking financial institutions and not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of Parent or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Parent or any of its Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of Parent or any of its Restricted Subsidiaries in the ordinary course of business;

(xii)	Liens on any cash earnest money deposits made by Parent or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement in connection with any Investment not prohibited hereby;

(xiii)	ground leases in respect of Real Estate Assets on which facilities owned or leased by Parent or any of its Restricted Subsidiaries are located;

(xiv)	(A) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies in all material respects, and (B) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of Parent and its Restricted Subsidiaries, taken as a whole;

(xv)	Liens arising from precautionary Uniform Commercial Code financing statements or similar filings;

(xvi)	Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xvii)	Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

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(xviii)	deposits of cash with the owner or lessor of premises leased or operated by Restricted Subsidiaries to secure the performance of Restricted Subsidiaries’ obligations under the terms of the lease for such premises;

(xix)	in the case of any non-wholly owned Restricted Subsidiary, any put and call arrangements or restrictions on disposition related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;

(xx)	Liens on property subject to any sale-leaseback transaction permitted hereunder and general intangibles related thereto;

(xxi)	Liens arising by operation of law in the United States under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;

(xxii)	Liens disclosed as an exception to a Title Policy;

(xxiii)	Liens deemed to exist in connection with investments in repurchase agreements meeting the requirements of Cash Equivalents;

(xxiv)	Liens on amounts deposited as “security deposits” (or their equivalent) in the ordinary course of business in connection with actions or transactions not prohibited by this Agreement;

(xxv)	Liens on cash or Cash Equivalents securing obligations under Swap Contracts permitted hereunder; and

(xxvi)	with respect to any Foreign Subsidiary, Liens arising mandatorily pursuant to any applicable law.

(c) Liens existing on the Closing Date and listed in Schedule 6.2 and any modifications, replacements, renewals, restructurings, refinancings or extensions thereof; provided, (i) the Lien does not extend to any additional property other than after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.1 and proceeds and products thereof and (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 6.1;

(d) Liens, if any, in favor of Issuing Banks and/or the Swing Line Lender to Cash Collateralize or otherwise secure the obligations of a Defaulting Lender to fund risk participations hereunder;

(e) Liens (i) securing judgments or orders for the payment of money not constituting an Event of Default under Section 8.1(h), (ii) arising out of judgments or awards against Parent or any of its Restricted Subsidiaries with respect to which an appeal or other proceeding for review is then being pursued and (iii) notices arising out of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings for which reserves in accordance with GAAP have been made;

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(f) Liens securing Indebtedness permitted pursuant to Section 6.1(q); provided, (i) such Liens are created within 180 days of the acquisition, construction, repair, lease or improvement of the property subject to such Liens, and (ii) such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to such Capital Leases or Purchase Money Indebtedness and the proceeds and products thereof and customary security deposits; provided, individual financings of equipment provided by one lender (or lessor) may be cross collateralized to other financings of equipment provided by such lender (or lessor);

(g) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 5.13) or otherwise securing Indebtedness acquired or assumed pursuant to Section 6.1(s) (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary to the extent such Equity Interests are owned by Parent or any Restricted Subsidiary); provided, (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, and (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds, products and accessions thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);

(h) Liens securing Indebtedness permitted by Sections 6.1(t), (u) or (v);

(i) Permitted Maritime Liens; and

(j) Liens not otherwise permitted by this Section 6.2 securing obligations or liabilities of Parent and its Restricted Subsidiaries not to exceed at any time the greater of $20,000,000 and 27% of Consolidated Adjusted EBITDA for the most recently ended Test Period; provided, the aggregate principal amount of all Liens for all Restricted Subsidiaries that are not Credit Parties outstanding in reliance on this Section 6.2(j) shall not at any time exceed the greater of $15,000,000 and 20% of Consolidated Adjusted EBITDA for the most recently ended Test Period.

For purposes of determining compliance with this Section 6.2, if a Lien meets, in whole or in part, the criteria of more than one of the categories of Liens (or any portion thereof) described in Sections 6.2(a) through (k), the Borrower Representative may, in its sole discretion, divide and classify and later redivide and reclassify such Lien (or any portion thereof) in any manner that complies with this Section 6.2 and will be entitled to include the amount and type of such Lien or liability secured by such Lien (or any portion thereof) in any one or more of the above clauses as it so elects and such Lien will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof).

6.3 Payments and Prepayments of Certain Indebtedness.

(a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Junior Financing, except:

(i)	the conversion or exchange of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Parent or any Ultimate Parent Company or Relevant Public Company;

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(ii)	repayments, redemptions, purchases, defeasances and other payments in respect of any Junior Financing, in each case, in compliance with the subordination terms or intercreditor arrangements applicable to such Junior Financing;

(iii)	required payments of regularly scheduled payments of interest and fees, subject to compliance with any Intercreditor Agreement or subordination terms or other intercreditor arrangements applicable to such Junior Financing;

(iv)	any Permitted Refinancing of such Junior Financing;

(v)	payments of intercompany Indebtedness permitted under Section 6.1;

(vi)	so long as no Event of Default shall have occurred and be continuing or shall be caused thereby, ‘AHYDO’ catch-up payments; and

(vii)	so long as no Event of Default shall have occurred and be continuing at the time thereof or shall be caused thereby, repayments, redemptions, purchases, defeasances and other payments in an amount equal to:

(A)	the then Available Amount; provided, on a Pro Forma Basis giving effect to the payment thereof utilizing any amount under clause (A) of the definition of “Available Amount”, the Consolidated Total Net Leverage Ratio shall not exceed the Closing Date Consolidated Total Net Leverage Ratio, as demonstrated by a Pro Forma Compliance Certificate delivered to the Administrative Agent on or before the making of such payment; and

(B)	an unlimited amount; provided, on a Pro Forma Basis giving effect to the payment thereof, the Consolidated Total Net Leverage Ratio shall not exceed 2.65:1.00, as demonstrated by a Pro Forma Compliance Certificate delivered to the Administrative Agent on or before the making of such payment.

(b) Amend, modify or change any term or condition of any Junior Financing Documentation in violation of the applicable Intercreditor Agreement or subordination terms or other intercreditor arrangements applicable to such Junior Financing in any material respect adverse to the interests of the Lenders without the consent of the Required Lenders (not to be unreasonably withheld, conditioned or delayed); provided that if immediately after giving effect to such amendment, modification or change, the Indebtedness under such Junior Financing documentation could have been incurred under Section 6.1, such amendment, modification or change shall be permitted.

6.4 Restricted Payments. Declare, order, pay or make any Restricted Payment except that, without duplication:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrowers and other Restricted Subsidiaries of Parent (and, in the case of a Restricted Payment by a non-wholly owned Subsidiary, to the Borrowers, any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on its relative ownership interests of the relevant class of Equity Interests); provided, if an Event of Default shall have occurred and be continuing or shall immediately be caused thereby, no Credit Party may make any restricted Payment to a Restricted Subsidiary that is not a Credit Party;

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(b) (i) Parent, any Relevant Public Company, the Holding Companies and the Borrowers may (or may make Restricted Payments to permit any Ultimate Parent Company to) redeem in whole or in part any of its Equity Interests for another class of its (or such Ultimate Parent Company’s) Equity Interests or rights to acquire its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests, provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interests are at least as advantageous to the Lenders as those contained in the Equity Interests redeemed thereby and (ii) Parent, any Relevant Public Company and each Restricted Subsidiary may declare and make dividend payments or other Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person (and, in the case of such a Restricted Payment by a non-wholly owned Subsidiary, to the Borrowers and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests (or more favorably in favor of Parent or any wholly owned Subsidiary thereof));

(c) the Borrowers may make Restricted Payments to the Holding Companies, and the Holding Companies may make Restricted Payments to Parent or any Relevant Public Company, and, if applicable (but without duplication), Parent and any Relevant Public Company may make Restricted Payments to any Ultimate Parent Company, the proceeds of which (x) subsequent to a SPAC Transaction may be used for the purpose specified in the following clause (i) and for any other purpose not prohibited by any other Section of this Agreement, and (y) prior to a SPAC Transaction shall be used solely:

(i)	to (x) repurchase Equity Interests if such Equity Interests represent a portion of the exercise price of any option or warrant upon the exercise thereof, (y) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition and (z) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms (so long as any cash payment permitted by this clause (i) is not made to avoid the limitations of this section 6.4);

(ii)	in respect of indemnification obligations or obligations in respect of purchase price adjustments (including working capital adjustments or purchase price adjustments) permitted hereunder pursuant to any Permitted Acquisition or other permitted Investments;

(iii)	to pay franchise Taxes and other fees, Taxes (other than income Taxes) and expenses necessary or appropriate to maintain its corporate existence;

(iv)	to pay income Taxes to the extent such income taxes are attributable to the income of the Restricted Subsidiaries; provided, the amount of such payments with respect to any taxable year does not exceed the amount of income taxes that the Restricted Subsidiaries would have been required to pay for such taxable year if the Borrowers and their Restricted Subsidiaries paid taxes as a stand-alone taxpayer (or stand-alone group); provided further, such payments are actually used to pay such Taxes and that any Tax refunds received by Parent that are attributable to the Borrowers or their Restricted Subsidiaries shall be promptly returned by Parent to the Borrowers;

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(v)	to pay amounts as permitted by Section 6.11;

(vi)	to pay Parent’s costs, fees and expenses related to any initial public offering or SPAC Transaction (in each case whether or not consummated);

(vii)	to pay (x) operating costs and expenses of any Holding Company, Parent, any Relevant Public Company or any Ultimate Parent Company incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), incurred in the ordinary course of business and attributable to the ownership or operations of the Borrowers and their Restricted Subsidiaries, and (y) Transaction Costs and any indemnification claims made by directors or officers of any Holding Company, Parent, any Relevant Public Company or any Ultimate Parent Company attributable to the ownership or operations of the Borrowers and their Restricted Subsidiaries;

(viii)	to pay customary salary, bonus, severance and other benefits payable to officers, directors, managers and employees of any Holding Company, Parent, any Relevant Public Company or any Ultimate Parent Company to the extent such salaries, bonuses, severance payments and other benefits are attributable to the ownership or operation of Parent and its Restricted Subsidiaries; and

(ix)	to the extent constituting Restricted Payments, for payment of fees related to this Agreement and the Related Transactions and paid on the Closing Date.

(d) so long as no Event of Default shall have occurred and be continuing or shall immediately be caused thereby, the Borrowers may make Restricted Payments to the Holding Companies and the Holding Companies may make Restricted Payments to Parent or any Relevant Public Company and, if applicable (but without duplication), Parent and any Relevant Public Company may make Restricted Payments to any Ultimate Parent Company, the proceeds of which shall be used solely:

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(i)	to purchase or redeem from current or former employees, members of the Board of Directors, managers, consultants and their respective estates, spouses or former spouses, or other immediate family members, (and successors, executors, administrators, heirs, legatees or distributes of any of the foregoing) and any other minority shareholder of any Ultimate Parent Company, Relevant Public Company or Parent, on account of the death, termination, resignation or other voluntary or involuntary cessation of such person’s employment or directorship or shareholding, shares of such Ultimate Parent Company’s, Relevant Public Company’s or Parent’s Equity Interests or options or warrants to acquire such Equity Interests in an aggregate outstanding amount for all such payments not to exceed, from the Closing Date to the date of determination, the sum of (A) the greater of $5,000,000 and 7% of Consolidated Adjusted EBITDA for the most recently ended Test Period (with unused amounts in any Fiscal Year being carried over to succeeding Fiscal Years subject to a maximum of $7,500,000 in any Fiscal Year) plus (B) the amount of any net cash proceeds received by or contributed to Parent or any Relevant Public Company or any Ultimate Parent Company from the issuance and sale since the issue date of Equity Interests of Parent or any Relevant Public Company to officers, directors, managers, employees or consultants of Parent or any Restricted Subsidiary that have not been used to fund any Restricted Payments under this clause (d)(i), plus (C) the net cash proceeds of any “key man” life insurance policies of any Credit Party or any Restricted Subsidiary that have not been used to make any repurchases, redemptions or payments under this clause (d)(i), plus (D) the proceeds of issuances of Equity Interests to or loans from equity holders for the purpose of funding any such Restricted Payments, provided that, for the avoidance of doubt, cancellation of Indebtedness owing to the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries from members of management of the Borrower, any of the Borrower’s direct or indirect parent companies or any of the Borrower’s Subsidiaries in connection with a repurchase of Equity Interests of any of the Borrower’s direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(ii)	to pay dividends and distributions to the holders of Parent’s or any Relevant Public Company’s or any Ultimate Parent Company’s Equity Interests in an amount equal to the Available Amount; provided, on a Pro Forma Basis giving effect to the payment thereof utilizing any amount under clause (A) of the definition of “Available Amount”, the Consolidated Total Net Leverage Ratio shall not exceed the Closing Date Consolidated Total Net Leverage Ratio, as demonstrated by a Pro Forma Compliance Certificate delivered to the Administrative Agent on or before the making of such payment;

(iii)	to pay dividends and distributions to the holders of Parent’s or any Relevant Public Company’s or any Ultimate Parent Company’s Equity Interests in an unlimited amount; provided, on a Pro Forma Basis giving effect to the payment thereof, the Consolidated Total Net Leverage Ratio shall not exceed 2.65:1.00, as demonstrated by a Pro Forma Compliance Certificate delivered to the Administrative Agent on or before the making of such payment; and

(iv)	to pay dividends and distributions to the holders of Parent’s or any Relevant Public Company’s or any Ultimate Parent Company’s Equity Interests (that are not Disqualified Equity Interests) following a Qualified IPO thereof, in an amount not to exceed in any Fiscal Year 6.0% of the proceeds received by or contributed to Parent or any Relevant Public Company in or from any Qualified IPO.

(e) Parent and its Restricted Subsidiaries may make Restricted Payments to finance any Permitted Acquisition or other permitted Investment; provided that (i) such Restricted Payment shall be made substantially concurrently with the closing of such Permitted Acquisition or permitted Investment and (ii) Parent, the Holding Companies or the Borrowers shall, immediately following the closing thereof, cause (x) all property acquired (whether assets or Equity Interests) to be held by or contributed to a Credit Party or (y) the merger (to the extent permitted in Section 6.8) of the Person formed or acquired into it or another Credit Party in order to consummate such Permitted Acquisition or permitted Investment; and

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(f) to the extent constituting Restricted Payments, Parent and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 6.6 (other than Section 6.6(i)) or Section 6.8.

Notwithstanding anything herein to the contrary, upon and after the occurrence of a Qualified IPO the foregoing provisions of Section 6.4 will not prohibit the payment of any Restricted Payment or the consummation of any redemption, purchase, defeasance or other payment within 60 days after the date of declaration thereof or the giving of notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Section 6.4 (it being understood that such Restricted Payment shall be deemed to have been made on the date of declaration or notice for purposes of such provision).

6.5 Burdensome Agreements. Create or otherwise cause or suffer to exist or become effective any Contractual Obligation that encumbers or restricts, in any material respect, the ability of any of Restricted Subsidiary to:

(a) pay dividends or make any other distributions on any Restricted Subsidiary’s Equity Interests owned by any Borrower or any Restricted Subsidiary of any Borrower;

(b) repay or prepay any Indebtedness owed by such Restricted Subsidiary to Parent or any other Restricted Subsidiary of Parent;

(c) make loans or advances to Parent or any other Restricted Subsidiary of Parent; or

(d) transfer any of its property or assets to the Borrowers or any other Restricted Subsidiary of Parent;

Provided, notwithstanding anything herein to the contrary, this Section 6.5 shall not apply to Contractual Obligations that:

(i)	are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary;

(ii)	relate to Indebtedness of a Subsidiary that is not a Credit Party which is permitted by Section 6.1 and which does not apply to any Credit Party;

(iii)	are customary restrictions that arise in connection with (x) any Permitted Lien and relate to the property subject to such Lien or (y) arise in connection with any disposition permitted by Section 6.8 or 6.9 and relate solely to the assets or Person subject to such disposition;

(iv)	are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.6 and applicable solely to such joint venture and its equity entered into in the ordinary course of business;

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(v)	are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 6.1 but solely to the extent any negative pledge relates to the property financed by such Indebtedness and the proceeds, accessions and products thereof;

(vi)	are customary restrictions on leases, subleases, licenses or contemplated by asset sale, merger, purchase or other similar agreements not prohibited hereby so long as such restrictions relate to the property interest, rights or the assets subject thereto;

(vii)	are customary provisions restricting subletting, transfer or assignment of any lease governing a leasehold interest of Parent or any of its Restricted Subsidiaries;

(viii)	are customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business;

(ix)	are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(x)	arise in connection with cash or other deposits permitted under Sections 6.2 and 6.6 and limited to such cash or deposit;

(xi)	are restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(xii)	are restrictions regarding licensing or sublicensing by the Borrowers and their Restricted Subsidiaries of intellectual property in the ordinary course of business;

(xiii)	are restrictions on cash earnest money deposits in favor of sellers in connection with acquisitions not prohibited hereunder;

(xiv)	are customary in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person or assets subject to such transfer agreement;

(xv)	restrictions or conditions in connection with any Indebtedness permitted pursuant to Section 6.1 to the extent such restrictions or conditions with respect to such Indebtedness are not, in the good faith opinion of the Borrower Representative, materially more restrictive, taken as a whole, than the restrictions and conditions in the Credit Documents and such restrictions or conditions do not prohibit compliance with Sections 5.11 and 5.12; or

(xvi)	are restrictions imposed by Credit Documents.

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6.6 Investments. Make or own any Investment in any Person except Investments in or constituting:

(a) cash and Cash Equivalents (and assets that were Cash Equivalents when such Investments were made);

(b) promissory notes, securities and other non-cash consideration received in connection with Dispositions permitted by Section 6.9;

(c) accounts receivable arising and trade credit granted in the ordinary course of business;

(d) (i) Investments received in satisfaction or partial satisfaction of obligations owing from financially troubled account debtors or pursuant to any plan of reorganization or similar arrangement upon or in connection with the bankruptcy or insolvency of such account debtors, (ii) deposits, prepayments and other credits to suppliers and customers made in the ordinary course of business and (iii) Investments that are received in settlement of bona fide disputes with trade creditors or customers;

(e) (i) Investments made in the ordinary course of business consisting of negotiable instruments held for collection in the ordinary course of business and lease, utility and other similar deposits in the ordinary course of business and (ii) guarantee obligations in respect of leases (other than Capital Leases) or other obligations which underlying obligations are permitted hereunder;

(f) Consolidated Capital Expenditures (and capital expenditures excluded from the definition thereof);

(g) Investments in Swap Contracts permitted under Section 6.1;

(h) advances, loans or extensions of credit by Parent or any of its Restricted Subsidiaries in compliance with applicable Laws to officers, non-affiliated members of the Board of Directors, and employees of Parent or any of its Restricted Subsidiaries (i) used to purchase the Equity Interests of Parent or any Relevant Public Company; provided, any such advance, loan or extension of credit shall be non-cash, (ii) reasonable travel, entertainment or relocation, out of pocket or other business-related expenses, (iii) constituting advances of payroll payments or commissions payments to employees or (iv) for purposes not described in or amounts not permitted under the foregoing clauses (i), (ii) or (iii), in an aggregate principal amount outstanding at any one time under this clause (iv) not in excess of $1,000,000;

(i) unsecured intercompany advances by the Borrowers or any Restricted Subsidiary to Parent for purposes and in amounts that would otherwise be permitted to be made as Restricted Payments to Parent, as the case may be, pursuant to Section 6.4; provided, the principal amount of any such loans (solely while outstanding) shall reduce dollar-for-dollar the amounts that would otherwise be permitted to be paid for such purpose in the form of Restricted Payments pursuant to such Section 6.4;

(j) Investments (i) made in connection with the establishment and initial capitalization of a Subsidiary for the purposes of a Permitted Acquisition or other permitted Investment or (ii) required in connection with a Permitted Acquisition or other permitted Investment consisting of earnest money deposits required in connection with an acquisition of property not prohibited hereunder;

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(k) (i) Investments of any Person existing at the time such Person becomes a Subsidiary or consolidates, merges or amalgamates with a Borrower, Parent or any Subsidiary thereof (including in connection with a Permitted Acquisition or other permitted Investment), provided such Investments were not made in contemplation of such Person becoming a Subsidiary, or of such consolidation, merger or amalgamation and (ii) asset purchase (including purchases of inventory, supplies and materials) and the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business consistent with past practice;

(l) Investments described on Schedule 6.6 and modifications, replacements, renewals, reinvestments or extensions thereof; provided that the amount of any Investment permitted pursuant to this Section 6.6(l) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 6.6;

(m) Investments to the extent that payment for such Investments is made solely with Equity Interests that are not Disqualified Equity Interests of Parent or any Relevant Public Company;

(n) contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of Parent or any Restricted Subsidiary;

(o) Equity Interests of any Restricted Subsidiary owned by Parent or another Restricted Subsidiary on the Closing Date;

(p) Equity Interests of any Guarantor Subsidiary acquired after the Closing Date;

(q) Investments (including Indebtedness referred to in Section 6.1(n)) (i) by any Credit Party in any other Credit Party, (ii) by any Restricted Subsidiary that is not a Credit Party in a Borrower or in any Guarantor, (iii) by any Restricted Subsidiary that is not a Credit Party in any other Restricted Subsidiary that is not a Credit Party and (iv) by the Restricted Subsidiaries in Unrestricted Subsidiaries and in Restricted Subsidiaries that are not Credit Parties, in an aggregate amount, together with all Investments made in reliance on Section 6.6(r)(v) not to exceed at any one time outstanding the greater of $15,000,000 and 20% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(r) an acquisition by Parent (subject to Section 6.13) or any Restricted Subsidiary, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person, that satisfies each of the following conditions (each, a “Permitted Acquisition”):

i)	in the case of a Limited Condition Acquisition, (1) no Event of Default shall exist as of the date the definitive acquisition agreement for such Limited Condition Acquisition is entered into and (2) immediately prior and immediately after giving effect thereto, no Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) shall have occurred and be continuing or would result therefrom, and, (b) in the case of any other Permitted Acquisition, immediately prior and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom;

(ii)	the Credit Parties shall be in compliance with Section 6.12 upon giving effect to such acquisition;

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(iii)	on a Pro Forma Basis immediately after giving effect to such acquisition and any financing thereof, Parent shall be in compliance with the Financial Condition Covenant (whether or not then in effect) for the most recently ended Test Period;

(iv)	such acquisition shall be consensual and shall have been approved by the subject Person’s Board of Directors or the requisite holders of the Equity Interests thereof, or, if applicable, by a court of competent jurisdiction in a court-approved sale; and

(v)	the aggregate amount of all Investments by Credit Parties with respect to all Permitted Acquisitions in (A) assets (other than Equity Interests) that are (or become at the time of such acquisition) directly owned by Unrestricted Subsidiaries and Restricted Subsidiaries that are not (and are not required under Section 5.11(b) to become) Credit Parties plus (B) Equity Interests in Unrestricted Subsidiaries and Restricted Subsidiaries that are not (and are not required under Section 5.11(b) to become) Credit Parties, together with all Investments made in reliance on Section 6.6(q)(iv), shall not exceed at any one time outstanding the greater of $15,000,000 and 20% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(s) Investments by Restricted Subsidiaries, the aggregate amount of which shall not exceed the greater of $15,000,000 and 20% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(t) Investments by the Restricted Subsidiaries, the aggregate amount of which shall not exceed the then Available Amount; provided, on a Pro Forma Basis immediately after giving effect to any Investment utilizing Available Amount, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(u) additional Investments by the Restricted Subsidiaries; provided, on a Pro Forma Basis immediately after giving effect to any such Investment, (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (B) the Consolidated Total Net Leverage Ratio shall not exceed 3.15:1.00, as demonstrated by a Pro Forma Compliance Certificate delivered to the Administrative Agent on or before the making of such Investment; and

(v) a SPAC Transaction to the extent it constitutes an Investment (and in such case subject to the satisfaction of each of the requirements set forth in the definition of SPAC Transaction and in Section 6.11(k) hereof).

Notwithstanding the foregoing, in no event shall Parent or any of its Restricted Subsidiaries make any Investment for a primary purpose of effectuating any Restricted Payment not otherwise permitted under the terms of Section 6.4. For purposes of determining compliance with this Section 6.6, if an Investment meets, in whole or in part, the criteria of one or more of the categories of Investments (or any portion thereof) permitted in this Section 6.6, the Borrower Representative may, in its sole discretion, divide and classify and later redivide and reclassify such Investment (or any portion thereof) in any manner that complies with this Section 6.6 and will be entitled to include the amount and type of such Investment (or any portion thereof) in any one or more of the above clauses as it so elects and such Investment will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof). Any Investment in any Person other than a Credit Party that is otherwise permitted by this Section 6.6 may be made through intermediate investments in Restricted Subsidiaries that are not Credit Parties and such intermediate investments shall be disregarded for purposes of determining the outstanding amount of investments pursuant to any clause set forth above.

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6.7 Financial Condition Covenant. If, as of the last day of any Fiscal Quarter, the sum of (a)(i) the aggregate outstanding principal amount of all Revolving Loans, plus (ii) the aggregate amount of all Letter of Credit Obligations in respect of all Letters of Credit (excluding Letters of Credit to the extent cash collateralized and undrawn Letters of Credit in an aggregate amount not to exceed $15,000,000) plus (iii) the aggregate outstanding principal amount of all Swing Line Loans, exceeds (b) 30.0% of the Revolving Credit Limit in effect on such date, permit the Consolidated Total Net Leverage Ratio as of the last day of any such Fiscal Quarter to exceed 5.45:1.00.

6.8 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (other than as part of or in furtherance of the Related Transactions), except:

(a) any Restricted Subsidiary may be merged with or into a Borrower or any Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to a Borrower or any Guarantor Subsidiary; provided, in the case of such a merger, a Borrower or such Guarantor Subsidiary, as applicable, shall be the continuing or surviving Person;

(b) any Restricted Subsidiary that is not a Guarantor may be merged with or into another Restricted Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to another Restricted Subsidiary; provided, in the case of a merger between a Restricted Subsidiary that is not a Guarantor and a Guarantor, the Guarantor shall be the continuing or surviving Person;

(c) any Restricted Subsidiary may change its legal form (but not its jurisdiction of incorporation or formation) if the Borrower Representative determines in good faith that such action is not materially disadvantageous to the interests of the Lenders;

(d) in connection with any Permitted Acquisition effected by a merger or other consolidation where the surviving entity is, or will become, a Credit Party; provided, with respect to any such merger or consolidation that involves a Borrower, such Borrower shall be the surviving Person thereof;

(e) Dispositions permitted by Section 6.9; and

(f) Parent and its Restricted Subsidiaries may consummate the SPAC Transaction, subject to the satisfaction of each of the requirements set forth in the definition of SPAC Transaction and in Section 6.11(k) hereof.

6.9 Dispositions. Sell, lease or sub-lease (as lessor or sublessor), sell and leaseback, assign, convey, license (as licensor or sublicensor), transfer or otherwise dispose to, or exchange any property with (any of the foregoing, a “Disposition”), any Person, in one transaction or a series of transactions, of all or any part of Parent’s, any Borrower’s or any other Restricted Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of the Borrowers or any of the other Restricted Subsidiaries (provided, for the avoidance of doubt, any issuance by Parent or any Relevant Public Company of Equity Interests shall not be considered a Disposition), except:

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(a) Dispositions by any Subsidiary of Parent to another Subsidiary of Parent; provided, the Holding Companies shall not Dispose of the Equity Interests of the Borrowers to any Person other than another Holding Company, Parent or any Relevant Public Company; and provided, further, that if the transferor of such property is a Credit Party and the transferee thereof is not, to the extent such transaction constitutes an Investment, such transaction is permitted under Section 6.6;

(b) Dispositions of cash and Cash Equivalents in the ordinary course of business;

(c) Dispositions of inventory or other assets, including the non-exclusive license (as licensor or sublicensor) of intellectual property, in each case, in the ordinary course of business;

(d) the sale or discount, in each case without recourse and in the ordinary course of business, by the Borrowers or other Restricted Subsidiaries of accounts receivable or notes receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof or in connection with the bankruptcy or reorganization of the applicable account debtors and dispositions of any securities or other assets received in any such bankruptcy or reorganization;

(e) Dispositions of used, worn out, obsolete or surplus property by the Restricted Subsidiaries, including the abandonment or other Disposition of intellectual property, in each case, which, in the reasonable judgment of the Borrower Representative, is no longer economically practicable to maintain or useful in the conduct of the business of Parent and its Restricted Subsidiaries, taken as a whole;

(f) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property, or (iii) such transaction is part of a sale lease-back of such property permitted by Section 6.10;

(g) Dispositions of assets that constitute a Restricted Payment permitted under Section 6.4, an Investment permitted under Section 6.6 or a transaction permitted under Section 6.8;

(h) Dispositions of assets subject to a Casualty/Condemnation Event;

(i) the Restricted Subsidiaries may lease or sublease (as lessee or sublessee) or license or sublicense (as licensee or sublicense) real or personal property (including charters of Vessels on a bareboat, demise, time or any other basis) so long as any such lease, license, sublease or sublicense does not create a Capital Lease except to the extent permitted by Section 6.10;

(j) Permitted Acquisitions;

(k) Dispositions of non-core assets acquired in connection with Permitted Acquisitions or other Investments permitted hereunder; provided, (i) the aggregate amount of such Dispositions shall not exceed 10% of the purchase price of the applicable acquired entity or business, and (ii) each such Disposition is an arm’s-length transaction and the Restricted Subsidiaries receive at least Fair Market Value in exchange therefor;

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(l) Dispositions of assets (including Equity Interests); provided, (i) in the case of any Dispositions resulting in Net Cash Proceeds in any Fiscal Year in excess of the greater of $3,750,000 and 5% of Consolidated Adjusted EBITDA for the most recently ended Test Period, at least 75% of the consideration in respect of such Disposition is cash or Cash Equivalents; provided, the following shall be deemed cash for purposes of determining compliance with such 75% consideration requirement: (A) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to any Restricted Subsidiary) of any Restricted Subsidiary (as shown on such Person’s most recent balance sheet or statement of financial position (or in the notes thereto) that are assumed by the transferee of any such assets and for which the applicable Restricted Subsidiary have been validly released, (B) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (C) any Equity Interests or Securities received by any Restricted Subsidiary from such transferee that are due under the terms thereof to be, or that are, converted by such Person into cash or Cash Equivalents within 180 days following the closing of the applicable Disposition and (D) any Designated Non-Cash Consideration received in respect of such Disposition, having an aggregate Fair Market Value, when taken together with all other Designated Non-Cash Consideration received pursuant to this clause (D) that is at that time outstanding not in excess of $500,000); (ii) the consideration in respect of such Disposition is at least equal to the Fair Market Value of the assets being sold, transferred, leased or disposed; and (iii) no Event of Default has occurred and is continuing or would result therefrom;

(m) the unwinding of any Swap Contract;

(n) Asset Swaps in exchange for assets of comparable or greater value or usefulness to the business of Parent and its Restricted Subsidiaries, as determined in good faith by the Borrower Representative; provided that the Fair Market Value of assets disposed of by Parent and its Restricted Subsidiaries in reliance on this clause (p) in any Fiscal Year shall not exceed $10,000,000;

(o) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(p) Dispositions of Equity Interests in, or Indebtedness or other Securities of, an Unrestricted Subsidiary;

(q) the surrender or waiver of contractual rights and the settlement or waiver of contractual or litigation claims in the ordinary course of business or in the commercially reasonable judgment of the Borrower Representative;

(r) the Disposition of a nominal amount of Equity Interests in any Restricted Subsidiary of Parent to qualify members of the Board of Directors of such Restricted Subsidiary to the extent required by applicable law; and

(s) a SPAC Transaction to the extent it constitutes a Disposition (and in such case subject to the satisfaction of each of the requirements set forth in the definition of SPAC Transaction and in Section 6.11(k) hereof).

6.10 Sales and Lease-Backs. Other than with respect to Capital Lease Obligations permitted by Sections 6.1(q) and 6.2(f), become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than a Borrower or any Guarantor Subsidiary), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than a Borrower or any Guarantor Subsidiary) in connection with such lease.

6.11 Transactions with Affiliates. Enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Parent, on terms that are less favorable to Parent or any of its Restricted Subsidiaries, as the case may be, than those that would reasonably be expected to be obtained at the time from a Person who is not such an Affiliate in a comparable arms-length transaction; provided, the foregoing restriction shall not apply to:

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(a) any transaction, not otherwise prohibited hereunder, between or among Parent and any Restricted Subsidiary;

(b) reasonable and customary indemnities provided to, and reasonable and customary fees and reimbursements paid to, members of the Board of Directors of Parent, its Restricted Subsidiaries or any Ultimate Parent Company or any Relevant Public Company;

(c) reasonable and customary employment, compensation, indemnification and severance arrangements for officers and other employees of Parent or its Restricted Subsidiaries or any Relevant Public Company entered into in the ordinary course of business and transactions pursuant to equity option and incentive plans and employee benefit plans and arrangements;

(d) Indebtedness to the extent permitted under Section 6.1, Restricted Payments to the extent permitted under Section 6.4 and Investments to the extent permitted under Section 6.6;

(e) (i) so long as no Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) (each, a “Specified Event of Default”) has occurred and is continuing, the payment of management, monitoring, consulting, advisory and other fees (including transaction and termination fees), in each case, pursuant to the Management Agreement (without giving effect to any amendments or modifications thereto after the Closing Date not permitted under Section 6.14); provided, during the continuance of a Specified Event of Default, any such fees may continue to be accrued in favor of the Sponsor and its Affiliates and upon the cure, waiver or rescission of any such Specified Event of Default, any and all such accrued fees may immediately be paid in cash to Sponsor and its Affiliates, and (ii) indemnification and reimbursement of expenses of the Sponsor and its Affiliates in connection with management, monitoring, consulting and advisory services provided by them to Parent, Borrowers and the Restricted Subsidiaries, including pursuant to the Management Agreement, if any;

(f) to the extent permitted by Sections 6.4(c)(iii) and 6.4(c)(iv), payments by the Borrowers, Parent and any Restricted Subsidiary pursuant to tax sharing agreements among any such Persons (and any Ultimate Parent Company) on customary terms to the extent attributable to the ownership or operation of such Persons;

(g) transactions pursuant to agreements, instruments or arrangements in existence on the Closing Date and set forth in Schedule 6.11 or any amendment thereto to the extent such an amendment is not adverse to the interests of the Lenders in any material respect;

(h) the consummation by Parent and the Borrowers of the Closing Date Contribution and the 2018 Dividend;

(i) the sale or issuance of Equity Interests (that are not Disqualified Equity Interests) of Parent or any Relevant Public Company to any officer, director, manager, employee or consultant of Parent or any Restricted Subsidiary and the granting of registration and other customary rights in connection therewith;

(j) any transaction with an Affiliate where the only material consideration paid by Parent or any Restricted Subsidiary is Equity Interests (that are not Disqualified Equity Interests) of Parent or any Relevant Public Company; and

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(k) the consummation of a SPAC Transaction; provided that, (x) each of the requirements set forth in the definition of SPAC Transaction shall have been satisfied, (y) as of the date the definitive acquisition agreement in respect of such SPAC Transaction is entered into, no Event of Default shall exist, and (z) as of the date thereof both immediately before and after giving effect thereto no Event of Default under Sections 8.1(a), 8.1(f) or 8.1(g) shall have occurred and be continuing or would result therefrom, in each case as certified in writing by an Authorized Officer of the Borrower Representative and Parent to the Administrative Agent not later than concurrently with the consummation of such SPAC Transaction.

6.12 Conduct of Business. Engage in any material business other than (a) the businesses engaged in thereby on the Closing Date and similar, corollary, ancillary, complementary (including synergistically), incidental or related businesses and reasonable extensions thereto and developments and expansions thereof and (b) such other lines of business as may be consented to by the Required Lenders.

6.13 Permitted Activities of Parent. Notwithstanding anything to the contrary contained herein, except (x) to the extent permitted pursuant to Section 6.13(f) or (y) in connection with or subsequent to a SPAC Transaction, Parent shall not:

(a) incur, directly or indirectly, any Indebtedness or any other material obligation or liability whatsoever other than the Obligations and any other obligation under the Closing Date Contribution Documents or any Credit Document or as otherwise permitted under this Section 6.1;

(b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than as otherwise permitted pursuant to Section 6.2;

(c) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person;

(d) create or acquire any direct Restricted Subsidiary or make or own any direct Investment in any Person other than in the Holding Companies or Borrowers and cash and Cash Equivalents;

(e) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons; or

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(f) engage in any material business or activity or own any material assets other than, in each case, (i) its ownership of the Equity Interests of the Holding Companies or Borrowers and activities incidental thereto, including payment of dividends and other amounts in respect of its Equity Interests, in each case, not prohibited pursuant to this Agreement, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance) and the performance of obligations under and in compliance with its Organizational Documents to the extent not prohibited hereunder, (iii) the performance of its obligations as a Guarantor, (iv) any public offering of its common stock or any other issuance or sale of its Equity Interests, (v) participating in tax, accounting and other administrative matters as a member of the consolidated group of Parent and the Borrowers and their respective Subsidiaries, (vi) making or receipt of any Restricted Payments or Investments permitted to be made or received, or Indebtedness incurred, as applicable, by Parent pursuant to this Agreement, (vii) providing indemnification to officers and directors in the ordinary course of business, (viii) executing, delivering and the performance of rights and obligations under the Credit Documents, the Closing Date Contribution Documents and any documents and agreement relating to any Permitted Acquisition or other Investment permitted hereunder to which it is a party, (ix) performance of rights and obligations under any Management Agreement to which it is a party, (x) purchasing and holding Equity Interests (to the extent not constituting Disqualified Equity Interests) of the Holding Companies and Borrowers, (xi) making capital contributions to the Holding Companies or Borrowers, including from amounts contributed to Parent and held temporarily prior to such contribution, (xii) taking actions in furtherance of and consummating a Qualified IPO, and fulfilling all initial and ongoing obligations related thereto, (xiii) execution and delivery of, and the performance of rights and obligations under, any employment agreements and any documents related thereto, (xiv) purchasing Obligations in accordance with this Agreement, (xv) transactions expressly described herein in which Parent may engage, including the ownership of assets contemplated by such transactions, (xvi) execution and delivery of, and the performance of rights and obligations under, any guarantees of leases or insurance obligations or other guarantees expressly permitted hereunder (including in connection with workers compensation insurance or self-insurance), (xvii) holding any Restricted Payment permitted hereunder temporarily pending further distribution, (xviii) activities required to comply with applicable Laws, (xix) the maintenance and administration of stock option and stock ownership plans, (xx) the obtainment of, and the payment of any fees and expenses for, management, consulting, investment banking and advisory services to the extent otherwise permitted by this Agreement, and (xxi) any activities incidental or reasonably related to the foregoing, including holding Cash and Cash Equivalents (together with any investment income thereon).

6.14 Amendments or Waivers of Certain Documents. Agree to any material amendment, restatement, supplement or other modification to, or waiver of, (a) any of its Organizational Documents in a manner materially adverse to the interests of the Lenders; (b) the Management Agreement in a manner materially adverse to the rights or interests of the Lenders, including (i) to increase the amount of the management fees payable under the terms thereof or to impose any additional management, consulting, investment, banking, refinancing, transaction or other similar fees, (ii) to require the payment of interest on any deferred management fees or other fees payable thereunder, or (iii) to change the time of payment of any management fees or other fees payable thereunder or (c) Junior Financing Documentation in violation of the applicable Intercreditor Agreement or subordination terms or other intercreditor arrangements applicable to such Junior Financing.

6.15 Fiscal Year. Change its Fiscal Year-end from December 31.

SECTION 7 GUARANTY

7.1 Guaranty of the Obligations. Subject to the provisions of Section 7.2, the Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 USC. § 362(a), but excluding, with respect to any Guarantor at any time, Excluded Swap Obligations with respect to such Guarantor at such time) (collectively, the “Guaranteed Obligations”).

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7.2 Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, if any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (x) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (y) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors times (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state Law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (i) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (ii) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3 Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrowers to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 USC. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in cash, to the Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for any Borrower’s becoming the subject of a proceeding under any Debtor Relief Law, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against such Borrower for such interest in such proceeding) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations (other than Remaining Obligations). In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability;

(b) this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(c) the Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between any Borrower and any Beneficiary with respect to the existence of such Event of Default;

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(d) the obligations of each Guarantor hereunder are independent of the obligations of the Borrowers and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrowers, and a separate action or actions may be brought and prosecuted against such Guarantor to enforce this Guaranty whether or not any action is brought against any Borrower or any of such other guarantors and whether or not any Borrower is joined in any such action or actions;

(e) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations that has not been paid when due. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(f) any Beneficiary, upon such terms as it deems appropriate, without notice or demand (except to the extent notice is required to be provided hereunder, in any other Credit Document or under applicable Law) and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guarantees of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guarantees of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its reasonable discretion may determine consistent herewith or with the applicable Swap Contract, Cash Management Agreement or security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (but so long as such sale is in accordance with applicable Law), and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Borrowers or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents, the Swap Contracts or Cash Management Agreements; and

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(g) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations (other than Remaining Obligations) or unless the obligations of the Guarantors are reduced or terminated by the Administrative Agent and applicable Beneficiaries in accordance with the terms of this Agreement), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, the Swap Contracts or the Cash Management Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Swap Contracts, any of the Cash Management Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Swap Contract, such Cash Management Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents, any of the Swap Contracts or any of the Cash Management Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Parent or any of its Restricted Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which the Borrowers may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5 Waivers by Guarantors. Each Guarantor hereby waives, to the extent permitted by applicable Law, for the benefit of the Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against any Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of any Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations (other than Remaining Obligations); (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to gross negligence, bad faith, willful misconduct or material breach of agreement in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction; (e) (i) any principles or provisions of Law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Swap Contracts, the Cash Management Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrowers and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by Law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

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7.6 Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations (other than Remaining Obligations) shall have been indefeasibly paid in full and the Revolving Credit Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, replaced or Cash Collateralized, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations (other than Remaining Obligations) shall have been indefeasibly paid in full and the Revolving Credit Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, replaced or Cash Collateralized, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against any Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations (other than Remaining Obligations) shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof and of the other Credit Documents.

7.7 Subordination of Other Obligations. Any Indebtedness of the Borrowers or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations (other than Remaining Obligations) shall have been paid in full and the Revolving Credit Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9 Authority of Guarantors or the Borrowers. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or the Borrowers or the officers, members of the Board of Directors or any agents acting or purporting to act on behalf of any of them.

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7.10 Financial Condition of the Borrowers. Any Credit Extension may be made to the Borrowers or continued from time to time, and any Swap Contracts or Cash Management Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrowers at the time of any such grant or continuation or at the time such Swap Contract or such Cash Management Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrowers. Each Guarantor has adequate means to obtain information from the Borrowers on a continuing basis concerning the financial condition of the Borrowers and its ability to perform its obligations under the Credit Documents, the Swap Contracts and the Cash Management Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrowers and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrowers now known or hereafter known by any Beneficiary.

7.11 Bankruptcy, Etc.

(a) So long as any Guaranteed Obligations (other than Remaining Obligations) remain outstanding, no Guarantor shall, without the prior written consent of the Administrative Agent acting pursuant to the instructions of the Required Lenders, commence or join with any other Person in commencing any proceeding under any Debtor Relief Law of or against the Borrowers or any other Guarantor. The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrowers or any other Guarantor or by any defense which the Borrowers or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are Guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve any Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) If all or any portion of the Guaranteed Obligations are paid by any Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, if all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12 Discharge of Guaranty Upon Sale of Guarantor. If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such sale or disposition.

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7.13 Keepwell Agreement. Each Qualified ECP Credit Party, jointly and severally, hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by any other Credit Party hereunder to honor all of such Credit Party’s obligations under this Agreement in respect of Swap Contracts (provided, each Qualified ECP Credit Party shall only be liable under this Section 7.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.13, or otherwise under this Agreement, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Credit Party under this Section 7.13 shall remain in full force and effect until all of the Guaranteed Obligations and all other amounts payable under this Agreement shall have been paid in full and all Commitments have terminated or expired or been cancelled. Each Qualified ECP Credit Party intends that this Section 7.13 constitute, and this Section 7.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

7.14 Maximum Liability. It is the desire and intent of the Guarantor Subsidiaries and the Secured Parties that this Guaranty shall be enforced against the Guarantor Subsidiaries to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor Subsidiary under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor Subsidiary’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantor Subsidiaries or the Secured Parties, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor Subsidiary’s “Maximum Liability”). Each Guarantor Subsidiary agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor Subsidiary without impairing this Guaranty or affecting the rights and remedies of the Secured Parties hereunder; provided, nothing in this sentence shall be construed to increase any Guarantor Subsidiary’s obligations hereunder beyond its Maximum Liability.

SECTION 8 EVENTS OF DEFAULT

8.1 Events of Default. The occurrence of any one or more of the following conditions or events shall constitute an “Event of Default”:

(a) Failure to Make Payments When Due. Failure by the Borrowers (i) to pay when due any principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise, (ii) to pay when due any amount payable to an Issuing Bank in reimbursement of any drawing under a Letter of Credit, (iii) to Cash Collateralize any Letter or Credit or Swing Line Loan as required pursuant to Section 2.3, Section 2.4 or Section 2.22(a)(v), or (iv) within five (5) Business Days after the date when due, to pay any interest on any Loan or any fee or any other amount due hereunder or under any other Credit Document; or

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(b) Default in Other Agreements. (i) Failure of Parent or any of its Restricted Subsidiaries to pay when due any principal of or interest on any Material Indebtedness (other than Indebtedness incurred under the Credit Documents) beyond the grace period, if any, provided therefor; or (ii) breach or default by Parent or any of its Restricted Subsidiaries with respect to any other material term of (A) any Material Indebtedness (other than Indebtedness incurred under the Credit Documents), or (B) any loan agreement, mortgage, Vessel Mortgage, indenture or other agreement relating to such Material Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee on behalf of such holder or holders), to cause, such Material Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (other than (1) any required prepayment of Indebtedness secured by a Permitted Lien that becomes due as the result of the disposition of the assets subject to such Lien so long as such disposition is permitted by this Agreement or (2) any required repurchase, repayment or redemption of (or offer to repurchase, repay or redeem) any Indebtedness that was incurred for the specified purpose of financing all or a portion of the consideration for a merger or acquisition provided that (x) such repurchase, repayment or redemption (or offer to repurchase, repay or redeem) results solely from the failure of such merger or acquisition to be consummated, (y) such Indebtedness is repurchased, repaid or redeemed in accordance with its terms and (z) no proceeds of any Loans are used to make such repayment, repurchase or redemption); or

(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in any of Sections 5.1(h)(i), 5.2 (as it relates to the existence of any Credit Party) or 6; provided, a breach of Section 6.7 (a “Financial Condition Covenant Event of Default”) shall not constitute an Event of Default with respect to any Term Loans unless and until the Required Revolving Lenders have declared all amounts outstanding under the Revolving Credit Facility to be immediately due and payable and all outstanding Revolving Credit Commitments to be immediately terminated in accordance with Section 8.3 (the “Term Loan Standstill Period”); or

(d) Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by any Credit Party in any Credit Document at any time given by such Credit Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be incorrect or misleading in any material respect (except to the extent such representations and warranties, specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) or, in the case of any representation or warranty qualified by materiality, in all respects, in each case, as of the date made or deemed made; or

(e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other subsection of this Section 8.1, and such default shall not have been remedied or waived (x) in the case of non-compliance with Section 5.1(a) or (b), within ten (10) Business Days of the date the applicable financial statements were required to have been delivered thereunder and (y) in the case of any other term contained herein or any of the other Credit Documents other than any such term referred to in any other subsection of this Section 8.1, within thirty days after the earlier of (i) an Authorized Officer of any Borrower becoming aware of such default or (ii) receipt by the Borrower Representative of notice from the Administrative Agent or any Lender of such default; or

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(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Parent or any of its Restricted Subsidiaries in an involuntary case under any Debtor Relief Law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state Law; or (ii) an involuntary case shall be commenced against Parent or any of its Restricted Subsidiaries under any Debtor Relief Law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Parent or any of its Restricted Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Parent or any of its Restricted Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Parent or any of its Restricted Subsidiaries, and any such event described in this clause (ii) shall continue for sixty consecutive days without having been dismissed, bonded or discharged; provided, any reference in this Section 8.1(f) to a Restricted Subsidiary shall exclude any Immaterial Subsidiary affected by any event or circumstances referred herein (it being agreed that all Immaterial Subsidiaries affected by any event or circumstance referred to in any such clause shall be considered together for purposes of determining whether such Persons, collectively, shall be deemed an Immaterial Subsidiary); or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) Parent or any of its Restricted Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such Law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Parent or any of its Restricted Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Parent or any of its Restricted Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay generally its debts as such debts become due; or (iii) the Board of Directors of Parent or any of its Restricted Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); provided, any reference in this Section 8.1(g) to a Restricted Subsidiary shall exclude any Immaterial Subsidiary affected by any event or circumstances referred to herein (it being agreed that all Immaterial Subsidiaries affected by any event or circumstance referred to in any such clause shall be considered together for purposes of determining whether such Persons, collectively, shall be deemed an Immaterial Subsidiary); or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in any individual or aggregate proceeding at any time an amount in excess of $15,000,000 (in each case to the extent not covered by insurance as to which a solvent and unaffiliated insurance company has not denied, in writing, coverage and less any third party indemnity and taking into account any deductibles) shall be entered or filed against Parent or any of its Restricted Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty consecutive days; or

(i) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in a Material Adverse Effect; or (ii) there exists any fact or circumstance that results in the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) or 4068 of ERISA on the assets of Parent or its Restricted Subsidiaries in excess of $15,000,000 in the aggregate at any one time that primes the Liens that secure the Obligations; or

(j) Change of Control. A Change of Control shall occur; or

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(k) Guarantees, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations (other than Remaining Obligations), shall cease to be in full force and effect (other than in accordance with its terms or as a result of the action or inaction of the Agent, Lenders, Secured Parties or Beneficiaries or any of their respective affiliates, officers, employees, agents, attorneys or representatives) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, or (ii) this Agreement or any material provision of Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations (other than Remaining Obligations) in accordance with the terms hereof or as a result of the action or inaction of the Agent, Lenders, Secured Parties or Beneficiaries or any of their respective affiliates, officers, employees, agents, attorneys or representatives) or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in a material portion of the Collateral purported to be covered by the Collateral Documents (taken as a whole) with the priority required by the relevant Collateral Document, in each case for any reason other than as a result of the action or inaction of the Agent, Lenders, Secured Parties or Beneficiaries or any of their respective affiliates, officers, employees, agents, attorneys or representatives, or (iii) any Credit Party shall contest in writing the validity or enforceability of any material provision of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Credit Document to which it is a party, or (iv) any Credit Party shall contest in writing the validity or perfection of any Lien in a material portion of Collateral purported to be covered by the Collateral Documents (taken as a whole); or

(l) Subordination; Lien Priority. (i) Any Junior Financing permitted hereunder or the guarantees thereof, if any, shall cease, for any reason, to be validly subordinated to the Obligations as provided in applicable Junior Financing Documentation; or (ii) with respect to any Junior Financing permitted hereunder or the guarantees thereof that is or are secured, the Obligations shall cease to constitute First Priority Indebtedness (or the equivalent term thereto therein) under the applicable Intercreditor Agreement or other applicable intercreditor arrangements applicable to such Junior Financing or, in any case, such Intercreditor Agreement or other applicable intercreditor arrangements shall be invalidated or otherwise cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms (other than pursuant to a Permitted Refinancing of such Junior Financing).

8.2 Acceleration. (a) Upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (b) upon the occurrence of any other Event of Default, at the request of (or with the consent of) the Required Lenders, upon notice to the Borrower Representative by the Administrative Agent (or, if a Financial Condition Covenant Event of Default occurs and is continuing and prior to the expiration of the Term Loan Standstill Period, solely at the request of the Required Revolving Lenders, and in such case, only with respect to the Revolving Credit Commitments, Revolving Loans, Swing Line Loans, and Letters of Credit):

(i)	the Commitments and the obligation of an Issuing Bank to issue any Letter of Credit shall immediately terminate;

(ii)	the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees and all other Obligations under this Agreement and the other Credit Documents, together with an amount equal to the Minimum Collateral Amount (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Credit Party; provided, the foregoing shall not affect in any way the obligations of the Lenders under Section 2.3(g) or (h) or Section 2.4(d) or (e);

(iii)	the Borrowers shall immediately comply with the terms of Section 2.4(h) with respect to the deposit of Cash Collateral to secure the existing Letter of Credit Obligations and future payment of related fees; and

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(iv)	the Administrative Agent may (and at the direction of the Required Lenders or, solely if a Financial Condition Covenant Event of Default has occurred and is continuing, the Required Revolving Lenders, shall), and may (and at the direction of the Required Lenders or, solely if a Financial Condition Covenant Event of Default has occurred and is continuing, the Required Revolving Lenders, shall) cause the Collateral Agent to, exercise any and all of its other rights and remedies under applicable Law (including the UCC) or at equity, hereunder and under the other Credit Documents.

8.3 Application of Payments and Proceeds. After the acceleration of the principal amount of any of the Loans in accordance with Section 8.2, all payments and proceeds in respect of any of the Obligations received by any Agent or any Lender under any Credit Document, including any proceeds of any sale of, or other realization upon, all or any part of the Collateral, shall be applied as follows:

first, to all fees, costs, indemnities, liabilities, obligations and expenses (other than principal and interest) incurred by or owing to the Administrative Agent, the Collateral Agent or an Issuing Bank with respect to this Agreement, the other Credit Documents or the Collateral;

second, to all fees, costs, indemnities, liabilities, obligations and expenses (other than principal and interest) incurred by or owing to any Lender with respect to this Agreement, the other Credit Documents or the Collateral;

third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts);

fourth, to the principal amount of the Obligations, including in respect of any Secured Swap Contract and Cash Management Obligations, and including with respect to the deposit of Cash Collateral to secure the existing Letter of Credit Obligations and future payment of related fees in compliance with Section 2.4(h);

fifth, to any other Indebtedness or obligations of any Credit Party owing to the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender under the Credit Documents; and

sixth, to the Borrowers or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (b) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category. Subject to Section 2.4 amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn, expired, or supported by back to back letters of credit reasonably acceptable to the applicable Issuing Bank, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrowers. Each Credit Party irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by the Administrative Agent or the Collateral Agent from or on behalf of any Credit Party, and, as between each Credit Party on the one hand and the Administrative Agent, the Collateral Agent and the other Secured Parties on the other, the Administrative Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as the Administrative Agent may deem advisable notwithstanding any previous application by the Administrative Agent (in each case provided such application is consistent with the foregoing provisions of this Section 8.3).

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8.4 Cure Right.

(a) Notwithstanding anything to the contrary contained in Sections 8.1 and 8.2, if Parent fails to comply with the Financial Condition Covenant as of the end of any Fiscal Quarter in which it is in effect, until the expiration of the tenth Business Day subsequent to the date the Compliance Certificate for such Fiscal Quarter is required to be delivered pursuant to Section 5.1(c) (the “Cure Expiration Date”), Parent or the Relevant Public Company or any Ultimate Parent Company shall have the right to issue Permitted Cure Securities for cash (the amount thereof, the “Cure Amount”), so long as such cash is immediately contributed to the capital of Parent or the Relevant Public Company as common equity (the “Cure Right”); provided, (i) no more than five (5) Cure Rights may be exercised after the Closing Date; (ii) no more than two (2) Cure Rights may be exercised during any consecutive four Fiscal Quarters; and (iii) no Cure Amount shall exceed the amount necessary to cause compliance with the applicable Financial Condition Covenant for the period then ended.

(b) Upon the receipt by Parent or the Relevant Public Company of the cash proceeds of any capital contribution referred to in Section 8.4(a), Consolidated Adjusted EBITDA for the Fiscal Quarter as to which such Cure Right is exercised (the “Cure Right Fiscal Quarter”) shall be deemed to have been increased by the Cure Amount in determining the Financial Condition Covenant for such Cure Right Fiscal Quarter and for any subsequent period that includes such Cure Right Fiscal Quarter; provided, (i) no increase in Consolidated Adjusted EBITDA on account of the exercise of any Cure Right shall be applicable for any other purpose under this Agreement or any other Credit Document, including determining of any applicable margin or fee or the availability or amount of any covenant basket, carve-out or compliance on a Pro Forma Basis with any of the Financial Condition Covenant; (ii) the prepayment of the Loans with the proceeds of any Cure Amount shall be disregarded in determining the Financial Condition Covenant for the applicable Cure Right Fiscal Quarter and for any subsequent period that includes such Cure Right Fiscal Quarter; and (iii) no Cure Amount shall be “netted” in the determination of Indebtedness for the calculation of any leverage ratio (including the Financial Condition Covenant) in any period that includes the Cure Right Fiscal Quarter.

(c) If immediately after giving effect to the recalculations set forth in Section 8.4(b), Parent shall then be in compliance with the Financial Condition Covenant, Parent shall be deemed to have satisfied the requirements of such covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Event of Default with respect to any such covenant that had occurred shall be deemed cured for all purposes of this Agreement and the other Credit Documents; provided, neither the Administrative Agent nor any Lender may exercise any rights or remedies (including any rights or remedies under Section 8.2 or under any other Credit Document or with respect to acceleration of the Loans, termination of Commitments, foreclosure or possession of any Collateral or otherwise) solely on the basis of any actual or purported Default or Event of Default for failure to comply with the Financial Condition Covenant until and unless the Cure Expiration Date has occurred without the Cure Amount having been received; provided further at any time a Financial Condition Covenant Event of Default shall have occurred and be continuing, notwithstanding the delivery by the Borrower Representative of written notice stating its intention to cure such Financial Condition Covenant Event of Default, no Lender shall be required to make any extension of credit hereunder until the Cure Amount is actually received by Parent or the Relevant Public Company.

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SECTION 9 AGENTS

9.1 Appointment and Authority. Each of the Secured Parties hereby irrevocably appoints BNP Paribas to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Secured Parties hereby irrevocably appoints BNP Paribas to act on its behalf as the Collateral Agent hereunder and under the other Credit Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as expressly set forth in Sections 9.6(a) and 9.6(b), the provisions of this Section are solely for the benefit of the Agents, the Lenders and the Issuing Banks, and neither Parent or any of its Restricted Subsidiaries shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to an Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Each Secured Party irrevocably authorizes the Administrative Agent and the Collateral Agent to execute and deliver each Intercreditor Agreement and to take such action, and to exercise the powers, rights and remedies granted to the Administrative Agent and the Collateral Agent thereunder and with respect thereto, and by virtue of acceptance or the benefits of the Guaranty and the Collateral Documents, each Secured Party not a party hereto is deemed to make the aforesaid appointments and authorizations.

9.2 Rights as a Lender. The Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own Securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Parent or any of its Restricted Subsidiaries or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

9.3 Exculpatory Provisions.

(a) No Agent shall have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, no Agent:

(i)	shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)	shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided, no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

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(iii)	shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, or be liable for the failure to disclose, any information relating to the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.

(b) No Agent shall be liable to any Secured Party for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.5 and Sections 8.1, 8.2 and 8.3), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default is given to such Agent in writing by the Borrower Representative, a Lender or an Issuing Bank.

(c) No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance by any other Persons party hereto of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent, or (vi) compliance by Affiliated Lenders with the terms hereof relating to Affiliated Lenders. In addition, no Agent shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, no Agent shall (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of loans, or disclosure of confidential information, to, or the restrictions on any exercise of rights or remedies of, any Disqualified Institution.

9.4 Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, each Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless such Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

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9.5 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents (which are not Disqualified Institutions) appointed by such Agent. Each Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Loans and Commitments as well as activities as such Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.6 Resignation of the Administrative Agent.

(a) Each Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower Representative. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint from among the Lenders a successor with the consent of the Borrower Representative; provided, (x) no such consent of the Borrower Representative shall be required while an Event of Default under Section 8.1(a) or, with respect to Parent, any Holding Company or any Borrower, (f) or (g) exists and (y) such consent shall not be unreasonably withheld, delayed or conditioned, and shall be deemed to have been given unless the Borrower Representative shall have objected to such appointment by written notice to the Administrative Agent within seven (7) Business Days after having received notice thereof. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Agent meeting the qualifications set forth above; provided, in no event shall any such successor Administrative Agent be a Defaulting Lender, an Affiliated Lender or a Disqualified Institution as of the date of appointment thereof. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as an Agent is a Defaulting Lender pursuant to clause (iv) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower Representative and such Person remove such Person as an Agent and, with the consent of the Borrower Representative (provided, (x) no such consent of the Borrower Representative shall be required while an Event of Default under clause (a) or, with respect to Parent, any Holding Company or any Borrower, clause (f) or (g) of Section 8.1 exists and (y) such consent shall not be unreasonably withheld, delayed or conditioned, and shall be deemed to have been given unless the Borrower Representative shall have objected to such appointment by written notice to the Administrative Agent within seven (7) Business Days after having received notice thereof), appoint a successor from among the Lenders. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

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(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents, (except that in the case of any Collateral held by the Collateral Agent on behalf of the Secured Parties, the retiring or removed the Collateral Agent shall continue to hold such Collateral until such time as a successor Collateral Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as an Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents. The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Section and Sections 10.2 and 10.3 shall continue in effect for the benefit of such retiring or removed Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as an Agent.

9.7 Non-Reliance on Agents and Other Lenders.

(a) Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon either Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder. Without limiting the foregoing, each Lender and each Issuing Bank acknowledges and agrees that neither such Lender or such Issuing Bank, nor any of its respective Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Issuing Bank’s Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the PATRIOT Act or the regulations thereunder, including the regulations contained in 31 C.F.R. 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Credit Parties, their Affiliates or their agents, the Credit Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any recordkeeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or such other Laws.

(b) Each Lender and each Issuing Bank represents and warrants as of the Closing Date to the Administrative Agent and the Lead Arranger and their respective Affiliates and the Borrowers or each other Credit Party, that such Lender is not and will not be (i) an employee benefit plan subject to Title I of ERISA; (ii) a plan or account subject to Section 4975 of the Code; (iii) an entity deemed to hold “plan assets” of any such plans or accounts within the meaning of Section 3(42) of ERISA; or (iv) a “governmental plan” within the meaning of ERISA.

9.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, no Lead Arranger listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as an Agent, a Lender or an Issuing Bank hereunder.

9.9 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

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(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.4, 2.11, 10.2 and 10.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(c) and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.4, 2.11, 10.2 and 10.3.

9.10 Collateral Documents and Guaranty.

(a) The Secured Parties irrevocably authorize the Collateral Agent, at its option and in its discretion,

(i)	to release any Lien on any property granted to or held by the Collateral Agent under any Credit Document (x) upon termination of all Commitments and payment in full of all Obligations (other than Remaining Obligations) and the expiration, termination or Cash Collateralization of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Bank shall have been made), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Credit Documents, or (z) subject to Section 10.5, if approved, authorized or ratified in writing by the Required Lenders;

(ii)	to subordinate any Lien on any property granted to or held by the Collateral Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 6.2(f) or 6.2(g); and

(iii)	to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Credit Documents.

Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10(a). If any Collateral is disposed of as permitted by Section 6.9 to any Person other than a Credit Party, such Collateral shall be sold free and clear of the Liens created by the Credit Documents and the Administrative Agent or the Collateral Agent, as applicable, shall, at the expense of the Borrowers, take any and all actions reasonably requested by the Borrower Representative to effect the foregoing (provided that if requested by the Administrative Agent the Borrower Representative shall provide a certification that such disposition is permitted by this Agreement).

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(b) Anything contained in any of the Credit Documents to the contrary notwithstanding, each Credit Party, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Credit Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) if a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition occurs (including pursuant to section 363(k), section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to section 363(k), section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(c) None of the Administrative Agent or the Collateral Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Lien thereon granted under the Credit Documents, or any certificate prepared by any Credit Party in connection therewith, and none of the Administrative Agent or the Collateral Agent shall be responsible or liable to any Secured Party for any failure to monitor or maintain any portion of the Collateral.

(d) No Secured Swap Contract will create (or be deemed to create) in favor of any Eligible Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents except as expressly provided in Section 8.3 and Section 10.5(d)(iv). By accepting the benefits of the Collateral, such Eligible Counterparty shall be deemed to have appointed the Collateral Agent as its agent and agreed to be bound by the Credit Documents as a Secured Party, subject to the limitations set forth in this clause (d).

(e) No Cash Management Agreement will create (or be deemed to create) in favor of any Cash Management Bank that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents except as expressly provided in Section 8.3 and Section 10.5(d)(iv). By accepting the benefits of the Collateral, each Cash Management Bank shall be deemed to have appointed the Collateral Agent as its agent and agreed to be bound by the Credit Documents as a Secured Party, subject to the limitations set forth in this clause (e).

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9.11 Withholding Taxes. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered, was not properly executed or was invalid or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (limited, in the case of legal fees and expenses, to the actual reasonable and documented and out-of-pocket fees, charges and disbursements of one primary outside legal counsel and, if necessary or appropriate, one local counsel in each relevant material jurisdiction) incurred, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due the Administrative Agent under this Section 9.11. For the avoidance of doubt, (a) the term “Lender” shall, for purposes of this Section 9.11, include the Issuing Banks and any Swing Line Lender and (b) this Section 9.11 shall not limit or expand the obligations of the Borrowers or any other Credit Party under Section 2.20 or any other provision of this Agreement.

SECTION 10 MISCELLANEOUS

10.1 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.1(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, if to any Credit Party, an Agent, an Issuing Bank or the Swing Line Lender, to it at its address (or facsimile number) as set forth on Appendix B, or if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in Section 10.1(b), shall be effective as provided in Section 10.1(b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided, the foregoing shall not apply to Notices to any Lender or any Issuing Bank if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving Notices by electronic communication. The Administrative Agent or the Borrower Representative may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefore; provided, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

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(c) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i)	Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, IntraLinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”). The Borrowers acknowledge and agree that the DQ List (if any) shall be deemed suitable for posting and may be posted by the Administrative Agent on the Platform, including the portion of the Platform that is designated for “public side” Lenders.

(ii)	The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or the other Credit Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrowers’, any Credit Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Credit Party provides to the Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

10.2 Expenses. The Borrowers shall pay (a) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates (limited, in the case of legal fees and expenses, to the actual reasonable, documented and invoiced out-of-pocket fees, disbursements and other charges of one primary outside legal counsel for the Administrative Agent and, if necessary or appropriate, one local counsel in each relevant jurisdiction), in connection with the syndication of the Loans and Commitments, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) all reasonable and documented out of pocket expenses incurred by an Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (c) all documented out of pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Bank (limited, in the case of legal fees and expenses, to the actual reasonable and documented out of pocket fees, charges and disbursements of one primary outside counsel for all such persons taken as a whole (and, solely in the case of a conflict of interest, one additional counsel for all such persons taken as a whole) and if necessary or appropriate, of one local counsel in each relevant material jurisdiction (and solely in the case of a conflict of interest, one additional conflicts counsel)) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such documented out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

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10.3 Indemnity; Certain Waivers.

(a) Indemnification by Borrowers. The Borrowers shall indemnify each Agent (and any sub-agent thereof), each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (limited, in the case of legal fees and expenses, to the actual reasonable, documented and invoiced out-of-pocket fees, disbursements and other charges of one common counsel for all Indemnitees taken as a whole and, solely in the case of a conflict of interest, one additional conflicts counsel to all affected Indemnitees and, if reasonably necessary, one local counsel in each relevant material jurisdiction to all Indemnitees)), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including Parent or any of its Restricted Subsidiaries) other than such Indemnitee and its Related Parties to the extent arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrowers or the Restricted Subsidiaries, or any Environmental Liability related in any way to the Borrowers or the Restricted Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Parent or any of its Restricted Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (w) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (x) result from a claim brought by Parent or any of its Restricted Subsidiaries against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Credit Document, if Parent or any of its Restricted Subsidiaries has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, (y) result from disputes solely among such Indemnitees (other than claims against an Indemnitee acting in its capacity as the Administrative Agent or Joint Lead Arranger) and not arising out of any act or omission of Sponsor, Parent or any of its Restricted Subsidiaries, or (z) relate to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under Section 10.2 or Section 10.3(a) to be paid by it to an Agent (or any sub-agent thereof), the Issuing Banks, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent), such Issuing Bank, the Swing Line Lender or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, with respect to such unpaid amounts owed to such Issuing Bank or Swing Line Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lenders’ Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) provided further, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against an Agent (or any such sub-agent), an Issuing Bank or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent), such Issuing Bank or any the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this Section 10.3(b) are subject to the provisions of Section 10.12.

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(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto or any beneficiary hereof shall assert, and each party hereto and beneficiary hereof hereby waives, any claim against any Indemnitee or any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby; provided, nothing contained in this clause (c) shall limit any of the Borrowers’ indemnification and reimbursement obligations to the extent expressly set forth herein.

(d) Payments. All amounts due under Sections 10.2 and Section 10.3 shall be payable promptly after demand therefor.

(e) Survival. Each party’s obligations under Sections 10.2 and 10.3 shall survive the termination of the Credit Documents and payment of the obligations hereunder.

10.4 Set-Off. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency but excluding deposits in any trust, payroll, cash collateral or other similar account) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of the Borrowers or any other Credit Party against any and all of the obligations of the Borrowers or such Credit Party now or hereafter existing under this Agreement or any other Credit Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, such Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrowers or such Credit Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and each Issuing Bank agrees to notify the Borrower Representative and the Administrative Agent promptly after any such setoff and application; provided, the failure to give such notice shall not affect the validity of such setoff and application.

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10.5 Amendments and Waivers.

(a) Required Lenders’ Consent. Subject to the additional requirements of Sections 10.5(b), 10.5(c) and 10.5(d), no amendment, modification, termination or waiver of any term or condition of any Credit Document, or consent to any departure by any Credit Party therefrom, shall be effective without the written concurrence of the Required Lenders (other than (i) as provided in Section 2.24 with respect to an Extension Amendment, (ii) as provided in Section 2.25 with respect to any Joinder Agreement, and (iii) as provided in Section 2.26 with respect to a Permitted Refinancing Amendment); provided, the Administrative Agent may, with the consent of the Borrower Representative only, amend, modify or supplement this Agreement to (x) cure any ambiguity, omission, mistake, defect or inconsistency, in each case, of a technical, immaterial or obvious nature, (y) comply with law or advice of local or regulatory counsel or (z) notwithstanding anything to the contrary contained herein (including for the avoidance of doubt Section 10.6(a)(i)), further permit and reflect the occurrence of a SPAC Transaction, including without limitation replacing references herein or in any other Credit Document to Parent or any Borrower (including the Borrower Representative) with references to the Relevant Public Company resulting therefrom and as is otherwise necessary or appropriate to reflect the resulting public company nature of the Credit Parties, so long as no Agent, Issuing Bank or Lender shall have objected thereto in writing within five (5) Business Days of such amendment, modification or supplement being posted to the Platform or otherwise delivered to such Person.

(b) Affected Lenders’ Consent. No amendment, modification, termination or waiver of any term or condition of any Credit Document, or consent to any departure by any Credit Party therefrom, shall:

(i)	extend the scheduled final maturity of any Loan without the written consent of the Lender holding such Loan;

(ii)	extend the Scheduled Revolving Credit Commitment Termination Date without the written consent of each Revolving Lender that is affected thereby;

(iii)	extend the stated expiration date of any Letter of Credit beyond the Scheduled Revolving Credit Commitment Termination Date without the written consent of each Revolving Lender that is affected thereby;

(iv)	reduce the principal amount of any Loan without the written consent of the Lender holding such Loan;

(v)	reduce any reimbursement obligation in respect of any Letter of Credit without the written consent of each Revolving Lender;

(vi)	increase the Revolving Credit Commitment of any Lender without the written consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Credit Commitment of any Lender;

(vii)	waive, reduce or postpone any scheduled repayment (but not mandatory or voluntary prepayment) of the principal amount of any Loan without the written consent of the Lender holding such Loan;

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(viii)	reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) without the written consent of the Lender holding such Loan;

(ix)	reduce any fee or premium payable under any Credit Document without the written consent of the Lender that is entitled to receive such fee or premium;

(x)	extend the time for payment of any interest (other than an interest that is payable pursuant to Section 2.10) on any Loan without the written consent of the Lender holding such Loan;

(xi)	extend the time for payment of any fee or premium payable under any Credit Document without the written consent of the Lender that is entitled to receive such fee or premium;

(xii)	amend, modify, terminate or waive any provision of the definition of “Pro Rata Share”, Section 2.17 or Section 8.3 without the written consent of each Lender adversely affected thereby;

(xiii)	amend, modify, terminate or waive any provision of the definition of “Required Revolving Lenders” without the consent of all Revolving Lenders; or

(xiv)	amend, modify, terminate or waive any term or condition of Sections 10.5(a), 10.5(b), 10.5(c), 10.5(d), 10.6(b)(v), 10.6(d), 10.6(f) or 10.6(g) or the definition of “Affiliated Lender”, “Debt Fund Affiliate”, “Eligible Assignee”, “or “Non-Debt Fund Affiliate”, in each case, without the written consent of each Lender adversely affected thereby.

(c) Consent of all Lenders. Without the written consent of all Lenders, no amendment, modification, termination or waiver of any term or condition of any Credit Document, or consent to any departure by any Credit Party therefrom, shall:

(i)	amend, modify, terminate or waive any term or condition of this Agreement or any other Credit Document that expressly provides that the consent of all Lenders is required;

(ii)	amend, modify, terminate or waive any provision of the definition of “Required Lenders” or alter the required application of any payments, repayments or prepayments as between Classes of Loans pursuant to Section 2.15;

(iii)	release or subordinate the Liens of the Secured Parties in all or substantially all of the Collateral, or release all or substantially all of the value of the Guarantees or subordinate the rights or claims of the Beneficiaries with respect thereto, in each case, except as expressly provided in the Credit Documents; provided, in connection with a “credit bid” undertaken by the Collateral Agent at the direction of the Required Lenders pursuant to section 363(k), section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Credit Documents, only the consent of the Required Lenders will be needed for such release; or

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(iv)	consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document (except as expressly provided in or contemplated by the Credit Documents).

(d) Other Consents. No amendment, modification, termination or waiver of any term or condition of any Credit Document, or consent to any departure by any Credit Party therefrom, shall:

(i)	amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the consent of the Swing Line Lender;

(ii)	amend, modify, terminate or waive any obligation of the Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.4(e) without the written consent of the Administrative Agent and each Issuing Bank;

(iii)	amend, modify or waive any Credit Document so as to alter the ratable treatment of Obligations arising under the Credit Documents, Obligations arising under Secured Swap Contracts or Cash Management Obligations, or the definition of “Cash Management Agreement,” “Cash Management Bank,” “Cash Management Obligations,” “Cash Management Products,” “Eligible Counterparty,” “Obligations,” “Swap Contract,” “Secured Swap Contract,” or “Secured Obligations” (as defined in any applicable Collateral Document), in each case, in a manner materially adverse to (A) any Eligible Counterparty with Obligations then outstanding without the written consent of any such Eligible Counterparty or (B) any Cash Management Bank with Cash Management Obligations then outstanding without the written consent of any such Cash Management Bank;

(iv)	amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent; or

(v)	amend, modify, terminate or waive any provision of this Section 10.5(d)(v) or Section 3.2, 6.7, 8.1(c) (solely as it relates to Section 6.7), 8.3 (solely as it relates to a Financial Condition Covenant Event of Default) or 8.5 or the definition of “Consolidated Total Net Leverage Ratio” or the component definitions thereof (as used in each such Section but not as used in any other Section of this Agreement), in each case, without the written consent of the Required Revolving Lenders; provided, any such amendment, modification, termination or waiver shall require only the written consent of the Required Revolving Lenders, and not the written consent of the Required Lenders.

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(e) Intercreditor Arrangements. No consent of any other Secured Party is required for the Administrative Agent to enter into, or to effect any amendment, modification or supplement to any Intercreditor Agreement for the purpose of adding the holders of any Indebtedness permitted hereby (or their representative) that is permitted to be secured by the Collateral as a party thereto and otherwise causing such Indebtedness to be subject thereto as contemplated by the terms of such Intercreditor Agreement (it being understood that any such amendment or supplement may make such other changes to such Intercreditor Agreement as, in the good faith determination of the Administrative Agent, are required or appropriate to effectuate the foregoing or to cure ambiguities, omissions, mistakes, defects or inconsistencies so long as such other changes are not adverse, in any material respect (taken as a whole), to the interests of the Lenders; provided, no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Credit Document without the prior written consent of the Administrative Agent.

(f) Guarantees and Collateral Documents. Guarantees, collateral security documents and related documents executed by the Credit Parties or other Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower Representative without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local or regulatory counsel, (ii) to cure ambiguities, omissions, mistakes, defects or inconsistencies or (iii) to cause such guarantee, collateral security documents and related documents to be consistent with this Agreement and the other Credit Documents.

(g) Execution of Amendments, Etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of, and with the consent of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

(h) Changes to Adjusted Eurodollar Rate. If the Administrative Agent reasonably determines that adequate and reasonable means do not exist for determining the interest rate applicable to Eurodollar Loans (including because Eurodollar Base Rate is not published on a current basis or is otherwise not available), and that such circumstances are unlikely to be temporary, or if the supervisor for the administrator of the Eurodollar Base Rate (or a Governmental Authority having jurisdiction over the Administrative Agent) has made a public statement identifying a specific date after which the Eurodollar Base Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower Representative shall (x) agree on an alternate method to ascertain the interest rate applicable to Eurodollar Loans which gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and (y) enter into an amendment to the applicable Credit Documents that reflects such alternate rate of interest and any other related changes as may be applicable, which amendment shall become effective solely upon execution by the Borrowers and the Administrative Agent, unless the Required Lenders shall object in writing to such amendment on or prior to the fifth Business Day following delivery of notice of such amendment by the Administrative Agent to the Lenders.

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10.6 Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) neither the Borrowers nor any other Credit Party may (other than pursuant to or as results from a transaction permitted under Section 6.8) assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and (ii) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (x) to an assignee in accordance with the provisions of Section 10.6(b), (y) by way of participation in accordance with Section 10.6(d), or (z) by way of pledge or assignment of a security interest subject to Section 10.6(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.6(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, each such assignment shall be subject to the following conditions:

(i)	Minimum Amounts.

(A)	in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section 10.6(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)	in any case not described in Section 10.6(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000 in the case of any assignment in respect of Revolving Credit Commitments and Revolving Loans, or $1,000,000 in the case of any assignment in respect of any Term Loan or any Incremental Term Loan, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower Representative otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)	Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate facilities on a non-pro rata basis.

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(iii)	Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.6(b)(i)(B) and, in addition:

(A)	the consent of the Borrower Representative (such consent not to be unreasonably withheld or delayed provided, it shall not be deemed unreasonable for the Borrower Representative to withhold consent to any assignment to a Disqualified Institution for any reason) shall be required unless (I) a Specified Event of Default has occurred and is continuing at the time of such assignment, (II) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (III) such assignment is to any Person that is not a Disqualified Institution and occurs at any time prior to the earlier of (x) the date that the Administrative Agent shall notify the Borrower Representative that the primary syndication of the Loans and Revolving Credit Commitments has been completed (which the Administrative Agent hereby agrees to notify the Borrowers of upon the occurrence thereof), and (y) the sixtieth day following the Closing Date; provided, the Borrower Representative shall be deemed to have consented to any such assignment (other than with respect to an assignment to a Disqualified Institution) unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B)	the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Credit Commitments and Revolving Loans or any unfunded Commitments with respect to any Term Loan or Incremental Term Loan if such assignment is to a Person that is not a Lender with a Commitment in respect thereof, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Term Loan or any Incremental Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)	the consent of each Issuing Bank and the Swing Line Lender shall be required for any assignment in respect of the Revolving Credit Commitments and Revolving Loans if such assignment is to a Person that is not a Lender with a Commitment in respect thereof, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)	Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with all forms, certificates or other evidence each assignee is required to provide pursuant to Section 2.20(g) and a processing and recordation fee of $3,500 (except that no such processing and recordation fee shall be payable in connection with any assignment to which the Lead Arranger or any of its Affiliates is a party as assignor or assignee); provided, the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

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(v)	No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries except, solely with respect to Term Loans, as permitted by Sections 10.6(f) and 10.6(g), (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof or (C) to any Disqualified Institution.

(vi)	No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)	Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower Representative and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit and Swing Line Loans. Notwithstanding the foregoing, if any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this Section, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.6(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits (and obligations) of Sections 2.19, 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.20(g)), 10.2 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6.(b) but otherwise complies with Section 10.6(d) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.6(d).

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(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Payment Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower Representative and by any Lender (but, with respect to any Lender, solely as to the Loans and Commitments thereof), at any reasonable time and from time to time upon reasonable prior notice. The Register is intended to cause each Loan and other obligation hereunder to be in registered form within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrowers or any of the Borrowers’ Affiliates or Restricted Subsidiaries or any Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Administrative Agent, the Issuing Bank and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.3(b) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.5(b) or 10.5(c) that adversely affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.19 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.20(g) (it being understood that the documentation required under Section 2.20(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section (subject to the requirements and limitations therein, including the requirements under Section 2.20(g)); provided, such Participant agrees to be subject to the provisions of Sections 2.19 and 2.20 as if it were an assignee under Section 10.6(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender; provided, such Participant agrees to be subject to Section 2.17 as though it were a Lender. Each Lender that sells a participation pursuant to this Section shall maintain a register on which it records the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s participation interest with respect to the Loans and the Commitments (each, a “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest or demonstrable error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to such Loans or Commitments for all purposes under this Agreement, notwithstanding any notice to the contrary. In maintaining the Participant Register, such Lender shall be acting as the agent of the Borrowers solely for purposes of applicable US federal income tax law and undertakes no duty, responsibility or obligation to the Borrowers (without limitation, in no event shall such Lender be a fiduciary of the Borrowers for any purpose, except that such Lender shall maintain the Participant Register; provided, no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish in connection with a Tax audit that such Commitment, Loan, or other obligation is in registered form under Section 5f.103(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. A Participant shall not be entitled to receive any greater payment under Sections 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant (except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation) unless the sale of the participation to such Participant is made with the Borrower Representative’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.20 unless the Borrower Representative is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.20 as though it were a Lender (it being understood that the documentation required under Section 2.20(g) shall be provided to the participating Lender).

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(e) Certain Pledges; SPCs.

(i)	Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(ii)	Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower Representative (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided, (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (A) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 2.19 and 2.20), (B) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable and (C) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Credit Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the applicable Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (1) with notice to, but without prior consent of the Borrower Representative and the Administrative Agent, and with the payment of a processing fee of $3,500 to the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan to the applicable Granting Lender and (2) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.

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(f) Assignments to Affiliated Lenders. Notwithstanding anything in this Agreement to the contrary, any Term Loan Lender may, at any time, assign all or a portion of its Term Loans on a non-pro rata basis to an Affiliated Lender through open-market purchases or in accordance with the procedures set forth on Appendix C, pursuant to an offer made available to all Term Loan Lenders on a pro rata basis (a “Dutch Auction”), subject to the following limitations:

(i)	in connection with an assignment to a Non-Debt Fund Affiliate, (A) the Non-Debt Fund Affiliate shall have identified itself in writing as an Affiliated Lender to the assigning Term Loan Lender and the Administrative Agent prior to the execution of such assignment and (B) the Non-Debt Fund Affiliate shall be deemed to have represented and warranted to the assigning Term Loan Lender and the Administrative Agent that the requirements set forth in this clause (i) and clause (iv) below shall have been satisfied upon consummation of the applicable assignment;

(ii)	Non-Debt Fund Affiliates will not (A) have the right to receive information, reports or other materials provided solely to Lenders by the Administrative Agent or any other Lender, except to the extent made available to the Borrowers or any other Credit Party, (B) attend or participate in meetings attended solely by the Lenders and the Administrative Agent to which no Credit Party has been invited, or (C) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders;

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(iii)	(A) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under, this Agreement or any other Credit Document, each Non-Debt Fund Affiliate will be deemed to have consented in the same proportion as the Term Loan Lenders that are not Non-Debt Fund Affiliates consented to such matter, unless such matter requires the consent of all or all affected Lenders or adversely affects such Non-Debt Fund Affiliate (in its capacity as a Lender) disproportionately compared to other Term Loan Lenders that are not Non-Debt Fund Affiliates, (B) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (a “Plan”), each Non-Debt Fund Affiliate hereby agrees (x) not to vote on such Plan, (y) if such Non-Debt Fund Affiliate does vote on such Plan notwithstanding the restriction in the foregoing clause (x), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (z) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (y), in each case under this clause (iii)(B) unless such Plan adversely affects such Non-Debt Fund Affiliate (in its capacity as a Lender) disproportionately compared to other Term Loan Lenders that are not Non-Debt Fund Affiliates, and (C) each Non-Debt Fund Affiliate hereby authorizes the Administrative Agent to vote on behalf of such Non-Debt Fund Affiliate (solely in respect of Term Loans held thereby and not in respect of any other claim or status such Non-Debt Fund Affiliate may otherwise have), in any vote of the type described in the foregoing clause (B) (but subject in any event to the limitations set forth therein);

(iv)	the aggregate principal amount of Term Loans held at any one time by Non-Debt Fund Affiliates may not exceed 20% of the then aggregate outstanding principal amount of Term Loans;

(v)	no Affiliated Lender in its capacity as such, will be entitled to bring actions against the Administrative Agent, in its role as such (except with respect to any claim that the Administrative Agent is treating such Affiliated Lender, in its capacity as a Lender, in a disproportionate manner relative to other Lenders that are not Non-Debt Fund Affiliates), or receive advice of counsel or other advisors to the Administrative Agent or any other Lenders or challenge the attorney client privilege of their respective counsel;

(vi)	the portion of any Loans held by Debt Fund Affiliates in the aggregate in excess of 49.9% of the amount of Loans and Commitments required to be held by Lenders in order for such Lenders to constitute “Required Lenders” shall be disregarded in determining Required Lenders at any time; and

(vii)	any Term Loan acquired by an Affiliated Lender may be contributed to Parent (whether through an Ultimate Parent Company or otherwise) and exchanged for debt or equity Securities of such Ultimate Parent Company or Parent that are otherwise permitted to be issued by such Person at such time in accordance with the terms hereof, and such Term Loans and all rights and obligations as a Term Loan Lender related thereto shall, for all purposes under this Agreement, the other Credit Documents and otherwise, be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect as of the date of such contribution.

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Each Affiliated Lender that is a Term Loan Lender hereunder agrees to comply with the terms of this Section 10.6(f) (notwithstanding that it may be granted access to the Platform or any other electronic site established for the Lenders by the Administrative Agent), and agrees that in any subsequent assignment of all or any portion of its Term Loans it shall identify itself in writing to the assignee as an Affiliated Lender prior to the execution of such assignment.

(g) Buybacks. Notwithstanding anything in this Agreement to the contrary, any Term Loan Lender may, at any time, assign all or a portion of its Term Loans on a non-pro rata basis to the Borrowers or Parent through open-market purchases or in accordance with a Dutch Auction, subject to the following limitations:

(i)	if any Borrower is the assignee, immediately and automatically, without any further action on the part of such Borrower, any Lender, the Administrative Agent or any other Person, upon the effectiveness of such assignment of Term Loans from a Term Loan Lender to such Borrower, such Term Loans and all rights and obligations as a Term Loan Lender related thereto shall, for all purposes under this Agreement, the other Credit Documents and otherwise, be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect and such Borrower shall neither obtain nor have any rights as a Term Loan Lender hereunder or under the other Credit Documents by virtue of such assignment;

(ii)	if Parent is the assignee, immediately and automatically, without any further action on the part of the Borrowers, Parent, any Lender, the Administrative Agent or any other Person, upon the effectiveness of such assignment of Term Loans from a Term Loan Lender to Parent, Parent shall automatically be deemed to have contributed the principal amount of such Term Loans, plus all accrued and unpaid interest thereon, to the Borrowers as common equity, and such Term Loans and all rights and obligations as a Term Loan Lender related thereto shall, for all purposes under this Agreement, the other Credit Documents and otherwise, be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect and Parent shall neither obtain nor have any rights as a Term Loan Lender hereunder or under the other Credit Documents by virtue of such assignment;

(iii)	no proceeds of any Revolving Loan or Swing Line Loan shall be used for any such assignment; and

(iv)	no Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such assignment.

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(h) Disqualified Institutions.

(i)	No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrowers have consented to such assignment in writing in their sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrowers of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this Section 10.6(h)(i) shall not be void, but the other provisions of this Section 10(h) shall apply.

(ii)	If any assignment or participation is made to any Disqualified Institution without the Borrowers’ prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrowers may, at their sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Credit Commitment of such Disqualified Institution and repay all obligations of the Borrowers owing to such Disqualified Institution in connection with such Revolving Credit Commitment, (B) in the case of outstanding Term Loans held by Disqualified Institutions, purchase or prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such (or if less, any) Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (C) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.6), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution (or if less, any) paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

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(iii)	Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrowers, any Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and/or the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to any Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Credit Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any Plan, each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan, (2) if such Disqualified Institution does vote on such Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)	The Administrative Agent shall have the right, and the Borrowers hereby expressly authorize the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrowers and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.

(i) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.7 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18(c), 2.19, 2.20, 10.2, 10.3 and 10.4 and the agreements of the Lenders set forth in Sections 2.17, 2.20, 2.21, 2.22, 9.3(b), 9.6 and 9.11 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.

10.9 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents, any Secured Swap Contracts or any Cash Management Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

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 10.10 Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to the Administrative Agent, any Issuing Bank or any Lender (or to the Administrative Agent, on behalf of the Lenders or any Issuing Bank), or any Agent, any Issuing Bank or any Lender enforces any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11 Severability. If any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12 Obligations Several; Independent Nature of the Lenders’ Rights. The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14 Governing Law. This Agreement and the other Credit Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Credit Document (except, as to any other Credit Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

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10.15 Consent to Jurisdiction. The Borrowers and each other Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Agent, any Lender, any Issuing Bank, or any Related Party of the foregoing in any way relating to this Agreement or any other Credit Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that each Agent, any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Credit Party or its properties in the courts of any jurisdiction. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to herein. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

10.16 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IF LITIGATION OCCURS, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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10.17 Confidentiality. Each of the Agents, each of the Lenders and each Issuing Bank (each, a “Lender Party”) shall hold all non-public information regarding Parent and its Subsidiaries and their business obtained by any Lender Party pursuant to the requirements hereof or otherwise from or on behalf of Sponsor or Parent or any of their Affiliates or representatives, in accordance with its customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrowers that, in any event, each Lender Party (a) may make disclosures of such non-public information (i) to its Affiliates and to such Lender Party’s and its Affiliates’ respective employees, legal counsel, independent auditors and other experts or agents and advisors or to such Lender Party’s current or prospective funding sources and to other Persons authorized by such Lender Party to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17 (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential); (ii) to any actual or potential assignee, transferee, Participant or Securitization Party (in each case that is not a Disqualified Institution) of any rights, benefits, interests and/or obligations under this Agreement or to any direct or indirect contractual counterparties (or the professional advisors thereto) in swap or derivative transactions related to the Obligations (it being understood that (A) the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential and (B) the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (ii)); (iii) to (A) any rating agency in connection with rating the Borrowers or the Restricted Subsidiaries or the Loans and/or the Commitments or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans; (iv) as required or requested by any regulatory authority purporting to have jurisdiction over such Lender Party or its Affiliates (including any self-regulatory authority, such as the NAIC); provided, unless prohibited by applicable Law or court order, each Lender Party shall make reasonable efforts to notify the Borrower Representative of any request by such regulatory authority (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender Party by such regulatory authority) for disclosure of any such non-public information prior to the actual disclosure thereof; (v) to the extent required by order of any court, governmental agency or representative thereof or in any pending legal or administrative proceeding, or otherwise as required by applicable Law or judicial process; provided, unless prohibited by applicable Law or court order, each Lender Party shall make reasonable efforts to notify the Borrower Representative of such required disclosure prior to the actual disclosure of such non-public information; (vi) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (vii) for purposes of establishing a “due diligence” defense, (viii) with the consent of the Borrower Representative, or (ix) to the extent such information (A) becomes publicly available other than as a result of a breach of this Section 10.17 or any confidentiality obligation described in clause (i) or (ii) of this Section 10.17(a), (B) becomes available to such Lender Party or any of its Affiliates on a non-confidential basis from a source other than Sponsor, a Credit Party or an Affiliate or representative of either thereof, or (C) is independently developed by such Lender Party; (b) may disclose the existence of this Agreement and customary marketing information about this Agreement to market data collectors and similar services providers to the lending industry (including for league table designation purposes) and to service providers to such Lender Party in connection with the administration and management of this Agreement and the other Credit Documents; and (c) may (at its own expense) place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, in the form of a “tombstone” or otherwise describing the names of the Borrowers or the Sponsor, and the type and closing date (but not amount) with respect to the transactions contemplated hereby.

10.18 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable Law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrowers shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrowers to conform strictly to any applicable usury Laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrowers.

10.19 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

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10.20 Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

10.21 Integration. This Agreement and the other Credit Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

10.22 No Fiduciary Duty. Each Agent, each Issuing Bank, each Lender and their Affiliates (collectively, the “Lender Affiliated Parties”), may have economic interests that conflict with those of the Credit Parties, and each Credit Party acknowledges and agrees (a) nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lender Affiliated Parties and each Credit Party, its stockholders or its Affiliates; (b) the transactions contemplated by the Credit Documents are arm’s-length commercial transactions between the Lender Affiliated Parties, on the one hand, and each Credit Party, on the other; (c) in connection therewith and with the process leading to such transaction each of the Lender Affiliated Parties is acting solely as a principal and not the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person; (d) none of the Lender Affiliated Parties has assumed an advisory or fiduciary responsibility in favor of any Credit Party with respect to the transactions contemplated hereby or the process leading thereto (regardless of whether any of the Lender Affiliated Parties or any of their respective Affiliates has advised or is currently advising any Credit Party on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents; (e) each Credit Party has consulted its own legal and financial advisors to the extent it deemed appropriate; (f) each Credit Party is responsible for making its own independent judgment with respect to such transactions and the process leading thereto; and (g) no Credit Party will claim that any of the Lender Affiliated Parties has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to any Credit Party, in connection with such transaction or the process leading thereto.

10.23 PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Credit Parties that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Credit Parties in accordance with the PATRIOT Act.

10.24 Judgment Currency. In respect of any judgment or order given or made for any amount due under this Agreement or any other Credit Document that is expressed and paid in a currency (the “judgment currency”) other than the currency in which it is expressed to be payable under this Agreement or other Credit Document, the party hereto owing such amount due will indemnify the party due such amount against any loss incurred by them as a result of any variation as between (a) the rate of exchange at which the United States dollar amount is converted into the judgment currency for the purpose of such judgment or order and (b) the rate of exchange, as quoted by the Administrative Agent or by a known dealer in the judgment currency that is designated by the Administrative Agent, at which the Administrative Agent, such Issuing Bank or such Lender is able to purchase Dollars with the amount of the judgment currency actually received by the Administrative Agent, such Issuing Bank or such Lender. The foregoing indemnity shall constitute a separate and independent obligation of the applicable party and shall survive any termination of this Agreement and the other Credit Documents, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into Dollars.

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10.25 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

NRC US HOLDING COMPANY, LLC, as a Borrower

By:	/s/ Glenn M. Shor
Name: Glenn M. Shor
Title: Secretary

SPRINT ENERGY SERVICES, LLC, as a Borrower

By:	/s/ Philip Bowman
Name: Philip Bowman
Title: Chief Financial Officer

NRC GROUP HOLDINGS, LLC

By:	/s/ Glenn M. Shor
Name: Glenn M. Shor
Title: Assistant Secretary

JFL-NRC HOLDINGS, LLC
NATIONAL RESPONSE CORPORATION
NRC ENVIRONMENTAL SERVICES INC.
OSRV HOLDINGS, INC.
NRC PAYROLL MANAGEMENT LLC
NRC ALASKA, LLC
SPECIALIZED RESPONSE SOLUTIONS, L.P.

By:	/s/ Glenn M. Shor
Name: Glenn M. Shor
Title: Secretary

SES HOLDCO, LLC

SPRINT KARNES COUNTY DISPOSAL LLC

By:	/s/ Glenn M. Shor
Name: Glenn M. Shor
Title: Vice President

[Signature Page Credit and Guaranty Agreement]

ENPRO HOLDINGS GROUP, INC.
ENPRO SERVICES OF MAINE, INC.
ENPRO SERVICES OF VERMONT, INC.
TMC SERVICES, INC.

By:	/s/ Paul Taveira
Name: Paul Taveira
Title: President

PROGRESSIVE ENVIRONMENTAL SERVICES, INC.
SOUTHERN WASTE, INC.
EAGLE CONSTRUCTION AND ENVIRONMENTAL SERVICES, LLC

By:	/s/ Glenn M. Shor
Name: Glenn M. Shor
Title: Treasurer and Assistant Secretary

NRC NY ENVIRONMENTAL SERVICES, INC.
NRC EAST ENVIRONMENTAL SERVICES, INC.

By:	/s/ Paul Taveira
Name: Paul Taveira
Title: President and CEO

[Signature Page Credit and Guaranty Agreement]

BNP PARIBAS, as Administrative Agent, Collateral Agent, Swing Line Lender, Issuing Bank and a Lender

By:	/s/ Michael Colias
Name: Michael Colias
Title: Managing Director

By:	/s/ Davin Engelson
Name: Davin Engelson
Title: Director

[Signature Page Credit and Guaranty Agreement]

APPENDIX A-1
TO CREDIT AND GUARANTY AGREEMENT

Initial Term Loan Commitments

Lender	Initial Term Loan Commitment	Pro Rata Share
BNP Paribas	$308,000,000.00	$100.0%
Total	$308,000,000.00	100%

A-1, page 1

APPENDIX A-2
TO CREDIT AND GUARANTY AGREEMENT

Revolving Credit Commitments

Lender	Revolving Credit Commitment	Pro Rata Share
BNP Paribas	$40,000,000.00	100.0%
Total	$40,000,000.00	100%

A-2, page 1

APPENDIX B
TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses

To any of the Credit Parties:

c/o NRC US HOLDING COMPANY, LLC

3500 Sunrise Hwy

Suite 200, Building 200

Great River, New York 11739-1001

Attention: Joseph Peterson; Jim Michaud

Telephone: 631.892.3432; 631.892.3441

Telecopy: 631.224.9082

Email: jpeterson@nrcc.com; jmichaud@nrcc.com

with a copy to:

J.F. Lehman & Company

110 East 59th Street, 27th Floor

New York, NY 10022

Attention: C. Alexander Harman and Glenn Shor

Telephone: 212.634.1152; 212.634.1184

Telecopy: 212.634.1155

Email: cah@jflpartners.com; gms@jflpartners.com

and a copy to:

Jones Day

250 Vesey Street

New York, NY 10281-1047

Attention: Charles N. Bensinger III

Telecopy: 212.326.3797

Email: cnbensinger@jonesday.com

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BNP Paribas,

as Administrative Agent, Collateral Agent, Swing Line Lender,

Issuing Bank and a Lender

Payment Office:

BNP Paribas RCC

Regional Agency

2001 Robert-Bourassa, Montreal, QC H3A 2A6

Attention: Yu Shan Cui

Telephone: (514) 908-5755

Telecopy: (201) 616-7912

Email: dl.nyk.regional.agency@ca.bnpparibas.com

Notice Office:

BNP PARIBAS

787 Seventh Avenue

New York, NY 10019

Attention: Charles Romano / Daier Song

Telephone: (212) 841-2968 / (917) 472-4789

Email: charles.romano@us.bnpparibas.com / daier.song@us.bnpparibas.com with a copy to:

BNP Paribas

155 N Wacker Dr., Ste. 4450

Chicago, IL 60606

Attention: Michael Colias

Telephone: 312-977-2235

Telecopy: 815-824-4326

Email: michael.colias@us.bnpparibas.com

and a copy to (other than Funding Notices, Issuance Notices and Conversion/Continuation Notices):

Winston & Strawn LLP
200 Park Avenue
New York, New York 10166
Attention: Mats G. Carlston
Telephone: 212-294-6696
Telecopy: 212-294-4700
Email: mcarlston@winston.com

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APPENDIX C
TO CREDIT AND GUARANTY AGREEMENT

Dutch Auction Procedures

This outline is intended to summarize certain basic terms of procedures with respect to certain Borrower buy-backs pursuant to and in accordance with the terms and conditions of Section 10.6(g) of the Credit Agreement to which this Appendix C is attached. It is not intended to be a definitive list of all of the terms and conditions of a Dutch Auction and all such terms and conditions shall be set forth in the applicable auction procedures documentation set for each Dutch Auction (the “Offer Documents”). None of the Administrative Agent, BNP Paribas Securities Corp. (or, if BNP Paribas Securities Corp. declines to act in such capacity, an investment bank of recognized standing selected by the Borrower Representative) (the “Auction Manager”) or any of their respective Affiliates makes any recommendation pursuant to the Offer Documents as to whether or not any Term Loan Lender should sell by assignment any of its Term Loans pursuant to the Offer Documents (including, for the avoidance of doubt, by participating in the Dutch Auction as a Term Loan Lender) or whether or not the Borrowers should purchase by assignment any Term Loans from any Term Loan Lender pursuant to any Dutch Auction. Each Term Loan Lender should make its own decision as to whether to sell by assignment any of its Term Loans and, if so, the principal amount of and price to be sought for such Term Loans. In addition, each Term Loan Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning any Dutch Auction and the Offer Documents. Capitalized terms not otherwise defined in this Appendix C have the meanings assigned to them in the Credit Agreement.

Summary. The Borrowers may purchase (by assignment) Term Loans on a non-pro rata basis by conducting one or more Dutch Auctions pursuant to the procedures described herein; provided, no more than one Dutch Auction may be ongoing at any one time and no more than two Dutch Auctions may be made in any period of four consecutive Fiscal Quarters of the Borrowers.

1. Notice Procedures. In connection with each Dutch Auction, the Borrower Representative will notify the Auction Manager (for distribution to the Term Loan Lenders) of the Term Loans that will be the subject of the Dutch Auction by delivering to the Auction Manager a written notice in form and substance reasonably satisfactory to the Auction Manager (an “Auction Notice”). Each Auction Notice shall contain (i) the maximum principal amount of Term Loans the Borrowers are willing to purchase (by assignment) in the Dutch Auction (the “Auction Amount”), which shall be no less than $10,000,000 or an integral multiple of $1,000,000 in excess of thereof, (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000 of Term Loans, at which the Borrowers would be willing to purchase Term Loans in the Dutch Auction and (iii) the date on which the Dutch Auction will conclude, on which date Return Bids (as defined below) will be due at the time provided in the Auction Notice (such time, the “Expiration Time”), as such date and time may be extended upon notice by the Borrower Representative to the Auction Manager not less than 24 hours before the original Expiration Time. The Auction Manager will deliver a copy of the Offer Documents to each Term Loan Lender promptly following completion thereof.

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2. Reply Procedures. In connection with any Dutch Auction, each Term Loan Lender holding Term Loans wishing to participate in such Dutch Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation in form and substance reasonably satisfactory to the Auction Manager (the “Return Bid”) to be included in the Offer Documents, which shall specify (i) a discount to par that must be expressed as a price per $1,000 of Term Loans (the “Reply Price”) within the Discount Range and (ii) the principal amount of Term Loans, in an amount not less than $1,000,000, that such Term Loan Lender is willing to offer for sale at its Reply Price (the “Reply Amount”); provided, each Term Loan Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount equals the entire amount of the Term Loans held by such Term Loan Lender at such time. A Term Loan Lender may only submit one Return Bid per Dutch Auction, but each Return Bid may contain up to three component bids, each of which may result in a separate Qualifying Bid (as defined below) and each of which will not be contingent on any other component bid submitted by such Term Loan Lender resulting in a Qualifying Bid. In addition to the Return Bid, a participating Term Loan Lender must execute and deliver, to be held by the Auction Manager, an assignment and acceptance in the form included in the Offer Documents which shall be in form and substance reasonably satisfactory to the Auction Manager and the Administrative Agent (the “Auction Assignment and Acceptance”). The Borrowers will not purchase any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price (as defined below).

3. Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Borrower Representative, will calculate the lowest purchase price (the “Applicable Threshold Price”) for the Dutch Auction within the Discount Range for the Dutch Auction that will allow the Borrowers to complete the Dutch Auction by purchasing the full Auction Amount (or such lesser amount of Term Loans for which the Borrowers have received Qualifying Bids). The Borrowers shall purchase (by assignment) Term Loans from each Term Loan Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”). All Term Loans included in Qualifying Bids received at a Reply Price lower than the Applicable Threshold Price will be purchased at a purchase price equal to the applicable Reply Price and shall not be subject to proration. If a Term Loan Lender has submitted a Return Bid containing multiple component bids at different Reply Prices, then all Term Loans of such Term Loan Lender offered in any such component bid that constitutes a Qualifying Bid with a Reply Price lower than the Applicable Threshold Price shall also be purchased at a purchase price equal to the applicable Reply Price and shall not be subject to proration.

4. Proration Procedures. All Term Loans offered in Return Bids (or, if applicable, any component bid thereof) constituting Qualifying Bids equal to the Applicable Threshold Price will be purchased at a purchase price equal to the Applicable Threshold Price; provided, if the aggregate principal amount of all Term Loans for which Qualifying Bids have been submitted in any given Dutch Auction equal to the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term Loans purchased below the Applicable Threshold Price), the Borrowers shall purchase the Term Loans for which the Qualifying Bids submitted were at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount up to the amount necessary to complete the purchase of the Auction Amount. For the avoidance of doubt, no Return Bids (or any component thereof) will be accepted above the Applicable Threshold Price.

5. Notification Procedures. The Auction Manager will calculate the Applicable Threshold Price no later than the five (5) Business Days after the date that the Return Bids were due. The Auction Manager will insert the amount of Term Loans to be assigned and the applicable settlement date determined by the Auction Manager in consultation with the Borrower Representative onto each applicable Auction Assignment and Acceptance received in connection with a Qualifying Bid. Upon written request of the submitting Term Loan Lender, the Auction Manager will promptly return any Auction Assignment and Acceptance received in connection with a Return Bid that is not a Qualifying Bid.

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6. Additional Procedures. Once initiated by an Auction Notice, the Borrowers may withdraw a Dutch Auction by written notice to the Auction Manager no later than 24 hours before the original Expiration Time so long as no Qualifying Bids have been received by the Auction Manager at or prior to the time the Auction Manager receives such written notice from the Borrower Representative. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled; provided, a Term Loan Lender may modify a Return Bid at any time prior to the Expiration Time solely to reduce the Reply Price included in such Return Bid. However, a Dutch Auction shall become void if the Borrowers fail to satisfy one or more of the conditions to the purchase of Term Loans set forth in, or to otherwise comply with the provisions of Section 10.6 (g) of the Credit Agreement. The purchase price for all Term Loans purchased in a Dutch Auction shall be paid in cash by the Borrowers directly to the respective assigning Term Loan Lender on a settlement date as determined by the Auction Manager in consultation with the Borrower Representative (which shall be no later than ten (10) Business Days after the date Return Bids are due), along with accrued and unpaid interest (if any) on the applicable Term Loans up to the settlement date. The Borrowers shall execute each applicable Auction Assignment and Acceptance received in connection with a Qualifying Bid.

All questions as to the form of documents and validity and eligibility of Term Loans that are the subject of a Dutch Auction will be determined by the Auction Manager, in consultation with the Borrower Representative, and the Auction Manager’s determination will be conclusive, absent manifest error. The Auction Manager’s interpretation of the terms and conditions of the Offer Document, in consultation with the Borrower Representative, will be final and binding.

None of the Administrative Agent, the Auction Manager, any other Agent or any of their respective Affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Borrowers, the Restricted Subsidiaries or any of their Affiliates contained in the Offer Documents or otherwise or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.

The Auction Manager acting in its capacity as such under a Dutch Auction shall be entitled to the benefits of the provisions of Sections 9, 10.2 and 10.3 of the Credit Agreement to the same extent as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, each reference therein to the “Credit Documents” were a reference to the Offer Documents, the Auction Notice and Auction Assignment and Acceptance and each reference therein to the “Transactions” were a reference to the transactions contemplated hereby and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Dutch Auction.

This Appendix C shall not require Parent or any Restricted Subsidiary to initiate any Dutch Auction, nor shall any Term Loan Lender be obligated to participate in any Dutch Auction.

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